Exhibit 10.2

LOAN AGREEMENT

between

1100 West Properties, LLC,

a Delaware limited liability company

as Borrower

The Lenders Party Hereto

as Lenders

and

Eurohypo AG, New York Branch

as Administrative Agent

Date:      As of August 8, 2006

i

v

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	-	LEGAL DESCRIPTION OF PROJECT

EXHIBIT B	-	SOURCES AND USES BUDGET

EXHIBIT C	-	FORM OF NOTE

EXHIBIT D	-	FORM OF ASSIGNMENT AND ACCEPTANCE

EXHIBIT E	-	FORM OF NOTICE OF CONVERSION/CONTINUATION

SCHEDULE 1(a)	-	COMMITMENTS

SCHEDULE 1(b)	-	MINIMUM SALES PRICE SCHEDULE

SCHEDULE 1(c)	-	UNIT RELEASE SCHEDULE

SCHEDULE 2.1	-	ADVANCE CONDITIONS

SCHEDULE 2.4(1)	-	WIRE INSTRUCTIONS

SCHEDULE 7.22(b)		RENT ROLL

SCHEDULE 7.27	-	ORGANIZATIONAL CHART

SCHEDULE 9.24(a)		REQUIRED REPAIRS

SCHEDULE 14.2	-	SCHEDULE OF BUILDING CONVERSION DOCUMENTS

SCHEDULE 14.2(9)	-	FORM OF CONDO OPINION

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of August 8, 2006 among 1100 WEST PROPERTIES, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“Borrower”); each of the lenders that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereof and each lender that becomes a “Lender” after the date hereof pursuant to Section 12.24(2) (individually, a “Lender” and, collectively, the “Lenders”); and EUROHYPO AG, NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1                                   Certain Definitions.  As used herein, the following terms have the meanings indicated:

(1)                                  “Access Laws” has the meaning assigned in Section 9.21(1).

(2)                                  “Additional Costs” has the meaning assigned in Section 2.8(1)(a).

(3)                                  “Adjusted Libor Rate” means, for any Interest Period for any Eurodollar Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) determined by the Administrative Agent to be equal to the Libor Rate for such Interest Period divided by one (1) minus the Reserve Requirement (if any) for such Interest Period.

(4)                                  “Adjusted Operating Expenses” means Operating Expenses as determined and adjusted by the Administrative Agent in accordance with its then current audit policies and procedures.

(5)                                  “Adjusted Operating Revenues” means Operating Revenues as determined and adjusted by the Administrative Agent in accordance with its then current audit policies and procedures.

(6)                                  “Advance Conditions” means those conditions listed in Schedule 2.1 attached hereto and made a part hereof.

(7)                                  “Advance Date” has the meaning assigned in Section 2.7(6).

(8)                                  “Advanced Amount” has the meaning assigned in Section 16.12(2).

(9)                                  “Affiliate” means with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust.  For purposes of this definition, any Person that owns directly or indirectly securities having ten percent (10%) or more of the voting power for the election of directors or other governing body of a corporation or thirty-five percent (35%) or more of the partnership, membership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to Control such corporation or other Person.  Notwithstanding the foregoing, no individual shall be an Affiliate solely by reason of his or her being a director, officer, trustee or employee of Borrower.

(10)                            “Agreement” means this Loan Agreement, as amended from time to time.

(11)                            “Annual Operating Budget” has the meaning assigned in Section 8.4.

(12)                            “Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

(13)                            “Applicable Law” means collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

(14)                            “Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the respective signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

(15)                            “Applicable Margin” has the meaning set forth in the Notes.

(16)                            “Appraisal” means an appraisal of the Project prepared by an appraiser reasonably satisfactory to the Administrative Agent, which appraisal must also (a) satisfy the requirements of Title XI of the Federal Institution Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder (including the appraiser with respect thereto) and (b) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(17)                            “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(18)                            “Arranger” means Eurohypo AG, New York branch.

(19)                            “Assignment and Acceptance” means an Assignment and Acceptance, duly executed by the parties thereto, in substantially the form of Exhibit D hereto and consented to by the Administrative Agent in accordance with Section 12.24(2).

(20)                            “Assignment of Contracts” means that certain Collateral Assignment of Contracts, Development Rights, Licenses, Permits, Warranties and Guaranties executed by Borrower for the benefit of the Administrative Agent (on behalf of the Lenders) of even date, as the same may be modified, amended and/or supplemented from time to time.

(21)                            “Assignment of Rents and Leases” means the Assignment of Rents and Leases, executed by Borrower for the benefit of the Administrative Agent (on behalf of the Lenders), and pertaining to leases of space in the Project, as the same may be modified, amended and/or supplemented from time to time.

(22)                            “Association” means the association to be formed pursuant to the Declaration.

(23)                            “Authorized Officer” means with respect to Borrower or Sole Member, an officer of Sanctuary Management who has knowledge of the financial affairs of Borrower or Sole Member and with respect to Morgans LLC an officer who holds the title of controller or chief financial officer or an equivalent title.

(24)                            “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended from time to time.

(25)                            “Bankruptcy Party” has the meaning assigned in Section 10.9.

(26)                            “Base Rate” means, for any day, a rate per annum equal to the Prime Rate for such day.  Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

(27)                            “Base Rate Loans” means Loans that bear interest at rates based upon the Base Rate.

(28)                            “Basle Accord” means the proposals for risk based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

(29)                            “Boat Slip” or “Boat Slips” means any one or more of the boat slips located adjacent to the Project.

(30)                            “Borrower Party” means any Joinder Party, any Guarantor and the Sole Member.

(31)                            “Broker” has the meaning assigned in Section 12.25.

(32)                            “Building Conversion” means the conversion of the Project from a rental building to a hotel condominium building in accordance with the terms of this Agreement.

(33)                            “Building Conversion Conditions” has the meaning assigned in Section 14.2.

(34)                            “Building Conversion Date” means the date upon which the later of the following occurs:  the Public Offering Statement with respect to the Project has been filed with the State of Florida, and the sale of the first Unit as a residential condominium unit in accordance with the provisions of this Agreement has closed.

(35)                            “Building Conversion Documents” has the meaning assigned in Section 14.2(10).

(36)                            “Business Day” means (a) any day other than a Saturday, a Sunday, or other day on which commercial banks located in New York City are authorized or required by Applicable Law to remain closed and (b) in connection with a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment or Conversion, the term “Business Day” shall also exclude a day on which banks are not open for dealings in Dollar deposits in the London interbank market.

(37)                            “Cash Management Account” has the meaning assigned in the Cash Management Agreement.

(38)                            “Cash Management Agreement” means that certain Cash Management and Security Agreement to be executed, dated and delivered by Borrower, the Administrative Agent (on behalf of the Lenders) and the Depository Bank on the Closing Date, as the same may be modified, amended and/or supplemented from time to time.

(39)                            “Casualty/Taking Account” has the meaning assigned to such term in the Cash Management Agreement.

(40)                            “Change of Control” shall mean: (a) any event, including, without limitation, the sale, transfer, issuance, assignment, pledge or encumbrance in one or more transactions, of any direct or indirect beneficial ownership interests in the Borrower, which results in (i) any Person, other than Sole Member, owning or encumbering any of the membership interests in, or rights to distributions from, Borrower; (ii) any Person other than the Sole Member having the responsibility for managing and administering the day-to-day business and affairs of, or otherwise Controlling, the Borrower, (iii) any Person other than MMI or Sanctuary West, owning or encumbering any of the membership interests in, or rights to distributions from, Sole Member, or (iv) any Person other than MMI or Sanctuary West Avenue, LLC having the responsibility for managing and administering the day-to-day business and affairs of, or otherwise Controlling, the Sole Member; or (b) Morgans Public no longer directly or indirectly (i) owning (free of any encumbrance) at least 51% of the ownership interests in and rights to distributions from the MMI and owning at least 51% of the ownership interests in and rights to distributions from the Morgans LLC, (ii) having responsibility for managing and administering the day-to-day business and affairs of MMI or Morgans LLC, or (iii) in any other respects, any Person other than Morgans Public directly or indirectly Controlling MMI or Morgans LLC; or (c) Galbut or members of his immediate family (including parents, spouse, children and siblings) no longer directly or indirectly (i) owning at least 51% of the ownership interests in and rights to distributions from Sanctuary Avenue, Sanctuary Holdings or Sanctuary Management, (ii) having responsibility for managing and administering the day-to-day business and affairs of Sanctuary Avenue, Sanctuary Holdings or Sanctuary Management, or (iii) in any other respects, any Person other than Galbut directly or indirectly Controlling Sanctuary Avenue, Sanctuary Holdings or Sanctuary Management.  A “Change of Control” shall not be deemed to have occurred solely as a result of (w) the transfer of membership interests in Sole Member between MMI and Sanctuary West, so long as MMI and/or Sanctuary West continue to own 100% of the membership interests in Sole Member and to Control Sole Member; (x) transfers of ownership interests Morgans Public; or (y) transfers by Galbut of ownership interests in Sanctuary Avenue, Sanctuary Holdings or Sanctuary Management for estate planning purposes to family members of Galbut or one or more trusts of the benefit of such immediate family members, provided that after giving effect to such transfer Galbut shall continue to have responsibility for managing and administering the day-to-day business and affairs of, and otherwise continue to Control, Sanctuary Avenue, Sanctuary Holdings or Sanctuary Management; or (z) as a result of Galbut’s passing away, he no longer Controls Sanctuary Avenue, Sanctuary Holdings or Sanctuary Management, so long as Keith Menin, Daniel Galbut, Seth Froelich or the personal representative of the estate of Galbut Controls Sanctuary Avenue, Sanctuary Holdings and Sanctuary Management.

(41)                            As used in this definition, “Control” of one Person (the “controlled Person”) by another Person (the “controlling Person”) shall mean the possession, directly or indirectly, by the controlling Person of the power or ability to direct or cause the direction of the management or policies of the controlled Person, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).

(42)                            “Clearing Account” has the meaning assigned in the Cash Management Agreement.

(43)                            “Clearing Account Agreement” means the Clearing Account Agreement among Borrower, the Administrative Agent and the Clearing Bank pertaining to the Clearing Account, as the same may be modified, amended and/or supplemented and in effect from time to time.

(44)                            “Clearing Bank” has the meaning assigned to such term in the Clearing Account Agreement.

(45)                            “Closing Date” has the meaning assigned in Section 2.1(2).

(46)                            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(47)                            “Commitment” means, as to each Lender, the obligation of such Lender to make a Loan in a principal amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 1(a) under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 12.24(2), as specified in the respective instrument of assignment pursuant to which such assignment is effected.  The original aggregate principal amount of the Commitments is One Hundred Twenty Four Million and No/100 Dollars ($124,000,000).

(48)                            “Condominium Act” means Chapter 718 of the Florida Statutes, as amended.

(49)                            “Condominium Escrow” means that certain condominium escrow held pursuant to the Condominium Escrow Agreement.

(50)                            “Condominium Escrow Agreement” means the condominium escrow agreement between Borrower and Escrow Agent.

(51)                            “Constituent Documents” has the meaning assigned in Section 9.17(1).

(52)                            “Construction Budget” has the meaning assigned in Section 14.2(3).

(53)                            “Continue” “Continuation” and “Continued” refer to the continuation pursuant to Section 2.2 of (a) a Eurodollar Loan from one Interest Period to the next Interest Period or (b) a Base Rate Loan at the Base Rate.

(54)                            “Contract Price” means the Purchase Price of a Unit as set forth in a Qualified Purchase Contract (net of any credits to the purchaser), not including any amounts for any build-out or improvements in excess of Standard Unit Finish.

(55)                            “Control” of one Person (the “controlled Person”) by another Person (the “controlling Person”) means the possession, directly or indirectly, by the controlling Person of the power or ability to direct or cause the direction of the management or policies of the controlled Person, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).

(56)                            “Convert” “Conversion” and “Converted” means, with respect to any Type of Loan, a conversion pursuant to the terms of this Agreement of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

(57)                            “Debt” means, for any Person, without duplication:  (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners, members (or other equity holders) or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

(58)                            “Debt Service” means the aggregate interest, fixed principal, and other payments due under the Loans, and on any other outstanding Debt relating to the Project which is permitted by the Administrative Agent and designated by the Administrative Agent for inclusion in this category, for the period of time for which calculated, but excluding payment of the Release Price, amounts payable to Lenders from Net Operating Cash Flow for principal amortization pursuant to Section 2.4(2) herein, and amounts payable to Lender from Net Sales Cash Flow.

(59)                            “Debt Service Account” has the meaning assigned in the Cash Management Agreement.

(60)                            “Declarant” has the meaning assigned in Section 9.17(1).

(61)                            “Declaration” means the condominium declaration to be recorded in the public records upon Building Conversion that will subject the Project to the condominium form of ownership.

(62)                            “Default Rate” means a rate per annum equal to five percent (5%) plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans, provided that, with respect to principal of a Eurodollar Loan, the “Default Rate” shall be the greater of (a) five percent (5%) plus the interest rate for such Loan as provided in Section 2.3 and (b) the rate provided for above in this definition; provided, however, that in no event shall the Default Rate exceed the maximum rate allowed by Applicable Law.

(63)                            “Defaulting Lender” has the meaning assigned in Section 16.12(1).

(64)                            “Depository Bank” has the meaning assigned to such term in the Cash Management Agreement.

(65)                            “Distribution” means, other than payments which are expressly permitted to be made pursuant to this Agreement, any of the following:  (a) the payment by any Person of any Distributions or other payments to its shareholders, members or partners; (b) the declaration or payment of any dividend on or in respect of shares of any class of capital stock of, membership interest in, or partnership interest in, any Person; (c) the purchase or other retirement of any shares of any class of capital stock of, membership interest in, or partnership interest in, any Person, directly or indirectly through a subsidiary or otherwise; (d) the return of capital by any Person to its shareholders, members, or partners;  or (e) any other payment on or in respect of any shares of any class of capital stock of, membership interest in, or partnership interest in, any Person.

(66)                            “Dollars” and “$” means lawful money of the United States of America.

(67)                            “Eligible Assignee” means any of (a) a commercial bank organized under the laws of the United States, or any State thereof, and having (i) total assets in excess of

$1,000,000,000 and (ii) a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (i) total assets in excess of $1,000,000,000 and (ii) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (c) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (d) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower Party or directly or indirectly an Affiliate of any Borrower Party) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (i) total assets of at least $1,000,000,000 and (ii) a net worth of at least $250,000,000; (e) an Approved Fund; or (f) or a Related Entity of Eurohypo.

(68)                            “Environmental Claim” has the meaning assigned in Section 5.1(1).

(69)                            “Environmental Laws” has the meaning assigned in Section 5.1(2).

(70)                            “Environmental Liens” has the meaning assigned in Section 5.3(4).

(71)                            “Environmental Losses” has the meaning assigned in Section 5.1(4).

(72)                            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations promulgated thereunder.

(73)                            “Escrow Agent” means an escrow agent as may be reasonably approved by Administrative Agent.

(74)                            “Eurodollar Loans” means Loans that bear interest at rates based on rates referred to in the definition of “Libor Rate”.

(75)                            “Eurohypo” means Eurohypo AG, New York Branch.

(76)                            “Event of Default” has the meaning assigned in Article 10.

(77)                            “FNMA” means the Federal National Mortgage Association.

(78)                            “Franchise Fee” means the franchise fee payable to Hotel Manager as hotel operator upon the sale of a Unit, which shall be in the amount of one percent (1%) of the Purchase Price of such Unit up to that portion of the gross sales price attributable to a gross sales price of $800 per square foot, and ten percent (10%) of the Units’ gross sales price attributable to a sales price greater than $800 per square foot.

(79)                            “Galbut” means Abraham Galbut, an individual.

(80)                            “Government Lists” means (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that is included in “Governmental Lists”, or (c) any similar list maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America.

(81)                            “Guarantee” means any instruments of guaranty (including the Joinder and the Limited Guarantee) now or hereafter delivered to the Administrative Agent (for the benefit of the Lenders) in connection with the Loans.

(82)                            “Guarantors” means the Persons, including the Joinder Parties, executing a Guarantee.

(83)                            “Hazardous Materials” has the meaning assigned in Section 5.1(5).

(84)                            “Hazardous Substances Indemnity Agreement” means that certain Hazardous Substances Indemnity Agreement by Borrower and Joinder Parties in favor of the Administrative Agent and each of the Lenders, to be executed, dated and delivered to the Administrative Agent (on behalf of the Lenders) on the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.

(85)                            “Hotel Management Agreement” means that certain Hotel Management Agreement dated as of the date hereof between the Hotel Manager and Borrower with respect to the management of the Project as a hotel, as the same may from time to time hereafter be modified, amended or replaced in accordance with the terms of this Agreement.

(86)                            “Hotel Manager” means Morgans Hotel Group Management LLC, a Delaware limited liability company, or another hotel manager acceptable to the Administrative Agent.

(87)                            “Hotel Manager’s Consent” means the Hotel Manager’s Consent and Subordination Agreement executed, dated and delivered by (i) the Hotel Manager and Borrower to the Administrative Agent (on behalf of the Lenders) on the Closing Date and (ii) any successor Hotel Manager to Administrative Agent (on behalf of Lenders) prior to its appointment as Hotel Manager, as the same may be modified, amended and/or supplemented and in effect from time to time.

(88)                            “Improvements” has the meaning assigned in the Mortgage.

(89)                            “Indemnified Party” has the meaning assigned in Section 9.12.

(90)                            “Insurance Proceeds Deficiency” has the meaning assigned in Section 3.4(5).

(91)                            “Interest Holdback” has the meaning assigned in Section 2.1(3)(b).

(92)                            “Interest Period” means, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Base Rate Loan or (in the event of a Continuation) the last day of the immediately preceding Interest Period for such Loan and ending on the numerically corresponding day fourteen (14) days thereafter or in the first, second, third or sixth calendar month thereafter, as Borrower may select as provided in Section 2.7(5); provided that (a) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; (b) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); (c) except for an Interest Period having a duration of fourteen (14) days, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans; (d) in no event shall any Interest Period extend beyond the Maturity Date; and (e) there may be no more than five (5) separate Interest Periods in respect of Eurodollar Loans outstanding from each Lender at any one time.  The first Interest Period shall be the Stub Interest Period.

(93)                            “Interest Reserve Account” has the meaning assigned in the Cash Management Account.

(94)                            “Interest Reserve Fund” has the meaning assigned in Section 4.4(1).

(95)                            “Involuntary Proceeding” has the meaning assigned in Section 10.9.

(96)                            “Joinder” means the Joinder attached hereto.

(97)                            “Joinder Party” means the Persons executing the Joinder.

(98)                            “Jump-Start Holdback” has the meaning assigned in Section 2.1(3)(a).

(99)                            “Lease Requirement” means after the Building Conversion Date, the lease of Unsold Units pursuant to leases with third parties for market rents for terms of not less than ninety (90) days and not greater than twelve (12) months (with month-to-month renewals being allowed thereunder) so that the number of vacant Unsold Units held for sale is not greater than twenty percent (20%) of the Unsold Units.

(100)                      “Libor Rate” means, for any Interest Period for any Eurodollar Loan, the rate per annum appearing on Page 3750 of the Dow Jones Markets (Telerate) Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. London time on the date two (2) Business Days prior to the first day of such Interest Period as the rate for the offering of Dollar deposits having a term comparable to such Interest Period, provided that if such rate does not appear on such page, or if such page shall cease to be publicly available, or if the information contained on such page, in the reasonable judgment of the Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by the Administrative Agent, the Libor Rate for such Interest Period shall be determined from such substitute financial reporting service as the Administrative Agent in its discretion shall determine.

(101)                      “Licenses” has the meaning assigned in Section 7.19.

(102)                      “Lien” means any interest, or claim thereof, in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.

(103)                      “Limited Guarantee” means that certain Limited Guarantee executed by Galbut in favor of the Administrative Agent (on behalf of the Lenders) as the same may be modified, amended, and/or supplemented and in effect from time to time.

(104)                      “Limiting Regulation” means any law or regulation of any governmental authority, or any interpretation, directive or request under any such law or regulation (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental authority or monetary authority charged with the interpretation or administration thereof, or any internal bank policy resulting therefrom (applicable to loans made in the United States of America) which would or could in any way require a Lender to have the approval right contained in Section 9.1.

(105)                      “Loan Documents” means: (a) this Agreement (including the Joinder hereto), (b) the Notes, (c) the Mortgage, (d) the Assignment of Rents and Leases, (e) the Assignment of Contracts, (f) the Hazardous Substance Indemnity Agreement, (g) the Limited Guarantee, (h) the Cash Management Agreement, (i) the Clearing Account Agreement, (j) the Hotel Manager’s Consent, (k) the Project Manager’s Consent, (l) all Uniform Commercial Code financing statements, (m) such assignments of management agreements, contracts and other rights as may be required or requested by the Administrative Agent, (n) all other documents evidencing, securing, governing or otherwise pertaining to the Loans, and (o) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

(106)                      “Loan Transactions” has the meaning assigned in Section 2.7(4).

(107)                      “Loan Year” means the period between the date hereof and August 31, 2007, for the first Loan Year and the period between each succeeding September 1 and August 31, until the Maturity Date.

(108)                      “Loans” means the loans to be made by the Lenders to Borrower under this Agreement and all other amounts evidenced or secured by the Loan Documents.

(109)                      “Majority Lenders” means Lenders holding at least 66.67% of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least 66.67% of the Commitments.

(110)                      “Major Modification” means any modification to a Purchase Contract which (1) modifies in any manner the purchase price set forth therein; (2) reopens, reinstates or in any manner lengthens any applicable rescission period; (3) modifies the amount and/or timing of any deposit required thereunder; (4) extends or otherwise changes in any material respect the closing date set forth therein; (5) releases or otherwise consents to an assignment or transfer of the obligations of the named purchaser thereunder; (6) increases or modifies the Standard Unit Finish (unless the purchaser agrees in writing to pay the costs of such increases or modifications); or (7) otherwise materially modifies the terms of such Purchase Contract.

(111)                      “Mandatory Net Operating Cash Flow Installments” has the meaning assigned in Section 2.4(2).

(112)                      “Material Adverse Effect” means a material adverse effect, as unilaterally determined by the Administrative Agent, in its reasonable judgment and discretion, on (a) the Project or the business, operations, financial condition, prospects, liabilities or capitalization of Borrower, (b) the ability of Borrower, to perform its obligations under any of the Loan Documents to which it is a party, including the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, (c) the ability of any other Borrower Party to perform its obligations under any of the Loan Documents to which it is a party, (d) the validity or enforceability of any of the Loan Documents, or (e) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents.

(113)                      “Maturity Date” means the earlier of (a) August 1, 2009, or (b) any earlier date on which all of the Loans are required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

(114)                      “Minimum Sales Price” means the minimum sales price for the sale of a Unit, as set forth on the Minimum Sales Price Schedule, which shall average not less than $800.00 per square foot.

(115)                      “Minimum Sales Price Schedule” means the schedule attached hereto as Schedule 1(b).

(116)                      “Model Purchase Contract” means the form of purchase contract for the sale of Units which shall be received and approved by the Administrative Agent, which approval shall not be unreasonably withheld.

(117)                      “Mold” has the meaning assigned in Section 5.1(6).

(118)                      “MMI” means Mondrian Miami Investment LLC, a Delaware limited liability company.

(119)                      “Morgans LLC” means the Morgans Group LLC, a Delaware limited liability company.

(120)                      “Morgans Public” means the Morgans Hotel Group Co., a Delaware corporation.

(121)                      “Mortgage” means the Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents, executed by Borrower in favor of the Administrative Agent (on behalf of the Lenders), covering the Project and any amendments, modifications, renewals, substitutions, consolidations, severances and replacements thereof.

(122)                      “Net Operating Cash Flow” means, for any period, the amount by which Operating Revenues exceeds the sum of (a) Operating Expenses, (b) Debt Service exclusive of amortization, (c) any actual payment into impounds, escrows, or reserves required by the Administrative Agent, except to the extent included within the definition of Operating Expenses, and (d) amounts paid for capital expenditures to the Project paid from the rental income of the Project and not from disbursements from the Loans, the Project Escrow Fund, equity payments or sources other than rental income of the Project.

(123)                      “Net Operating Income” means the amount by which Adjusted Operating Revenues exceed Adjusted Operating Expenses.

(124)                      “Net Sales Cash Flow” means Net Sales Proceeds less the release price set forth on the Unit Release Schedule.

(125)                      “Net Sales Proceeds” means the Purchase Price of each Unit (and any Parking Space sold in connection with such Unit, which Parking Space may only be sold with the prior written consent of Administrative Agent) less:

(a)                                  any sales or any brokerage commissions or fees (including fees to Borrower or any Borrower Party) actually incurred in connection with the sale of such Unit and documented to the reasonable satisfaction of the Administrative Agent;

(b)                                 closing costs actually incurred in connection with the sale of such Unit and documented to the reasonable satisfaction of the Administrative Agent (which closing costs shall include such items as title insurance costs, real estate transfer taxes, documentary stamp taxes, intangible taxes and attorneys’ fees);

(c)                                  with respect to any Unit, the cost of any “above standard” improvements or upgrades to such Unit which are actually incurred and paid by Borrower, other than the costs of “above standard” improvements or upgrades to such Unit for which Borrower receives reimbursement separate from the Purchase Price, including reimbursement from the purchaser of such Unit or from sources other than the Loan or the Project Escrow Fund;

(d)                                 with respect to any Unit which is sold at a Purchase Price equal to or greater than the Minimum Sales Price for such Unit, an allowance by Unit type for the Standard Unit Finish, which allowance shall be previously approved by Administrative Agent, not to exceed, on average, $38,000; and

(e)                                  the amount of the Franchise Fee payable with respect to the sale of such Unit and any accrued and unpaid Franchise Fee payable in connection with the sale of any previously sold Unit.

In no event shall the amounts in clauses (a), (b) and (c) above be deducted from the Purchase Price unless Borrower provides evidence satisfactory to the Administrative Agent of Borrower’s payment of such amounts at the time of each closing of the Unit together with any Parking Space sold in connection with such Unit.  In no event, unless approved by the Administrative Agent as provided in Section 9.7(2), shall (1) any fees or commissions be paid to Borrower or any Affiliate of Borrower from the gross sales proceeds be in excess of fees and commissions in the amount customarily charged in connection with hotel condominium unit sales in the City of Miami Beach, Miami-Dade County, Florida area, or (2) any commissions, brokerage fees and/or closing costs exceed what is reasonable and customary in the industry.

Notwithstanding any provision of this Agreement to the contrary, for all Units in the Project, the maximum total per Unit, together with any Parking Space sold in connection with such Unit, of the amounts in (a), (b) and (e) above (collectively, the “Controlled Closing Costs”) shall be nine and one-quarter percent (9.25%) of the Purchase Price of such Unit and any Parking Space sold in connection with such Unit (the “Related Parking Space”); provided, however, that the Controlled Closing Costs for any such Unit and Related Parking Space may exceed nine and one-quarter percent (9.25%) of the Purchase Price of such Unit and Related Parking Space, so long as (i) the average of Controlled Closing Costs for such Unit and Related Parking Space and all other such Units and Related Parking Spaces previously sold and closed does not exceed nine and one-quarter percent (9.25%) of the Purchase Prices of such Units and Related Parking Spaces, and (ii) upon the sale of all remaining Units having a Purchase Price equal to or greater than the respective Minimum Sales Prices, the average of Controlled Closing Costs for all such Units and Related Parking Spaces will not exceed nine and one-quarter percent (9.25%) of the Purchase Prices of all such Units and Related Parking Spaces.  Controlled Closing Costs shall not include Special Credits or other “special” or “promotional” credits or concessions granted to the purchaser of such Unit, so long as the sum of all Special Credits and such other “special” or “promotional” credits and concessions do not, in the aggregate, exceed the amount by which the Purchase Price for such Unit exceeds the Minimum Sales Price therefor.

No corporate overhead or developer’s fees may be paid or advanced from sales proceeds of Units.

(126)                      “Note A” means that certain Promissory Note A of even date herewith as provided for in Section 2.1(6) and all promissory notes delivered in substitution or exchange therefore, in each case as the same may be consolidated, replaced, severed, modified, amended or extended from time to time.

(127)                      “Note B” means that certain Promissory Note of even date herewith as provided for in Section 2.1(6) and all promissory notes delivered in substitution or exchange therefore, in each case as the same may be consolidated, replaced, severed, modified, amended or extended from time to time.

(128)                      “Notes” means Note A and Note B and all promissory notes delivered in substitution or exchange therefore, in each case as the same may be consolidated, replaced, severed, modified, amended or extended from time to time.

(129)                      “OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of OFAC.

(130)                      “Operating Expense Account” has the meaning assigned in the Cash Management Agreement.

(131)                      “Operating Expenses” means, with respect to any period, all reasonable and necessary expenses of operating the Project in the ordinary course of business which are paid in cash by Borrower and which are directly associated with and fairly allocable to the Project for the such period, including ad valorem real estate taxes and assessments (to the extent not paid from the Tax Escrow Fund), insurance premiums, maintenance costs (including common area maintenance costs), accounting, legal and other professional fees, fees relating to environmental audits, expenses incurred by the Administrative Agent and reimbursed by Borrower under this Agreement and the other Loan Documents, deposits to any capital replacement reserves required by the Administrative Agent, wages, salaries and personnel expenses, a property management fee to Borrower not exceeding three percent (3%) of Operating Revenue, fees and expenses incurred or paid by Borrower under the Project Management Agreement, fees and expenses incurred or paid by Borrower under the Technical Services Agreement, fees and expenses incurred or paid by Borrower under the Hotel Management Agreement and deposits to any reserves required under the Hotel Management Agreement, but excluding Debt Service, capital expenditures, any of the foregoing expenses which are paid from deposits to cash reserves previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loans or insurance or by any third party, and any non-cash charges such as depreciation and amortization.  Any other expense payable to Borrower or to an Affiliate of Borrower shall be included as an Operating Expense only with the Administrative Agent’s prior approval.  Operating Expenses shall not include federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Project and shall exclude Building Conversion, sales and marketing expenses and other costs attributable or incurred for the purpose of the Building Conversion and the sale and marketing of Units for sale to third parties.

(132)                      “Operating Revenues” means, with respect to any period after the date hereof, all cash receipts of Borrower from operation of the Project or otherwise arising in respect of the Project which are properly allocable to the Project for the such period, including receipts from leases, parking agreements and boat slip agreements, concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance, proceeds of any loans (other than the Loans and any refinancing of the Loans) obtained by Borrower after the date hereof which are secured by any interest in the Project (less only reasonable and customary expenses incurred in procuring and closing such loan and actually paid in cash to individuals or entities other than Borrower or any Affiliate of Borrower and without implying any consent of the Administrative Agent or any Lender to the granting of any security for any such loans), withdrawals or disbursements from any cash reserves (except to the extent any operating expenses paid therewith are excluded from Operating Expenses), but excluding security deposits and earnest money deposits until they are forfeited by the depositor, advance rentals until they are earned, proceeds from a sale or other disposition of the Project, insurance proceeds (other than from business interruption insurance) and condemnation awards, and Net Sales Cash Flow.

(133)                      “Organizational Documents” means, with respect to any Person who is not a natural person, the certificate or articles of incorporation, memorandum of association, articles of association, trust agreement, by-laws, partnership agreement, limited partnership agreement, certificate of partnership or limited partnership, limited liability company articles of organization, limited liability company operating agreement or any other organizational document, and all shareholder agreements, voting trusts and similar arrangements with respect to its stock, partnership interests, membership interests or other equity interests.

(134)                      “Parking Space” or “Parking Spaces” means any one or more of the parking spaces located on the Project.

(135)                      “Partial Release Conditions” has the meaning assigned in Section 14.5.

(136)                      “Participant” has the meaning assigned in Section 12.24(3).

(137)                      “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

(138)                      “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act.  “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to comment, a Patriot Act Offense.

(139)                      “Payment Date” means the first Business Day of each calendar month.

(140)                      “Payor” has the meaning assigned in Section 2.7(6).

(141)                      “Permitted Encumbrances” has the meaning set forth in the Mortgage.

(142)                      “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

(143)                      “Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

(144)                      “Presales Requirements” means a minimum of Qualified Purchase Contracts shall be in full force and effect with Contract Prices aggregating not less than $34,754,600 and producing an average Purchase Price for each Unit of not less than $700.00 per square foot.

(145)                      “Prime Rate” means the rate of interest from time to time announced by Eurohypo at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Eurohypo to any customer.

(146)                      “Project” means “Mondrian Miami,” a luxury hotel condominium development containing 342 hotel condominium units and 177 parking spaces, located in Miami Beach, Florida, including related amenities, a restaurant, parking facilities, fixtures, and personal property owned by Borrower, and any Improvements now or hereafter located on the real property described in Exhibit “A”.

(147)                      “Project Manager” means Sanctuary Management or another project manager acceptable to the Administrative Agent.

(148)                      “Project Manager’s Consent” means the Project Manager’s Consent and Subordination Agreement executed, dated and delivered by (i) the Project Manager and Borrower to the Administrative Agent (on behalf of the Lenders) on the Closing Date and (ii) any successor Project Manager to Administrative Agent (on behalf of Lenders) prior to its appointment as Project Manager, as the same may be modified, amended and/or supplemented and in effect from time to time.

(149)                      “Project Management Agreement” means that certain Project Management Agreement dated as of the date hereof between Borrower and Project Manager.

(150)                      “Project Escrow Account” has the meaning assigned in the Cash Management Agreement.

(151)                      “Project Escrow Fund” has the meaning assigned in Section 15.1(1).

(152)                      “Proposed Lender” has the meaning assigned in Section 2.8(7).

(153)                      “Public Offering Statement” has the meaning assigned in Section 14.2(5).

(154)                      “Purchase Contract” means a purchase and sale contract, including any addenda thereto, between a third party purchaser and Borrower with respect to the sale of a Unit (which contract may also provide for the sale of one or more Parking Spaces or Boat Slips).

(155)                      “Purchase Price” means the gross sales price received from a Purchase Contract.

(156)                      “Qualified Purchase Contract” means a Purchase Contract which (a) is in the form of the Model Purchase Contract with all Major Modifications approved by Administrative Agent; (b) is between Borrower and a purchaser that is not an Affiliate of Borrower; (c) is a legally enforceable, unconditional contract which contains no contingencies (other than a financing contingency) or other unexpired rescission or termination provision or period; (d) is in compliance with the Condominium Act and all applicable rules and regulations; (e) is not subject to rescission or avoidance by the purchaser thereunder as a result of Borrower’s failure to comply with the disclosure requirements of the Condominium Act; (e) is not the subject of a default by Borrower or the purchaser; (f) except for such amounts which may be refundable pursuant to a contingency or failure of condition, is the subject of a paid non-refundable deposit of at least three percent (3%) of the Purchase Price (provided, however, with respect to all cash deals, such deposit must be at least 5% and for deals which will be 100% financed, such deposit must be at least $2,500.00) and such sum is held in the Condominium Escrow; (g) without limiting the provisions of Section 9.15, specifies a Purchase Price equal to or greater than the applicable Minimum Sales Price set forth on Schedule 1(b); and (h) if it is to be financed by a third party lending institution, then the purchaser thereunder has received “pre-approval” for a mortgage by an FNMA-approved lender.  Such “pre-approval” means that such lender has reviewed and approved purchaser’s credit, income, and funds to close and final approval is contingent only upon (i) lender obtaining an appraisal, (ii) the purchaser providing documentation to evidence representations made to lender, and (iii) other typical and customary closing requirements of such FNMA approved lender.  Notwithstanding anything to the contrary contained herein, with respect to Presale Requirements, Qualified Purchase Contracts which are contingent upon 100% financing shall be limited to no more than (i) ten percent (10%) of the total number of Qualified Purchase Contracts and (ii) $4,000,000.00 based upon the Purchase Price of all Qualified Purchase Contracts.

(157)                      “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and supplemented and in effect from time to time.

(158)                      “Regulatory Change” means, with respect to any Lender, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

(159)                      “Rejecting Lender” shall have the meaning set forth in Section 9.1.

(160)                      “Related Entity” means, as to any Person, (a) any Affiliate of such Person; (b) any other Person into which, or with which, such Person is merged, consolidated or reorganized, or which is otherwise a successor to such Person by operation of law, or which acquires all or substantially all of the assets of such Person; (c) any other Person which is a successor to the business operations of such Person and engages in substantially the same activities; or (d) any Affiliate of the Persons described in clauses (b) and (c) of this definition.

(161)                      “Release Price” means:  (a) with respect to the Units, (i) prior to the full funding of the Project Escrow Fund, the release price for each Unit set forth on the Unit Release Schedule, and (ii) after full funding of the Project Escrow Fund, (A) the release price set forth on the Unit Release Schedule, plus one hundred percent (100%) of Net Sales Cash Flow with respect to such Unit; and (b) with respect to Parking Spaces which are sold separately from a Unit, the greater of (i) ninety-five percent (95%) of the gross proceeds from the sale of such Parking Space and (ii) the Net Sales Proceeds from the sale of such Parking Space (provided, however, that Net Sales Proceeds from the sale of such Unit shall be determined without any deduction for items described in clauses (c) and (d) of the definition of Net Sales Proceeds).

(162)                      “Requesting Lender” has the meaning assigned in Section 2.8(7).

(163)                      “Required Payment” has the meaning assigned in Section 2.7(6).

(164)                      “Reserve Account Collateral” has the meaning assigned to such term in Section 4.5(1).

(165)                      “Reserve Funds” means, collectively, the Tax and Insurance Reserve Fund, the Interest Reserve Fund and the Project Escrow Fund.

(166)                      “Reserve Requirement” means, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (a) any category of liabilities that includes deposits by reference to which the Libor Rate for any Interest Period for any Eurodollar Loans is to be determined as provided in the definition of “Libor Rate” or (b) any category of extensions of credit or other assets that includes Eurodollar Loans.  The calculation of the Reserve Requirement by Lenders shall be substantially similar to the calculation of the Reserve Requirement performed by Lenders with respect to similar classes of commercial loans or commitments made by such Lenders.

(167)                      “Restoration Consultant” has the meaning assigned to such term in Section 3.4(2).

(168)                      “Restoration Retainage” has the meaning assigned to such term in Section 3.4(3).

(169)                      “Sanctuary Avenue” means Sanctuary West Avenue, LLC, a Delaware limited liability company.

(170)                      “Sanctuary Holdings” means Sanctuary West Holdings, LLC, a Delaware limited liability company.

(171)                      “Sanctuary Management” mean Sanctuary West Management LLC, a Delaware limited liability company.

(172)                      “Secured Indebtedness” has the meaning assigned in the Mortgage.

(173)                      “Security Accounts” means, collectively, the Tax and Insurance Reserve Account, the Casualty/Taking Account, the Interest Reserve Account, the Clearing Account, the Cash Management Account, the Project Escrow Account, Debt Service Account and the Reserve Funds.

(174)                      “Security Documents” means collectively, the Mortgage, the Assignment of Rents and Leases, the Assignment of Contracts, the Clearing Account Agreement, the Cash Management Agreement and all Uniform Commercial Code financing statements required by this Agreement, the Mortgage, the Clearing Account Agreement or the Cash Management Agreement to be filed with respect to the applicable security interests.

(175)                      “Seller” means 1100 West Realty, LLC, a Delaware limited liability company.

(176)                      “Single Purpose Entity” means a corporation, limited partnership or limited liability company which at all times on and after the date hereof while the obligations hereunder and under the other Loan Documents remain outstanding, unless otherwise approved in writing by the Administrative Agent:

(a)                                  is organized solely for the purpose of one of the following (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Project, entering into this Agreement, refinancing the Project in connection with a permitted repayment of the Loans, and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing or (ii) acting as the sole managing member of Borrower;

(b)                                 is not engaged and will not engage in any business unrelated to (i) the acquisition, development, ownership, management or operation of the Project or (ii) acting as the sole managing member of Borrower;

(c)                                  does not have and will not have any assets other than those related to (i) the Project or (ii) its membership interest in Borrower;

(d)                                 has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company), or any amendment of its articles of incorporation, by-laws, limited partnership certificate, limited partnership agreement, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e)                                  shall not, without the consent of all of its managers and members: (a) dissolve, merge, liquidate or consolidate; (b)  sell all or substantially all of its assets or the assets of any other entity in which it has a direct or indirect legal or beneficial ownership interest; (c)  engage in any other business activity, other than as permitted pursuant to the Loan Documents, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Administrative Agent; or (d) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest or is the direct or indirect general partner, manager or managing member;

(f)                                    in the case of Borrower, has only one member which is a Single Purpose Entity;

(g)                                 is and will remain solvent and pay its debts and liability (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(h)                                 has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(i)                                     has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file consolidated tax returns by law;

(j)                                     has not commingled and will not commingle its funds or assets with those of any other Person;

(k)                                  has held and will hold its assets in its own name;

(l)                                     has maintained and will maintain financial statements that properly and accurately show its separate assets and liabilities and do not show the assets or liabilities of any other Person, and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity;

(m)                               has paid and will pay its own liabilities and expenses, including, but not limited to, the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(n)                                 has observed and will observe all corporate, partnership or limited liability company formalities, as applicable;

(o)                                 has not incurred and will not incur any Debt other than: (i) with respect to Borrower, (A) the Loans, (B) without limiting the provisions of Section 9.2, indebtedness incurred in accordance with the Construction Budget which is (1) not more than sixty (60) days past the date of invoice, (2) not evidenced by a note, and (3) paid when due, and

(C) trade and operational debt which is (1) incurred in the ordinary course of business, (2) not more than ninety (90) days past the date of invoice, (3) with trade creditors, (4) in the aggregate, in an amount less than $500,000.00, (5) not evidenced by a note, and (6) paid when due.  No Debt other than the Loans may be secured by any part of the Project;

(p)                                 has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(q)                                 has not and will not acquire obligations or securities of its members or shareholders or any other affiliate (other than interests in the Borrower held by Sole Member);

(r)                                    has allocated and will allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an affiliate;

(s)                                  maintains and uses and will maintain and use separate invoices and checks bearing its name.  The stationary, invoices, and checks utilized by the Single Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Single Purpose Entity’s agent;

(t)                                    except in connection with the Loans, has not pledged and will not pledge its assets for the benefit of any other Person;

(u)                                 has conducted business, held itself out and identified itself and will conduct business, hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by a Person other than an affiliate of Borrower and not as a division or part of any other Person;

(v)                                 has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(w)                               has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and securities issued by an entity that is not an affiliate or subject to common ownership with such entity);

(x)                                   has not identified and will not identify its partners, members or shareholders, or any affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(y)                                 except as expressly permitted in the Loan Documents, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(z)                                   has not and will not have any obligation to indemnify its partners, officers, directors or members, as the case may be, unless such obligation is fully subordinated to the Secured Indebtedness and will not constitute a claim against it in the event that, prior to the payment of the Secured Indebtedness, cash flow is insufficient to pay such obligation;

(aa)                            if such entity is a corporation, it is required to consider the interests of its creditors in connection with all corporate actions; and

(bb)                          except as expressly permitted in the Loan Documents, does not and will not have any of its obligations guaranteed by any Affiliate.

(177)                      “Site Assessment” means an environmental engineering report for the Project prepared by an engineer engaged by the Administrative Agent at Borrower’s expense, and in a manner satisfactory to the Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with good customary and commercial practice.

(178)                      “Sole Member” means 1100 West Holdings, LLC, a Delaware limited liability company.

(179)                      “Sources and Uses Budget” means the closing statement attached hereto as Exhibit B showing total costs relating to the subject transaction, use of the initial advance of the Loans, and amounts allocated for future advances.

(180)                      “Special Advance Lender” has the meaning assigned in Section 16.12(1).

(181)                      “Special Credits” means special credits for loan origination and closing costs extended to the purchaser of a Unit in an amount which does not, in the aggregate, exceed the amount by which the Purchase Price exceeds the Minimum Sales Price for such Unit.

(182)                      “Standard Unit Finish” means those standard improvements established by Borrower (with the approval of Administrative Agent) on or before the Building Conversion Date, which shall be completed in any Unit prior to or after closing of the sale of such Unit.

(183)                      “State” means the State of Florida.

(184)                      “Stub Interest Period” has the meaning assigned in Section 2.4(1).

(185)                      “Survey” means that certain ALTA/ASCM Land Title Survey dated as of June 19, 2006, revised July 28, 2006, prepared by J. Bonfill & Associates, Inc., under Project 04-0468, Job 06-0411.

(186)                      “Syndication” has the meaning assigned to in Section 12.27(1).

(187)                      “Tax and Insurance Reserve Account” has the meaning assigned in the Cash Management Agreement.

(188)                      “Tax and Insurance Reserve Fund” has the meaning assigned in Section 4.1(1).

(189)                      “Taxes” has the meaning assigned in Section 9.2.

(190)                      “Technical Services Agreement” means that certain Technical Services Agreement between Borrower and Hotel Manager dated as of the date hereof with respect to the delivery of certain consultation and other technical services relating to the Project.

(191)                      “Threshold Amount” means $1,000,000.00.

(192)                      “Type” has the meaning assigned in Section 1.2.

(193)                      “Unit or Units” means one or more of the 342 hotel condominium units to be created at the Project in connection with the Building Conversion.

(194)                      “Unit Release Schedule” means the schedule attached hereto as Schedule 1(c), containing the release price for each Unit, which release price shall equal one hundred and twenty-five percent (125%) of the allocated amount of the Loans for each Unit, except as otherwise set forth on said Schedule 1(c).

(195)                      “Unpaid Amount” has the meaning assigned in Section 16.12(2).

(196)                      “Unsold Units” means the Units which have not been conveyed to third parties by Borrower with corresponding release from the Lien of the Mortgage from and after the Building Conversion Date.

(197)                      “Voluntary Proceeding” has the meaning assigned in Section 10.10.

Section 1.2                                   Types of Loans.  Loans hereunder are distinguished by “Type”.  The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type.

ARTICLE 2

LOAN TERMS

Section 2.1                                   The Commitments, Loans and Notes.

(1)                                  Loans.  Each Lender severally agrees, on the terms and conditions of this Agreement, to make a term loan to Borrower in Dollars in a principal amount up to but not exceeding the amount of the Commitment of such Lender.  The Loans shall be funded in one or more advances and repaid in accordance with this Agreement.  Amounts borrowed hereunder and repaid may not be reborrowed.  All advances of the Loans shall be made in accordance with the Sources and Uses Budget.

(2)                                  Initial Advance.  The initial advance of the Loans (the “Closing Date”), in the aggregate amount of up to $85,255,000, shall be made in accordance with the Sources and

Uses Budget upon Borrower’s satisfaction of the conditions to initial advance described in Schedule 2.1, which initial advance shall include $2,565,000 to be utilized for “jump start” expenses as set forth in the Sources and Uses Budget.

(3)                                  Subsequent Advances.  Lenders shall hold back a total of $38,745,000.00 of the Commitments, which shall be advanced from time to time as follows:

(a)                                  Up to $29,745,000.00 (the “Jump-Start Holdback”) shall be advanced from time to time (not more often than monthly) for purposes of paying the costs and expenses of certain property improvements, preparing models and a sales center, marketing and administration, in each case as set forth on the Construction Budget and upon Borrower’s satisfaction of the conditions to each such advance described in Schedule 2.1.  Provided no Event of Default exists and subject to satisfaction of the conditions set forth in Part B of Schedule 2.1 prior to each such advance, Lenders shall make advances of the Jump-Start Holdback within five (5) Business Days after delivery by Borrower to the Administrative Agent of (i) a draw request in a form reasonably satisfactory to the Administrative Agent, (ii) a certificate of an authorized officer of Borrower certifying (A) that such funds will be used to pay or reimburse Borrower for the applicable “jump-start” expenses as set forth on the Construction Budget, including a description thereof, (B) that the same have not been the subject of a previous advance, and (C) that all previous advances from the Jump-Start Holdback have been used to pay jump-start expenses funded from previous advances of the Jump-Start Holdback, and (iii) invoices for the amounts requested, together with paid receipts, cancelled checks or other evidence of payment of all costs that were the subject of any prior advances of the Jump-Start Holdback.  Notwithstanding the foregoing, Lenders shall not be obligated to make more than one advance of the Jump-Start Holdback in any calendar month or any advance in an amount less than $100,000.00 (except for the final advance of the Jump-Start Holdback).  In connection with the first request for a draw under the Jump-Start Holdback, Borrower shall provide to the Administrative Agent, in addition to the requirements set forth in clauses (i) through (iii) above, a certificate of an authorized officer of Borrower certifying that $2,565,000.00 of the initial advance of the Loans has been fully utilized for “jump-start” expenses as set forth on the Construction Budget, including a description thereof and invoices for said $2,565,000.00 amount, together with paid receipts, cancelled checks or other evidence of payment of such amount.  In the event Borrower does not satisfy the conditions for advances of the entire Jump-Start Holdback pursuant to this Section 2.1(3)(a) within eighteen (18) months after the Closing Date, any remaining Jump-Start Holdback shall no longer be available to Borrower.  In no event shall the aggregate amount of all such advances with respect to the Jump-Start Holdback exceed $29,745,000.00.

(b)                                 Up to $9,000,000.00 (the “Interest Holdback”) shall be advanced from time to time for the purpose of making interest payments on the Loans during periods in which there is insufficient Operating Revenue to make such interest payments.  Provided no Event of Default exists and subject to satisfaction of the conditions set forth in Part B of Schedule 2.1 prior to each such advance, the Lenders shall make additional advances of the Interest Holdback as requested by Borrower on a monthly basis within five (5) Business Days following receipt by the Administrative Agent of a written request for such advance (in a form reasonably approved by the Administrative Agent).  Such request shall be executed by an authorized officer of Borrower and shall certify, among other things, that there are insufficient

Operating Revenues to pay the interest payments for which such advance is being requested.  In no event shall any such advance be in an amount in excess of the interest payments then due hereunder, and in no event will the aggregate amount of all such advances exceed $9,000,000.00.

(4)                                  Lending Offices.  The Loans of each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

(5)                                  Several Obligations.  The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(6)                                  Notes.

(a)                                  Loan Notes.  The Loans made by each Lender shall be evidenced by one or more promissory notes of Borrower substantially in the form of Exhibit C, payable to such Lender in a principal amount equal to the aggregate amount of its advanced Commitment as originally in effect and otherwise duly completed.

(b)                                 Endorsements on Notes.  The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of the Note held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of such Loans.

(c)                                  Substitution, Exchange and Subdivision of Notes.  No Lender shall be entitled to have its Notes substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loans and Note pursuant to Sections 12.10 and 12.24 (and, if requested by any Lender, Borrower agrees in accordance with and subject to Sections 12.10 and 12.24, to so substitute or exchange any Notes and enter into note splitter agreements in connection therewith).

(d)                                 Loss, Theft, Destruction or Mutilation of Notes.  In the event of the loss, theft or destruction of any Note, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to Borrower, together with such other reasonable assurances as Borrower may require, Borrower shall execute and deliver to such holder a new replacement Note, in the form of the original Note, in lieu of the lost, stolen, destroyed or mutilated Note.

(e)                                  Funding of Loans.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will promptly make such Loans available to Borrower by wire transfer of immediately available funds to an account in the United States designated by Borrower.

Section 2.2                                   Conversions or Continuations of Loans.  Subject to Sections 2.7(4), 2.8(2) and 2.8(3), Borrower shall have the right to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time; provided that:  (a) Borrower shall give the Administrative Agent notice of each such Conversion or Continuation as provided in Section 2.7(5); (b) Eurodollar Loans may be Converted only on the last day of an Interest Period for such Loans unless Borrower complies with the terms of Section 2.8(5); and (c) subject to Sections 2.8(1) and 2.8(3), any Conversion or Continuation of Loans shall be pro rata among the Lenders.  Notwithstanding the foregoing, and without limiting the rights and remedies of the Administrative Agent and the Lenders under Article 11, in the event that any Event of Default exists, the Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of Borrower to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurodollar Loan, for so long as such Event of Default exists, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans.  In connection with any such Conversion, a Lender may (at its sole discretion) transfer a Loan from one Applicable Lending Office to another.

Section 2.3                                   Interest Rate; Late Charge.

(1)                                  Borrower promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan (which may be the Base Rate Loans and/or Eurodollar Loans) made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a)                                  during such periods as such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin; and

(b)                                 during such periods as such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Adjusted Libor Rate for such Loan for such Interest Period plus the Applicable Margin.

(2)                                  Accrued interest on each Loan shall be payable (i) monthly in arrears on each Payment Date and (ii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Default Rate shall be payable from time to time on demand.

(3)                                  Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists, Borrower shall pay to the Administrative Agent for the account of each Lender interest at the applicable Default Rate on the outstanding principal amount of any Loan made by such Lender, any interest payments thereon not paid when due and on any other amount payable by Borrower hereunder, under the Notes and any other Loan Documents.

(4)                                  Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower, but the failure of the Administrative Agent to provide such notice shall not affect Borrower’s obligation for the payment of interest on the Loans.

(5)                                  In addition to any sums due under this Section 2.3, Borrower shall pay to the Administrative Agent for the account of the Lenders a late payment premium in the amount of four percent (4%) of (i) any payments of principal under the Loans made and payable after the due date thereof (other than the repayment of the outstanding principal balance on the Maturity Date), and (ii) any payments of interest or other sums under the Loans made more than ten (10) days after the due date thereof, which late payment premium shall be due with any such late payment or upon demand by the Administrative Agent.  Such late payment charge represents the reasonable estimate of Borrower and the Lenders of a fair average compensation for the loss that may be sustained by the Lenders due to the failure of Borrower to make timely payments.  Such late charge shall be paid without prejudice to the right of the Administrative Agent and the Lenders to collect any other amounts provided herein or in the other Loan Documents to be paid or to exercise any other rights or remedies under the Loan Documents.

Section 2.4                                   Terms of Payment.  The Loans shall be payable as follows:

(1)                                  Interest.  On the date hereof, Borrower shall make a payment of interest only covering the period from the date hereof through and including August 31, 2006 (the “Stub Interest Period”), and beginning on October 1, 2006, and on the first Business Day of each month thereafter, Borrower shall pay interest in arrears on each Payment Date in accordance with the wire transfer instructions set forth on Schedule 2.4(1) attached hereto (or such other instructions as the Administrative Agent may from time to time provide) until all amounts due under the Loan Documents are paid in full.

(2)                                  Principal Amortization.  Commencing September 20, 2006, and on or before the twentieth day of each month during the term the Loans, Borrower shall pay to Lender one hundred percent (100%) of the Net Operating Cash Flow (“Mandatory Net Operating Cash Flow Installments”) for the immediately preceding month; provided, however, that the Mandatory Net Operating Flow Installment due on September 20, 2006 shall include one hundred percent (100%) of the Net Operating Cash Flow from the Closing Date through the 31st of August, 2006.  Such amount shall be applied in reduction of the unpaid principal balance of the Loans.  In addition to the foregoing amounts, Borrower shall also make mandatory prepayments of principal from Net Sales Cash Flow pursuant to Section 15.2 and payment of Release Prices pursuant to Section 14.5(4) and Section 14.5(8).

(3)                                  Maturity.  On the Maturity Date, Borrower shall pay to the Administrative Agent (on behalf of the Lenders) all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents.

(4)                                  Optional Prepayments.  Subject to the provisions of Sections 2.4(6) and 2.8(5), Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty; provided that:  (a) Borrower shall give the Administrative Agent notice of each such prepayment as provided in Section 2.7(5) (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder) and (b) partial prepayments shall be in the minimum aggregate principal amounts specified in Section 2.7(4).  Loans that are prepaid cannot be reborrowed.  After giving notice of prepayment as provided in Section 2.7(5), but prior to the date specified in any such notice of prepayment, such notice may be revoked by Borrower as long as Borrower pays within one (1) Business Day after notification from the Administrative Agent any amounts payable to a Lender pursuant to Section 2.8(5) as a result of any action taken by such Lender in reliance of such notice of prepayment.  In addition, in the event the specified Loans subject to the prepayment revocation are Eurodollar Loans, such Eurodollar Loans may, at the Administrative Agent’s option, be converted to Base Rate Loans for the balance of the then current Interest Period.

(5)                                  Mandatory Prepayments.  If a casualty or condemnation shall occur with respect to the Project, Borrower, upon Borrower’s or the Administrative Agent’s receipt of the applicable insurance proceeds or condemnation award, shall prepay the Loans, if required by the provisions of Article 3, on the dates and in the amounts specified therein without premium (but subject to the provisions of Sections 2.4(6) and 2.8(5)).  Nothing in this Section 2.4(5) shall be deemed to limit any obligation of Borrower under the Mortgage or any other Security Document, including any obligation to remit to a collateral or similar account maintained by the Administrative Agent pursuant to the Mortgage or any of the other Security Documents, the proceeds of insurance, condemnation award or other compensation received in respect of any casualty or condemnation.  In the event Borrower sells a Parking Space separate from a sale of a Unit, Borrower shall apply the greater of (i) 95% of the gross proceeds from the sale of such Parking Space and (ii) the Net Sales Proceeds from the sale of such Parking Space to prepay the Loans, which prepayment shall made without premium (but subject to the provisions of Section 2.4(6) and 2.8(5)).  For purposes of the immediately preceding sentence only, the definition of Net Sales Proceeds shall be deemed to apply only to Parking Spaces, and Net Sales Proceeds shall be determined without any deduction for items described in clauses (c) and (d) of such definition.

(6)                                  Interest and Other Charges on Prepayment.  If the Loans are prepaid, in whole or in part, pursuant to Section 2.4(4) or 2.4(5), each such prepayment shall be made on the prepayment date specified in the notice to the Administrative Agent pursuant to Section 2.7(5), and (in every case) together with (a) the accrued and unpaid interest on the principal amount prepaid and (b) any amounts payable to a Lender pursuant to Section 2.8(5) as a result of such prepayment while an Adjusted Libor Rate is in effect; provided, however, that any such prepayment shall be applied first, to the prepayment of any portions of the outstanding principal amount that are Base Rate Loans and, second, to the prepayment of any portions of the outstanding principal amount that are Eurodollar Loans applying such sums first to Eurodollar Loans of the shortest maturity so as to minimize breakage costs; provided further, however, that if an Event of Default exists, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 2.7(2), may determine to be appropriate.

(7)                                  Application of Payments.  All payments received by the Administrative Agent under the Loan Documents shall be applied: first, to any fees and expenses due to the Administrative Agent and the Lenders under the Loan Documents; second, to any Default Rate interest or late charges; third, to accrued and unpaid interest; and fourth, to the principal sum in accordance with Section 2.4(6) above and other amounts due under the Loan Documents; provided, however, that, if an Event of Default exists the Administrative Agent shall apply such payments in any order or manner as the Administrative Agent shall determine.

Section 2.5                                   Reserved.

Section 2.6                                   Cash Management.

(1)                                  Borrower shall cause all funds required to be deposited into the Cash Management Account to be deposited therein as and when required pursuant to the Cash Management Agreement.  Without limiting the foregoing, following the occurrence of an Event of Default, Borrower shall cause all rents from the Project to be deposited into the Clearing Account in accordance with the Clearing Account Agreement and the Cash Management Agreement, and, without limiting the Administrative Agent’s rights to deliver such notices on behalf of Borrower as set forth in the Cash Management Agreement, shall promptly, but in any event not later than fifteen (15) days following the occurrence of an Event of Default, deliver irrevocable written instructions to all tenants under leases to deliver all rents payable thereunder directly to the Clearing Account.  Disbursements from the Clearing Account, the Cash Management Account and the other “Accounts” created pursuant to the Cash Management Agreement will be made in accordance with the terms and conditions of this Agreement and the Cash Management Agreement.  The Administrative Agent shall have sole dominion and control over the Clearing Account, the Cash Management Account and the other “Accounts” referred to in the Cash Management Agreement, and Borrower shall have no rights to make withdrawals therefrom.

(2)                                  The insufficiency of funds on deposit in the Clearing Account or the Cash Management Account (or any sub-account thereunder) shall not absolve Borrower of the obligation to make any payments as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 2.7                                   Payments; Pro Rata Treatment; Etc.

(1)                                  Payments Generally.

(a)                                  Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by Borrower under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, setoff or counterclaim, to the Administrative Agent at an account designated by the Administrative Agent by notice to Borrower, not later than 12:00 noon, New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)                                 Application of Payments.  Subject to the provisions of Sections 2.4(7) and 2.7(2), Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify to the Administrative Agent

(which shall so notify the intended recipient(s) thereof) the Types of Loans or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that Borrower fails to so specify, or if an Event of Default exists, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it may determine to be appropriate, subject to Section 2.7(2) and any other agreement among the Administrative Agent and the Lenders with respect to such application).

(c)                                  Forwarding of Payments by Administrative Agent.  Except as otherwise agreed by the Administrative Agent and the Lenders, each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(d)                                 Extensions to Next Business Day.  If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

(2)                                  Pro Rata Treatment.  Except to the extent otherwise provided herein:  (a) each advance of a Loan from the Lenders under Section 2.1(1) shall be made from the Lenders, and any termination of the obligation to make an advance of the Loans shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) except as otherwise provided in Section 2.8(4), Loans shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of Conversions or Continuations of Loans); (c) each payment or prepayment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (d) each payment of interest on Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(3)                                  Computations.  Interest on all Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(4)                                  Minimum Amounts.  Except for (a) mandatory and other prepayments made pursuant to Sections 2.4(2), 2.4(5), 14.5 and 15.2, (b) Conversions or prepayments made pursuant to Section 2.8(4), each Conversion and Continuation (collectively, “Loan Transactions”) of Loans shall be in an aggregate amount at least equal to $1,000,000 (Loan Transactions of or into Loans of different Types or Interest Periods at the same time hereunder shall be deemed separate Loan Transactions for purposes of the foregoing, one for each Type or Interest Period); provided that if any Loans or borrowings would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.  Notwithstanding the foregoing, the minimum amount of $1,000,000 shall not apply to Conversions of lesser amounts into a Type of Loan that has (or will have upon such Conversion) an aggregate principal amount exceeding such minimum amount and a duration of at least one

Interest Period.  The initial borrowing hereunder shall be an aggregate amount at least equal to $500,000.

(5)                                  Certain Notices.  Notices by Borrower to the Administrative Agent regarding Loan Transactions and the selection of Types of Loans and/or of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 12:00 noon, New York City time, on the number of Business Days prior to the date of the proposed Loan Transaction or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior
Optional Prepayment	3
Conversions into, Continuations as, or borrowings in Base Rate Loans	3
Conversions into, Continuations as, borrowings in or changes in duration of Interest Period for, Eurodollar Loans (subject to Section 2.4(6))	3

Each such notice of a Loan Transaction shall specify the amount (subject to Section 2.7(4)), Type, and Interest Period of such proposed Loan Transaction, and the date (which shall be a Business Day) of such proposed Loan Transaction.  Notices for Conversions and Continuations shall be in the form of Exhibit E.  Each such notice specifying the duration of an Interest Period shall specify the portion of the Loans to which such Interest Period is to relate.  The Administrative Agent shall promptly notify the Lenders of the contents of each such notice.  If Borrower fails to select (i) the Type of Loan or (ii) the duration of any Interest Period for any Eurodollar Loan within the time period (i.e., three (3) Business Days prior to the first day of the next applicable Interest Period) and otherwise as provided in this Section 2.7(5), such Loan (if outstanding as an Eurodollar Loan) will be automatically Continued as an Eurodollar Loan with an Interest Period of one (1) month on the last day of the current Interest Period for such Loan (based on a Libor Rate determined two (2) Business Days prior to the first day of the next Interest Period) or, if outstanding as a Base Rate Loan, will remain as a Base Rate Loan.

(6)                                  Non Receipt of Funds by the Administrative Agent.  Unless the Administrative Agent shall have been notified by a Lender or Borrower (in either case, the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrower) a payment to the Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (a) the Prime Rate for such day in the case of payments returned to the Administrative Agent by any of the Lenders or (b) the applicable interest rate due hereunder with respect to payments returned by Borrower to the Administrative Agent and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(a)                                  if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrower under Section 2.3 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of Borrower under Section 2.3 to pay interest at the Default Rate in respect of the Required Payment, and

(b)                                 if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor and Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 2.3 is applicable to the Type of such Loan, it being understood that the return by Borrower of the Required Payment to the Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment.

(7)                                  Sharing of Payments, Etc.

(a)                                  Right of Set off.  Borrower agrees that, in addition to (and without limitation of) any right of set off, banker’s lien or counterclaim a Lender may otherwise have, (subject, as among the Lenders, to Section 12.26), each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Borrower), in which case it shall promptly notify Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b)                                 Sharing.  If any Lender shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise (subject, as among the Lenders, to Section 12.26) of any right of set off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders.  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)                                  Consent by Borrower.  Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise (subject, as among the Lenders, to Section 12.26) all rights of set off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)                                 Rights of Lenders; Bankruptcy.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 2.7(7) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.7(7) to share in the benefits of any recovery on such secured claim.

Section 2.8                                   Yield Protection; Etc.

(1)                                  Additional Costs.

(a)                                  Costs of Making or Maintaining Eurodollar Loans.  Borrower shall pay directly to each Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Eurodollar Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)                                     shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Note or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

(ii)                                  imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement used in the determination of the Adjusted Libor Rate for any Interest Period for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “Libor Rate”), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or

(iii)                               imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or its Commitment.

If any Lender requests compensation from Borrower under this paragraph (a), Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue Eurodollar Loans, or to Convert Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.8(4) shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)                                 Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines.  Without limiting the effect of the foregoing provisions of this Section 2.8(1) (but without duplication), Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord, of capital in respect of its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request.

(c)                                  Notification and Certification.  Each Lender shall notify Borrower of any event occurring after the date hereof entitling such Lender to compensation under paragraph (a) or (b) of this Section 2.8(1) as promptly as practicable, but in any event within forty-five (45) days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within forty-five (45) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.8(1) in respect of any costs resulting from such event, only be entitled to payment under this Section 2.8(1) for costs incurred from and after the date thirty (30) days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America.  Each Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 2.8(1).  Determinations and allocations by any Lender for purposes of this Section 2.8(1) of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 2.8(1), or of the effect of capital maintained pursuant to paragraph (b) of this Section 2.8(1), on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 2.8(1), shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

Borrower shall be obligated to pay compensation to a Lender pursuant to subsections (a) and (b) of this Section 2.8(1) only if such Lender is imposing similar compensation requirements on borrowers under commercial loans of the same type and quality as the Loan and which are similarly affected by the Regulatory Change or other guidelines or requirements for which such Lender is seeking compensation from Borrower pursuant to this Section 2.8(1).

(2)                                  Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Libor Rate for any Interest Period for any Eurodollar Loan:

(a)                                  the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of Libor Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

(b)                                 the Majority Lenders determine, which determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition of Libor Rate upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders of making or maintaining Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Loans of any other Type into Eurodollar Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or such Loans shall be automatically Converted into Base Rate Loans.

(3)                                  Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 2.8(4) shall be applicable).

(4)                                  Treatment of Affected Loans.  If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.8(1) or 2.8(3), such Lender’s Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Loans (or, in the case of a Conversion resulting from a circumstance described in Section 2.8(3), on such earlier date as such Lender may specify to Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.8(1) or 2.8(3) that gave rise to such Conversion no longer exist:

(a)                                  to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Base Rate Loans; and

(b)                                 all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to Borrower with a copy to the Administrative Agent that the circumstances specified in Section 2.8(1) or 2.8(3) that gave rise to the Conversion of such Lender’s Loans pursuant to this Section 2.8(4) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and Eurodollar Loans are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

(5)                                  Compensation.  Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a)                                  any payment, prepayment or Conversion of a Eurodollar Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to the Administrative Agent’s or the Lenders’ rights referred to in Article 11) on a date other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by Borrower for any reason to borrow a Eurodollar Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given to the Administrative Agent in accordance with the terms of this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall cease to make such bids, the equivalent rate, as reasonably determined by such Lender, derived from Page 3750 of the Dow Jones Markets (Telerate) Service or other publicly available source as described in the definition of Libor Rate.

(6)                                  U.S. Taxes.

(a)                                  Gross-up for Deduction or Withholding of U.S. Taxes.  Borrower agrees to pay to each Lender that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non U.S. Person hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non U.S. Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

(i)                                     to any payment to any Lender hereunder unless such Lender is, on the date hereof (or on the date it becomes a Lender hereunder as provided in Section 12.24(2)) and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form W-8ECI (relating to all interest to be received by such Lender hereunder in respect of the Loans), or

(ii)                                  to any U.S. Taxes imposed solely by reason of the failure by such non U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

For the purposes hereof, (A) “U.S. Person” means a citizen, national or resident of the United States of America, a corporation, limited liability company, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) “U.S. Taxes” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) “Form W-8BEN” means Form W-8BEN of the Department of the Treasury of the United States of America and (D) “Form W-8ECI” means Form W-8ECI of the Department of the Treasury of the United States of America.  Each of the Forms referred to in the foregoing clauses (C) and (D)

shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates.

(b)                                 Evidence of Deduction, Etc.  Within thirty (30) days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within thirty (30) days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to the Administrative Agent for delivery to such non U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

(7)                                  Replacement of Lenders.  If any Lender requests compensation pursuant to Section 2.8(1) or 2.8(6), or any Lender’s obligation to Continue Loans of any Type, or to Convert Loans of any Type into the other Type of Loan, shall be suspended pursuant to Section 2.8(2) or 2.8(3) (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), Borrower, upon three (3) Business Days notice, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement and such Requesting Lender’s Note to any bank or other financial institution (a “Proposed Lender”) identified by Borrower that is satisfactory to the Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts accrued and payable hereunder to such Requesting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.8(5) as if all of such Requesting Lender’s Loans were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 2.8(1) or 2.8(6), such Proposed Lender’s aggregate requested compensation, if any, pursuant to Section 2.8(1) or 2.8(6) with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender.  Subject to the provisions of Section 12.24(2), such Proposed Lender shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements of Borrower contained in Sections 2.8(1), 2.8(6) and 12.5 (without duplication of any payments made to such Requesting Lender by Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 2.8(7) with respect to the time prior to such replacement.

ARTICLE 3

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1                                   Insurance.  Borrower shall maintain insurance as follows:

(1)                                  Insurance against loss customarily included under standard “All Risk” policies including flood, vandalism, and malicious mischief, boiler and machinery, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Project in nature, use, location, height, and type of construction.  Such Policy shall also insure costs of demolition and increased cost of construction.  The amount of such insurance shall be not less than one hundred (100%) percent of the replacement cost value of the Improvements.  Each such Policy shall contain an agreed amount replacement cost endorsement and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis.  The insurance policy shall be endorsed to also provide guaranteed building replacement cost to the building and such tenant improvements in an amount to be subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld.  The Administrative Agent shall be named Mortgagee on a non-contributing Standard Mortgagee Endorsement providing that any loss payable thereunder shall be paid to the Administrative Agent.

(2)                                  (A)                              General Public Liability insurance, including, without limitation, Commercial General Liability insurance; Owned, Hired and Non Owned Auto Liability; and coverage for Personal Injury, Bodily Injury, Death, Accident and Property Damage, providing in combination no less than $1,000,000.00 per occurrence and $5,000,000.00 in the annual aggregate, per location.  The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, Contractual Liability covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify the Administrative Agent and the Lenders as required under this Agreement, Products and Completed Operations Liability coverage.  All such Policies shall include the Administrative Agent (for the benefit of the Lenders) as an “Additional Insured.”

(B)                                Umbrella liability or excess liability providing no less than $50,000,000 per occurrence and in the annual aggregate.

(3)                                  Rental and/or business income coverage in an amount not less than the amount of rent payable annually and/or annual business income, endorsed to provide a 365-day Extended Period of Indemnity.  The Administrative Agent shall be named as Loss Payee with respect to this coverage.

(4)                                  Insurance which affirmatively insures against any act of terrorism or sabotage, including, but not limited to, any series of named perils which are identical to the acts of terrorism (to the extent that such act of terrorism or sabotage may be excluded as such from coverage under the insurance required to be maintained by Borrower pursuant to subsections (1), (2), and (3) above) in an amount equal to the full replacement value of the Project.

(5)                                  Comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower is required to insure pursuant to any lease on a replacement cost basis and in the minimum amount of $50,000.00 and naming the Administrative Agent as Mortgagee on a non-contributing Standard Mortgagee Endorsement providing that any loss payable thereunder shall be paid to the Administrative Agent.

(6)                                  At all times during which construction work is being performed at the Project, Builder’s Risk “All Risk” insurance in such amount as the Administrative Agent shall require but in no event less than one hundred (100%) percent of the replacement cost value of the completed Improvements and one hundred (100%) percent of the replacement cost value of all tenant improvements.  Such policy shall be written on a Builder’s Risk Completed Value Form (100% non-reporting) or its equivalent and shall include coverage for loss by collapse, theft, flood, and earthquake.  Such insurance policy shall also include coverage for:

(a)                                  loss suffered with respect to materials, equipment, machinery, and supplies whether on-site, in transit, or stored off-site and with respect to temporary structures, hoists, sidewalks, retaining walls, and underground property;

(b)                                 soft costs, plans, specifications, blueprints and models in connection with any restoration following a casualty;

(c)                                  demolition and increased cost of construction, including, without limitation, increased costs arising out of changes in applicable laws and codes;

(d)                                 law and ordinance coverage; and

(e)                                  rental and/or business income on an actual loss sustained basis.

Such policy shall name the Administrative Agent under a non-contributing New York type of standard mortgagee clause or an equivalent endorsement satisfactory to the Administrative Agent and as “Loss Payee” as respects rental/business income insurance.  If the insurance required under this subsection 6 is obtained by blanket insurance policies, the insurance policy shall be endorsed to also provide guaranteed building replacement cost to the building and such tenant improvements in an amount to be subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

(7)                                  Workers Compensation and Disability insurance as required by Applicable Law.

(8)                                  (A)                              Prior to the Building Conversion Date, windstorm insurance in such amount as the Administrative Agent shall require but in no event less than Thirty Million ($30,000,000) Dollars issued by Citizens Insurance of Florida but in all other respects satisfying the requirements set forth in subsection (10) below.

(B)                                From and after the earlier of (1) eight (8) months from the date hereof and (2) the completion of the replacement of the exterior windows and sliding doors with impact resistant windows and sliding doors as approved by the Administrative Agent and the Restoration Consultant, “standard” windstorm insurance satisfactory to the Administrative Agent, including, from and after the date that the hotel condominium portion of the Project has opened for business, business interruption coverage sufficient to pay debt service on the Loans, taxes and insurance after a windstorm casualty in such amount as the Administrative Agent shall require but in no event less than twenty (20%) percent of the replacement cost value of the completed Improvements issued by a carrier that satisfies the requirements in subsection (10) below and in all other respects satisfying the requirements set forth in subsection (10) below.  Administrative Agent reserves the right to recommission a PML Analysis at Borrower’s sole cost and expense at any time during the term of this Agreement and to re-estimate the replacement cost value as a result thereof.

(9)                                  Such other types and amounts of insurance with respect to Borrower, the Project, the Improvements and the operation thereof that are commonly maintained by prudent owners of other property and buildings similar to the Project in nature, use, location, height, and type of construction, as may from time to time be reasonably required by the Administrative Agent.  Administrative Agent acknowledges that the insurance obtained by Borrower with respect to the Project as of the date hereof, evidence of which has been provided to Administrative Agent, satisfies, as of the date hereof, the requirements set forth in this Section 3.1.

(10)                            All insurance policies shall be endorsed in form and substance acceptable to the Administrative Agent to name the Administrative Agent (on behalf of the Lenders) as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to the Administrative Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause.  All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State, with a rating of “A-IX” or better as established by Best’s Rating Guide (or an equivalent rating approved in writing by the Administrative Agent).  Each policy shall provide that such policy may not be cancelled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to the Administrative Agent and that no act or thing done by Borrower shall invalidate any policy as against the Administrative Agent or any Lender.  If Borrower fails to maintain insurance in compliance with this Section 3.1, the Administrative Agent may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse the Administrative Agent for all expenses incurred in connection therewith.  Borrower shall assign the policies or proofs of insurance to the Administrative Agent (on behalf of the Lenders), in such manner and form that the Administrative Agent and its successors and assigns shall at all times require and hold the same as security for the payment of the Loans.  Borrower shall deliver copies of evidence of such coverage on original policies certified to the Administrative Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder.  The proceeds of insurance policies coming into the possession of the Administrative Agent shall not be deemed trust funds, and the Administrative Agent shall be entitled to apply such proceeds as herein provided.

(11)                            Borrower shall give immediate written notice of any loss to the insurance carrier and to the Administrative Agent.  Except as otherwise provided in Section 9.17(2), Borrower hereby irrevocably authorizes and empowers the Administrative Agent, as attorney in fact for Borrower coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Administrative Agent’s expenses incurred in the collection of such proceeds.  Notwithstanding the foregoing, so long as no Potential Default or Event of Default exits, Borrower shall have the right to adjust and compromise claims which, in the aggregate during any twelve-month period, do not exceed the Threshold Amount, provided that Borrower provide the Administrative Agent with not less than five (5) Business Days written notice of such adjustment and compromise.  Nothing contained in this Section 3.1(11) shall require the Administrative Agent or any Lender to incur any expense or take any action hereunder.

Section 3.2                                   Condemnation Awards.  Borrower shall immediately notify the Administrative Agent of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof.  The Administrative Agent may participate in any such proceeding and Borrower will deliver to the Administrative Agent all instruments necessary or required by the Administrative Agent to permit such participation.  Without the Administrative Agent’s prior consent (subject to the approval of the Majority Lenders), Borrower (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined.  Except as otherwise provided in Section 9.17(2), all awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to the Administrative Agent.  Borrower authorizes the Administrative Agent to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in the Administrative Agent’s sole discretion (which the Administrative Agent shall exercise at the direction of the Majority Lenders) to apply the same toward the payment of the Loans, notwithstanding that the Loans may not then be due and payable, or to the restoration of the Project; provided, however, if the award is less than or equal to the Threshold Amount and Borrower requests that such proceeds be used for non structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, the Administrative Agent will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds set forth in Section 3.3 provided there exists no Potential Default or Event of Default.  Borrower, upon request by the Administrative Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to the Administrative Agent, free and clear of all liens, charges or encumbrances.

Section 3.3                                   Use and Application of Insurance Proceeds.  Except as otherwise provided in Section 9.17(2), the Administrative Agent shall apply insurance proceeds to costs of restoring the Project or the Loans as follows:

(1)                                  If the loss is less than or equal to the Threshold Amount, the Administrative Agent shall apply the insurance proceeds to restoration provided (a) no Event of Default or Potential Default exists, (b) Borrower promptly commences and is diligently pursuing restoration of the Project and (c) the Hotel Management Agreement in effect as of the date of the occurrence of such casualty or condemnation, whichever the case may be, shall (i) remain in full force and effect during such restoration and shall not otherwise terminate as a result of the casualty or condemnation or the restoration or (ii) if terminated, shall have been replaced with a replacement Hotel Management Agreement with a Qualified Hotel Manager, prior to the opening or reopening of the Project or any portion thereof for business with the public.

(2)                                  If the loss exceeds the Threshold Amount but is not more than ten percent (10%) of the replacement value of the improvements, the Administrative Agent shall apply the insurance proceeds to restoration provided that at all times during such restoration (a) no Event of Default or Potential Default exists; (b) the Administrative Agent determines that there are sufficient funds available to restore and repair the Project to a condition approved by the Administrative Agent; (c) the Administrative Agent determines that the Net Operating Income of the Project during restoration together with the Interest Reserve will be sufficient to pay Debt Service; (d) the Administrative Agent determines that restoration and repair of the Project to a condition approved by the Administrative Agent will be completed within six (6) months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (e) Borrower promptly commences and is diligently pursuing restoration of the Project; and (f) the Hotel Management Agreement in effect as of the date of the occurrence of such casualty or condemnation, whichever the case may be, shall (i) remain in full force and effect during such restoration and shall not otherwise terminate as a result of the casualty or condemnation or the restoration or (ii) if terminated, shall have been replaced with a replacement Hotel Management Agreement with a Qualified Hotel Manager, prior to the opening or reopening of the Project or any portion thereof for business with the public.

(3)                                  If the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Section 3.3(2) above, in the Administrative Agent’s sole discretion, the Administrative Agent may (subject to the approval of the Majority Lenders) apply any insurance proceeds it may receive to the payment of the Loans, without any prepayment penalty or payment, or allow all or a portion of such proceeds to be used for the restoration of the Project.

Section 3.4                                   Disbursement of Proceeds.

(1)                                  All insurance proceeds required to be held by the Administrative Agent in the Casualty/Taking Account in accordance with the Cash Management Agreement and, until disbursed in accordance with the provisions of this Section 3.4, shall constitute additional security for the Loans.  Upon receipt of evidence reasonably satisfactory to the Administrative Agent that all the conditions precedent to such advance, including, if applicable, those set forth in Section 3.3(2) above, have been satisfied, the insurance proceeds shall be disbursed by the Administrative Agent to, or as directed by, Borrower from time to time during the course of the restoration in substantially the same manner and subject to similar conditions as if such advances were being made in connection with a construction loan, such manner of disbursement and conditions to be reasonably determined by the Administrative Agent, including the Administrative Agent’s receipt of (A) advice from a Restoration Consultant (who shall be employed by the Administrative Agent at Borrower’s sole expense) that the work completed or materials installed conform to said budget and plans, as approved by the Administrative Agent, (B) evidence that all materials installed and work and labor performed to the date of the applicable advance (except to the extent that they are to be paid for out of the requested disbursement) in connection with the restoration have been paid for in full, including the receipt of waivers of lien, contractor’s certificates, surveys, receipted bills, releases, title policy endorsements and such other evidences of cost, payment and performance satisfactory to the Administrative Agent, and (C) evidence that there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens of any nature whatsoever on the Project which are not being contested or have not either been fully bonded to the reasonable satisfaction of the Administrative Agent and discharged of record or in the alternative fully insured to the reasonable satisfaction of the Administrative Agent under the title policy obtained in connection with the Loans made herein.  Notwithstanding the foregoing, but subject to the other provisions of this Section 3.4, in the event of a loss which is less than or equal to the Threshold Amount, Administrative Agent shall disburse the insurance proceeds to Borrower from time to time during the course of the renovation upon written request therefor from Borrower to pay the costs of such renovation, provided that at all times (i) Borrower is diligently pursuing the completion of such renovation in a good and workmanlike manner, (ii)

such advances are being used to reimburse Borrower for, or to pay directly to the third parties entitled thereto, the costs of such renovation, and (iii) upon Administrative Agent’s request from time to time, Administrative Agent shall have received evidence of the type referred to in clause (C) above.

(2)                                  All plans and specifications required in connection with the restoration shall be subject to prior review and approval (such approval not to be unreasonably withheld) in all respects by the Administrative Agent and by an independent consulting engineer selected by the Administrative Agent (the “Restoration Consultant”).  The Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the restoration.  The identity of the contractors, subcontractors and materialmen engaged in the restoration, as well as all contracts having a cost in excess of $50,000.00, shall be subject to prior review and approval by the Administrative Agent and the Restoration Consultant.  All costs and expenses incurred by the Administrative Agent in connection with making the insurance proceeds available for the restoration including reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.  Borrower shall also obtain, at its sole cost and expense, all necessary government approvals as and when required in connection with such restoration and provide copies thereof to the Administrative Agent and Restoration Consultant.

(3)                                  In no event shall the Administrative Agent be obligated to make disbursements of the insurance proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the restoration, as certified by the Restoration Consultant, minus the Restoration Retainage.  The term “Restoration Retainage” means the greater of (i) an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the restoration, as certified by the Restoration Consultant and (ii) the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the restoration.  The Restoration Retainage shall not be released until the Restoration Consultant certifies to the Administrative Agent that the restoration has been substantially completed in accordance with the provisions of this Section 3.4, subject to punch-list items and other non-material items of work and that all approvals necessary for the re-occupancy and use of the Project have been obtained from all appropriate governmental authorities, and the Administrative Agent receives evidence reasonably satisfactory to the Administrative Agent that the costs of the restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that the Administrative Agent will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the restoration as of the date upon which the Restoration Consultant certifies to the Administrative Agent that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with its contract, and the Administrative Agent receives lien waivers and evidence of payment in full of all sums due to such contractor, subcontractor or materialman as may be reasonably requested by the Administrative Agent or by the title company issuing the title policy, and the Administrative Agent receives an endorsement to the title policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  If required by the Administrative Agent, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to such contractor, subcontractor or materialman.

(4)                                  The Administrative Agent shall not be obligated to make disbursements of the insurance proceeds more frequently than once per month.

(5)                                  If at any time the insurance proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of the Administrative Agent in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the restoration, Borrower shall deposit the deficiency (the “Insurance Proceeds Deficiency”) with the Administrative Agent within fifteen (15) Business Days of the Administrative Agent’s request and before any further disbursement of the insurance proceeds shall be made.  The Insurance Proceeds Deficiency shall be held in the Casualty/Taking Account in accordance with the Cash Management Agreement and shall be disbursed for costs actually incurred in connection with the restoration on the same conditions applicable to the disbursement of the insurance proceeds, and, until so disbursed, shall constitute additional security for the Loans.

(6)                                  After the Restoration Consultant certifies to the Administrative Agent that a restoration has been substantially completed in accordance with the provisions of this Section 3.4, and the receipt by the Administrative Agent of evidence satisfactory to the Administrative Agent that all costs incurred in connection with the restoration have been paid in full, the excess, if any, of the insurance proceeds and the remaining balance, if any, of the Insurance Proceeds Deficiency deposited with the Administrative Agent shall be remitted to Borrower, provided that no Potential Default or Event of Default shall exist.

(7)                                  All insurance proceeds not required (i) to be made available for the restoration or (ii) to be returned to Borrower as excess insurance proceeds pursuant to subsection (6) above may (A) be retained and applied by the Administrative Agent toward the payment of the Loans, whether or not then due and payable, in the order set forth in Section 2.4(7) so long as no Event of Default exists, and, if an Event of Default exists, in such order, priority and proportions as the Administrative Agent in its sole discretion shall deem proper, or, (B) at the sole discretion of the Administrative Agent, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as the Administrative Agent shall designate.

(8)                                  Notwithstanding any casualty, Borrower shall continue to make payments with respect to the outstanding principal amount in the manner provided in the Notes, this Agreement and the other Loan Documents and the outstanding principal amount shall not be reduced unless and until (i) any insurance proceeds or condemnation award shall have been actually received by the Administrative Agent, (ii) the Administrative Agent shall have deducted its reasonable expenses of collecting such proceeds and (iii) the Administrative Agent shall have applied any portion of the balance thereof to the repayment of the outstanding principal amount in accordance with Section 3.4(7).  The Lenders shall not be limited to the interest paid on any condemnation award but shall continue to be entitled to receive interest as provided in Article 2.

ARTICLE 4

RESERVES

Section 4.1                                   Real Estate Tax and Insurance Reserve Fund.

(1)                                  Deposits.  On the Closing Date, Borrower shall deposit $563,010.89 with the Administrative Agent, which amount shall be deposited by the Administrative Agent in the Tax and Insurance Reserve Account for payment of real estate taxes and insurance premiums with respect to the insurance policies required to be maintained by Borrower pursuant to Section 3.1.  In addition, on each Payment Date, Borrower shall deposit with the Administrative Agent (or, at the direction of the Administrative Agent, the Depository Bank), for deposit in the Tax and Insurance Reserve Account, one-twelfth of the real estate taxes and insurance premium that the Administrative Agent estimates will be payable during the next ensuing twelve (12) months in order to accumulate in the Tax and Insurance Reserve Account thirty (30) days prior to their respective due dates sufficient funds to pay all such real estate taxes and insurance premiums (said amounts, together with the amount set forth in the first sentence of this Section 4.1(1), being, collectively, the “Tax and Insurance Reserve Fund”).  If at any time the Administrative Agent reasonably determines that the Tax and Insurance Reserve Fund is not or will not be sufficient to pay real estate taxes or insurance premiums thirty (30) days prior to their respective due dates, the Administrative Agent shall notify Borrower of such determination and Borrower shall increase its monthly deposits into the Tax and Insurance Reserve Fund by the amount that the Administrative Agent reasonably estimates is sufficient to make up the deficiency thirty (30) days prior to delinquency of any such real estate taxes and/or thirty (30) days prior to expiration of the insurance policies, as the case may be.  Without limiting the foregoing or Administrative Agent’s other rights and remedies hereunder, in the event that Administrative Agent determines at any time that the Tax and Insurance Reserve Fund is not or will not be sufficient to pay real estate taxes and insurance premiums thirty (30) days prior to their respective due dates, Administrative Agent may utilize funds from time to time on deposit in the Project Escrow Account to pay such real estate taxes and insurance premiums when due.  Commencing with the satisfaction of the Partial Release Conditions (as set forth in Section 14.5), the amounts required to be deposited in the Tax and Insurance Reserve Fund may be adjusted on a quarterly basis by the Administrative Agent in its sole and absolute judgment.

(2)                                  Disbursements.  Borrower shall furnish the Administrative Agent with (i) bills for the charges for which such deposits are required and (ii) a disbursement request (in a form reasonably satisfactory to the Administrative Agent), executed by an authorized officer of Borrower, at least fifteen (15) days prior to the date on which the charges first become payable.  Provided that no Event of Default exists, the Administrative Agent will direct the Depository Bank apply the Tax and Insurance Reserve Fund to payments of insurance premiums and real estate taxes required to be made by the Borrower pursuant to Sections 3.1 and 9.2, respectively, and under the Mortgage but, in any event, not earlier than ten (10) days prior to the due dates thereof.  In making any payment relating to the Tax and Insurance Reserve Fund, the Depository Bank may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to real estate taxes) or insurer or agent (with respect to insurance premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless said bill, statement or estimate is obviously incorrect.  If the amount of the Tax and Insurance Reserve Fund shall exceed the amounts due for insurance premiums and real estate taxes pursuant to Sections 3.1 and 9.2, the Administrative Agent shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Fund.  Provided that on the date that said real estate taxes are due and payable, no Event of Default exists and sufficient funds are on deposit in the Tax and Insurance Reserve Fund to pay real estate taxes, Borrower shall not be liable to pay and shall not be charged with any late charges, interest and/or penalties imposed by or payable to any governmental authority as a result of the Depository Bank’s failure to pay real estate taxes prior to the date that same become delinquent.

Section 4.2                                   Reserved.

Section 4.3                                   Reserved.

Section 4.4                                   Interest Reserve Fund.

(1)                                  Deposits.  In the event that the Administrative Agent determines from time to time in its sole and absolute discretion that the Interest Holdback and future Operating Revenues may be insufficient to pay all interest charges due or to be due in connection with the Loans, the Administrative Agent shall notify Borrower in writing of such determination.  Within ten (10) Business Days following any such notice, Borrower shall deposit with the Administrative Agent (or, at the direction of the Administrative Agent, the Depository Bank), for deposit in the Interest Reserve Account, an amount reasonably determined by the Administrative Agent as being necessary to provide an adequate reserve for the payment of such interest charges (the “Interest Reserve Fund”).

(2)                                  Disbursements.  Provided that no Event of Default exists (other than a Default or an Event of Default which may be cured by the transfer of amounts credited to the Interest Reserve Fund to Borrower’s account pursuant to this Section 4.4(2)), and provided that there are insufficient Operating Revenues and insufficient funds remaining to be disbursed from the Interest Holdback from which to pay such interest payments, the Administrative Agent will direct the Depository Bank to transfer (to the extent funds are available therein) amounts credited to the Interest Reserve Fund to Borrower’s account to pay or reimburse Borrower for the payment of any interest payments then due and payable under the Loans.  Provided that no Event of Default exists, the Administrative Agent shall direct the Depository Bank to make such disbursements as requested by Borrower on a monthly basis within five (5) Business Days following receipt by the Administrative Agent of a written request for disbursement (in a form reasonably approved by the Administrative Agent) executed by an authorized officer of Borrower, which certificate shall certify, among other things, that there are insufficient Operating Revenues and insufficient funds remaining to be disbursed from the Interest Holdback to pay the interest payments for which such disbursement is being requested.

Section 4.5                                   Reserve Funds and Security Accounts Generally.

(1)                                  Grant of Security Interest.  Borrower hereby grants a perfected first priority security interest in favor of the Administrative Agent for the ratable benefit of the Lenders in each Reserve Fund and Security Account established by or for it hereunder and all financial assets and other property and sums at any time held, deposited or invested therein, and all security entitlements and investment property relating thereto, together with any interest or other earnings thereon, and all proceeds thereof, whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities (collectively, “Reserve Account Collateral”), together with all rights of a secured party with respect thereto (even if no further documentation is requested by the Administrative Agent or the Lenders or executed by Borrower).  Borrower covenants and agrees:

(a)                                  to do all acts that may be reasonably necessary to maintain, preserve and protect Reserve Account Collateral;

(b)                                 to pay promptly when due all material taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting any Reserve Account Collateral;

(c)                                  to appear in and defend any action or proceeding which may materially and adversely affect Borrower’s title to or the Administrative Agent’s interest in the Reserve Account Collateral;

(d)                                 following the creation of each Reserve Fund and Security Account established by or for Borrower and the initial funding thereof, other than to the Administrative Agent pursuant to this Agreement or the Cash Management Agreement, not to transfer, assign, sell, surrender, encumber, mortgage, hypothecate, or otherwise dispose of any of the Reserve Account Collateral or rights or interests therein, and to keep the Reserve Account Collateral free of all levies and security interests or other liens or charges except the security interest in favor of the Administrative Agent granted hereunder;

(e)                                  to account fully for and promptly deliver to the Administrative Agent, in the form received, all documents, chattel paper, instruments and agreements constituting the Reserve Account Collateral hereunder, endorsed to the Administrative Agent or in blank, as requested by the Administrative Agent, and accompanied by such powers as appropriate and until so delivered all such documents, instruments, agreements and proceeds shall be held by Borrower in trust for the Administrative Agent, separate from all other property of Borrower; and

(f)                                    from time to time upon request by the Administrative Agent, to furnish such further assurances of Borrower’s title with respect to the Reserve Account Collateral, execute such written agreements, or do such other acts, all as may be reasonably necessary to effectuate the purposes of this agreement or as may be required by law, or in order to perfect or continue the first-priority lien and security interest of the Administrative Agent in the Reserve Account Collateral.

(2)                                  Rights on Event of Default.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, at its option, may withdraw the Reserve Funds and the other funds in the Security Accounts and apply such funds to the items for which the Reserve Funds were established or to payment of the Loans in such order, proportion and priority as the Administrative Agent may determine in its sole discretion.  The

Administrative Agent’s right to withdraw and apply such funds shall be in addition to all other rights and remedies provided to the Administrative Agent on behalf of the Lenders under the Loan Documents.

(3)                                  Prohibition Against Further Encumbrance.  Borrower shall not, without the prior consent of the Administrative Agent, further pledge, assign or grant any security interest in the Reserve Funds or the Security Accounts or permit any Lien to attach.

(4)                                  Release of Reserve Funds.  Any amount remaining in the Reserve Funds and the Security Accounts after the Loans have been paid in full shall be promptly returned to Borrower.

(5)                                  Interest.  In the event that any Security Account is an interest-bearing account, the balance of any interest in such Security Account shall be deemed a part of such Security Account.  Nothing herein shall be construed as requiring the Administrative Agent or the Lenders to pay interest on any Security Account.

ARTICLE 5

ENVIRONMENTAL MATTERS

Section 5.1                                   Certain Definitions.  As used herein, the following terms have the meanings indicated:

(1)                                  “Environmental Claim” means, with respect to any Person, any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or governmental authority alleging or asserting liability with respect to Borrower or the Project, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, response, remediation, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, use or release into the environment of any Hazardous Materials originating at or from, or otherwise affecting, the Project, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by Borrower or otherwise affecting the health, safety or environmental condition of the Project or (iii) any alleged injury or threat of injury to the environment by Borrower or otherwise affecting the Project.

(2)                                  “Environmental Laws” means any federal, state or local law (whether imposed by statute, or administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, such laws governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, discharge of, or exposure to, Hazardous Materials.

(3)                                  “Environmental Liens” has the meaning assigned to such term in Section 5.3(4).

(4)                                  “Environmental Losses” means any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees and expenses, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards relating to Hazardous Materials, Environmental Claims, Environmental Liens and violation of Environmental Laws.

(5)                                  “Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by product thereof, (b) asbestos or asbestos containing materials, (c) polychlorinated biphenyls (PCBs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (g) Mold, or (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

(6)                                  “Mold” means any microbial or fungus contamination or infestation in any Project of a type which could reasonably be anticipated (after due inquiry and investigation) to pose a risk to human health or the environment or could reasonably be anticipated (after due inquiry and investigation) to negatively and materially impact the value of such Project.

Section 5.2                                   Representations and Warranties on Environmental Matters.  Borrower represents and warrants to the Administrative Agent and the Lenders that, to Borrower’s knowledge, except as set forth in the Site Assessment or otherwise in conformance with all applicable laws, including Environmental Laws, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about the Project or any property adjacent to the Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws), (2) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project do not, and did not previously, violate any Environmental Laws, (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened in writing, nor have any settlements been reached by or with any parties or any Liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws and (4) no underground storage tanks exist at the Project.

Section 5.3                                   Covenants on Environmental Matters.

(1)                                  Borrower shall (a) comply strictly and in all respects with applicable Environmental Laws; (b) notify the Administrative Agent immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material (unless otherwise disclosed in the Site Assessment) at, upon, under, within, contiguous to or otherwise affecting the Project; (c) promptly remove such Hazardous Materials and remediate the Project in full compliance with Environmental Laws and in accordance with the recommendations and specifications of an independent environmental consultant selected by Borrower and approved by the Administrative Agent; and (d) promptly forward to the Administrative Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect the Project or Borrower.

(2)                                  Borrower shall not cause, and shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from (a) causing any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for cleaning and other products used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws and except as done in connection with the remediation of the Project in full compliance with Environmental Laws), (e) installing any underground storage tanks at the Project, or (f) conducting any activity that requires a permit or other authorization under Environmental Laws to be conducted at the Project, except in connection with any remediation contemplated hereunder.

(3)                                  Borrower shall provide to the Administrative Agent, at such Borrower’s expense promptly upon the written request of the Administrative Agent from time to time (but no more than once every two years), a Site Assessment or, if required by the Administrative Agent, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Project.  Borrower shall pay the cost of no more than one such Site Assessment or update in any twelve (12) month period, unless the Administrative Agent’s request for a Site Assessment is based on information provided under Section 5.3(1), a reasonable suspicion of Hazardous Materials at or near the Project, a breach of representations under Section 5.2, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.

(4)                                  Environmental Notices.  Borrower shall promptly provide notice to the Administrative Agent of:

(a)                                  all Environmental Claims asserted or threatened against Borrower or any other party occupying the Project or any portion thereof or against the Project which become known to Borrower;

(b)                                 the discovery by Borrower of any occurrence or condition on the Project or on any real property adjoining or in the vicinity of the Project which could reasonably be expected to lead to an Environmental Claim against Borrower, the Administrative Agent or any of the Lenders;

(c)                                  the commencement or completion of any remediation at the Project; and

(d)                                 any Lien or other encumbrance imposed pursuant to any Environmental Law (“Environmental Liens”).

In connection therewith, Borrower shall transmit to the Administrative Agent copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications submitted to any governmental authority with respect to the matters described above.

Section 5.4                                   Allocation of Risks and Indemnity.

(1)                                  Allocation and Indemnity.  As between Borrower, the Administrative Agent and the Lenders, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower.  Accordingly, Borrower shall bear all risks and costs associated with any Environmental Loss, damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by the Administrative Agent or by law.  Borrower shall indemnify, defend and hold the Administrative Agent and the Lenders harmless from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense) arising out of or associated, in any way, with the non-compliance with Environmental Laws, or the existence of Hazardous Materials in, on, or about the Project, or a breach of any representation, warranty or covenant contained in this Article 5, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent, or comparative negligence of the Administrative Agent and the Lenders; provided, however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from the Administrative Agent’s or any Lender’s gross negligence or willful misconduct.  Borrower’s obligations under this Section 5.4 shall arise upon the discovery of the presence of any Hazardous Material, whether or not any governmental authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall continue notwithstanding the repayment of the Loans or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise).

(2)                                  Possession Transfer.  Notwithstanding anything to the contrary in this Agreement, Borrower’s obligations to indemnify and hold harmless the Administrative Agent and the Lenders or to remove, abate or remediate Hazardous Materials and/or cure violations of Environmental Laws shall not extend to any of the foregoing arising directly from: (i) gross negligence or willful misconduct of the Administrative Agent or the Lenders; (ii) the violation of any Environmental Law by any party other than Borrower, any Affiliate of Borrower or any of their respective employees, contractors or agents, after the Administrative Agent or any purchaser from the Administrative Agent at a foreclosure sale or after a deed in lieu thereof takes title to and possession of the Project or otherwise takes actual possession and control (to the exclusion of Borrower and its Affiliates) (a “Possession Transfer”); or (iii) the failure of Administrative Agent or any such purchaser in a Possession Transfer to comply with any lead based paint and asbestos operating and maintenance programs for the Project as approved by the

Administrative Agent.  The burden of proving items (i), (ii) or (iii) above shall be the obligation of Borrower.

Section 5.5                                   No Waiver.  Notwithstanding any provision in this Article 5 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, the Administrative Agent and the Lenders do not waive and expressly reserves all rights and benefits now or hereafter accruing to the Administrative Agent and/or any Lenders under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended.  No action taken by the Administrative Agent and/or any Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception”.

ARTICLE 6

LEASING MATTERS

Section 6.1                                   Representations and Warranties on Leases.  Borrower represents and warrants to the Administrative Agent and the Lenders to Borrower’s best knowledge and belief with respect to leases of the Project that: (1) the rent roll set forth on Schedule 7.22(b) is true and correct in all material respects, and the leases described thereon are valid and in and full force and effect, except as set forth on Schedule 7.22(b); (2) the leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (3) if and when requested by the Administrative Agent, the copies of the leases delivered to the Administrative Agent shall be true and complete; (4) to Borrower’s knowledge, neither the landlord nor any tenant is in default under any of the leases, except as set forth on Schedule 7.22(b); (5) Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to the Administrative Agent (on behalf of the Lenders); (6) except for Gladys Brownstein and Honey Waldman, no tenant or other party has an option to purchase all or any portion of the Project, other than rights to purchase upon Building Conversion granted under the Condominium Act; (7) except for tenants who are members of the armed services who may terminate their lease in connection with a deployment, no tenant has the right to terminate its lease prior to expiration of the stated term of such lease or as provided under the Condominium Act; (8) no tenant has prepaid more than one (1) month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two (2) months rent); and (9) no tenant has a right to extend its lease, other than rights to extend pursuant the Condominium Act.

Section 6.2                                   Standard Lease Form; Approval Rights.  All new leases as to residential leases entered into by Borrower after the date hereof shall be on a standard lease form approved by the Administrative Agent, with no material modifications (except as approved by the Administrative Agent), and the rents thereunder shall be at market rent.  Such lease form shall provide that the tenant shall attorn to the Administrative Agent (on behalf of the Lenders) and the lease shall be subordinate to the lien of the Loan Documents.  Borrower shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by Applicable Law, shall not commingle any such funds with any other funds of Borrower.  Within ten (10) days after the Administrative Agent’s request, Borrower shall furnish to the Administrative Agent a statement of all tenant security deposits, and copies of all leases not previously delivered to the Administrative Agent, certified by Borrower as being true and correct.

Section 6.3                                   Covenants.  Borrower (1) shall perform the obligations which Borrower is required to perform under the leases; (2) shall enforce the obligations to be performed by the tenants; (3) shall promptly furnish to the Administrative Agent any notice of monetary default or termination received by Borrower from any tenant, and any notice of monetary default or termination given by Borrower to any tenant; (4) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two (2) months rent; (5) shall not enter into any ground lease or master lease of any part of the Project; (6) shall not further assign or encumber any lease; (7) shall not, except with the Administrative Agent’s prior written consent, cancel or accept surrender or termination of any lease, except in the normal course of business; (8) shall not amend any easements affecting the Project without the Administrative Agent’s prior approval; and (9) shall not, except with the Administrative Agent’s prior written consent, modify or amend any lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not materially affecting the economic terms of the lease), and any action in violation of Sections 6.3(5), (6), (7), and (8) shall be void at the election of the Administrative Agent.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 7.1                                   Organization and Power.  Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with legal requirements applicable to doing business in the State.  Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.

Section 7.2                                   Validity of Loan Documents.  The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents to which they are a party: (1) are duly authorized; and (2) will not violate any law.  The Loan Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 7.3                                   Liabilities; Litigation.

(1)                                  The financial statements delivered by Borrower and each Borrower Party are true and correct in all material respects with no significant change since the date of preparation.  Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any Borrower Party that would reasonably be expected to have an adverse effect on Borrower’s ability to fulfill its obligations hereunder.  Except as disclosed in such financial statements or otherwise to Administrative Agent, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, the Project or the Loans.

(2)                                  Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 7.4                                   Taxes and Assessments.  The Project is comprised of three (3) parcels which constitute separate tax lots and do not constitute a portion of any other tax lot.  There are no pending or, to Borrower’s best knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

Section 7.5                                   Other Agreements; Defaults.  Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect the Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party.  Neither Borrower nor any Borrower Party is in violation of any agreement which violation would have an adverse effect on the Project, Borrower, or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 7.6                                   Compliance with Law.

(1)                                  Borrower and each Borrower Party have (or shall timely obtain) all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Project and carry on its business, and will take all actions necessary to obtain such approvals to establish and sell condominium units at the Project.  The Project is in compliance in all material respects with all applicable legal requirements, and to the best knowledge and belief of Borrower and subject to information disclosed to Administrative Agent in structural reports provided to Administrative Agent prior to closing, is free of material defects, and all building systems contained therein are generally in good working order, subject to ordinary wear and tear.  The Project constitutes a legally non-conforming use under applicable legal requirements;

(2)                                  No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project; and

(3)                                  The Project has adequate rights of access to public ways and, except as would not reasonably be expected to have any Material Adverse Effect, is served by adequate water, sewer, sanitary sewer and storm drain facilities.  All public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to an easement for such utility benefiting the Project.  All roads necessary for the full utilization of the Project for its current purpose have been completed and, dedicated to public use and accepted by all governmental authorities.

Section 7.7                                   Location of Borrower.  Borrower’s principal place of business and chief executive offices are located at the address stated in Section 12.1.

Section 7.8                                   ERISA.  Borrower has not established any pension plan for employees which would cause Borrower to be subject to the ERISA.

Section 7.9                                   Margin Stock.  No part of proceeds of the Loans will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.10                            Tax Filings.  Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively.

Section 7.11                            Solvency.  Giving effect to the Loans, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loans, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loans will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

Section 7.12                            Full and Accurate Disclosure.  No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents or in any certificate, statement or questionnaire prepared and delivered by Borrower or any Borrower Party in connection with the Loans contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact presently known to Borrower or any Borrower Party which has not been disclosed to the Administrative Agent which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party.

Section 7.13                            Single Purpose Entity.  Borrower is and has at all times since its formation been a Single Purpose Entity.

Section 7.14                            Management of the Project.  The Project as a rental apartment building is self-managed by Borrower and there is no management agreement.  Upon conversion of the operation of the Project to operation as a hotel, such hotel shall be managed by the Hotel Manager pursuant to the Hotel Management Agreement.

Section 7.15                            No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each Borrower Party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property or assets any such party pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which Borrower or any Borrower Party is a party or by which any of property or assets of Borrower or any Borrower Party is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any Borrower Party or any properties or assets of Borrower or any Borrower Party, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower or any Borrower Party of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

Section 7.16                            Title.  Borrower has good, marketable and insurable title to the Project, free and clear of all Liens whatsoever, except for the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  The Mortgage creates (and upon the recordation thereof and of any related financing statements there will be perfected) (1) a valid Lien on the Project, subject only to Permitted Encumbrances and (2) security interests in and to, and collateral assignments of, all personality (including the leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  To the best of Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Project which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.  None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, materially and adversely affect the value of the Project, impair the use or operations of the Project or impair Borrower’s ability to pay its obligations in a timely manner.

Section 7.17                            Flood Zone.  Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law.

Section 7.18                            Insurance.  Borrower has obtained and has delivered to the Administrative Agent certificates of insurance or certified copies of all of the insurance policies for the Project reflecting the insurance coverages, amounts and other insurance requirements set forth in this Agreement.  No claims have been made under any such policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

Section 7.19                            Certificate of Occupancy; Licenses.  All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of the Project as a residential building (collectively, the “Licenses”) have been obtained and are in full force and effect, Borrower shall keep and maintain all Licenses in full force and effect.  The use being made of the Project is in conformity with any applicable certificate of occupancy issued for the Project.

Section 7.20                            Physical Condition.  Except as disclosed in the building condition reports certified to the Administrative Agent and delivered in connection with the initial advance of the Loans, the Project, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s knowledge, there exists no structural or other material defects or damages in the Project, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 7.21                            Boundaries.  Except as disclosed on the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of the Project, and no improvements on adjoining properties encroach upon the Project, and no Improvements encroach upon or violate any easements or other encumbrances upon the Project, so as to materially adversely affect the value or marketability of the Project, except those which are insured against by title insurance.

Section 7.22                            Material Agreements.

(1)                                  Borrower has delivered to the Administrative Agent a true, correct and complete copy of that certain Purchase and Sale Agreement dated as of the date hereof, by and between Seller, as seller, and Borrower, as buyer, relating to the Project.  Except as described above in this Section 7.22(1), there are no other agreements between Seller and Borrower relating to the Project.

(2)                                  To Borrower’s knowledge, Schedule 7.22(b) contains a true, correct and complete copy of the rent roll for the Project as of the date of such rent roll.

(3)                                  Borrower has delivered to the Administrative Agent a true, correct and complete copy of the Hotel Management Agreement, and such agreement has not been amended or modified.  The Hotel Management Agreement is the only hotel management agreement in existence with respect to the operation or management of the hotel to be opened at the Project.  Neither party to such agreement is in default under such agreement and the Hotel Manager has no defense, offset right or other right to withhold performance under or terminate such agreement.

(4)                                  Borrower has delivered to the Administrative Agent a true, correct and complete copy of the Project Management Agreement, and such agreement has not been amended or modified.  The Project Management Agreement is the only project management agreement in existence with respect to the subject matter thereof.  Neither party to such agreement is in default under such agreement and the Project Manager has no defense, offset right or other right to withhold performance under or terminate such agreement.

(5)                                  Borrower has delivered to the Administrative Agent a true, correct and complete copy of the Technical Services Agreement, and such agreement has not been amended or modified.  The Technical Services Agreement is the only technical services agreement in existence with respect to the Project.  Neither party to such agreement is in default under such agreement and Hotel Manager has no defense, offset right or other right to withhold performance under or terminate such agreement.

Section 7.23                            Reserved.

Section 7.24                            Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of the Project to Borrower or any transfer of a controlling interest in Borrower have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable legal requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid and, under current legal requirements, the Mortgage is enforceable in accordance with its terms by the Administrative Agent or any subsequent holder thereof (on behalf of the Lenders), subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 7.25                            Investment Company Act.  Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 7.26                            Patriot Act; Foreign Assets Control Regulations.  Neither the execution and delivery of this Agreement, the Notes and the other Loan Documents by Borrower or any Borrower Party nor the use of the proceeds of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same.  Without limiting the generality of the foregoing, neither Borrower, any direct or indirect owner of any interest in Borrower (a) is listed on any Government Lists, (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Anti-Terrorism Order or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Order of the President of the United States in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offenses, (d) is currently under investigation by any governmental authority for alleged criminal activity, or (e) has a reputation in the community for criminal or unethical behavior.

Section 7.27                            Organizational Structure.

(1)                                  Borrower has heretofore delivered to the Administrative Agent a true and complete copy of the Organizational Documents of Borrower and each Borrower Party.  The only member of Borrower is the Sole Member, and there is no manager of Borrower other than the Sole Member.  There are no outstanding equity rights with respect to Borrower.

(2)                                  The only members of Sole Member on the date hereof are Mondrian Miami Investment LLC, a Delaware limited liability company, and Sanctuary West Avenue, LLC, a Delaware limited liability company.  The Sole Member is managed by both of its members.  There are no outstanding equity rights with respect to Sole Member.

(3)                                  Schedule 7.27 contains a true and accurate chart reflecting the ownership of all of the direct and indirect equity interests in Borrower, including the percentage of ownership interest of the Persons shown thereon.

Section 7.28                            Property Specific Representations.

(1)                                  Neither the Project nor any part thereof is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

(2)                                  The Project is zoned RM-3, which permits the current operation of the Project as a 342-unit apartment facility with 177 parking spaces as a legal non-conforming use; and does not restrict conversion of the Project to a 342-unit hotel condominium project with adequate space at the Project for 177 parking spaces and 29 or more boat slips.

(3)                                  The acquisition cost of the Project is not less than $110,000,000, including brokerage commissions paid by Borrower, if any, of which Borrower’s cash or cash equivalents equity investment, as of the date hereof, is at least $30,000,000.

(4)                                  There are currently 177 parking spaces located on the Project.  Without limiting the representations of Borrower set forth in Sections 7.6 and 7.19, the Project complies with all applicable zoning and land use laws, rules, regulations as a legal nonconforming use and complies with all material Licenses.

(5)                                  To Borrower’s knowledge, the City of Miami Beach maintains and will continue to maintain all the roadways providing access to and from the Project, including, but not limited to, access from West Avenue.

ARTICLE 8

FINANCIAL REPORTING

Section 8.1                                   Financial Statements.

(1)                                  Monthly Reports.  Within twenty (20) days after the end of each calendar month, Borrower shall furnish to the Administrative Agent a current (as of the calendar month just ended) balance sheet, a detailed operating statement (showing monthly activity and year to date) stating Operating Revenues, Operating Expenses, operating income, and Net Operating Cash Flow for the calendar month just ended, a general ledger, an updated rent roll and, as requested by the Administrative Agent, copies of bank statements and bank reconciliations and other documentation supporting the information disclosed in the most recent financial statements.

(2)                                  Quarterly Reports.  Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Administrative Agent a detailed operating statement (showing quarterly activity and year to date) stating Operating Revenues, Operating Expenses, Net Operating Cash Flow, operating income, and capital improvements for the calendar quarter just ended, and a balance sheet for such quarter for Borrower.  Borrower’s quarterly statements, which shall be prepared on an accrual basis, shall be accompanied by (i) a current rent roll for the Project and after the Building Conversion Date, a list of all sales of Units, (ii) a statement of the balance in each of the Reserve Funds and Security Accounts, and (iii) a certificate executed by an Authorized Officer of Borrower or the Sole Member stating that each such quarterly statement presents fairly the financial condition and the results of operations of Borrower and the Project.

(3)                                  Annual Reports.  Within one hundred and twenty (120) days after the end of each fiscal year of Borrower’s operation of the Project, Borrower will furnish to the Administrative Agent a complete copy of Borrower’s and Guarantors’ annual financial statements which shall be substantially in the form provided the Administrative Agent in connection with the closing of the Loan and, in the case of Borrower’s financial statements, shall have been prepared in accordance with general accepted accounting principles (consistently applied) and certified by an independent certified public accountant reasonably acceptable to the Administrative Agent.  Such financial statements shall contain a balance sheet, and in the case of Borrower, a detailed operating statement stating Operating Revenues, Operating Expenses, operating income and Net Operating Cash Flow for each of Borrower and the Project.  Borrower’s and Guarantors’ annual financial statements shall be accompanied by (i) a certificate executed by an Authorized Officer Borrower or the Sole Member, in the case of Borrower, by an Authorized Officer of Morgans LLC, in the case of Morgans LLC, and by Galbut, in the case of Galbut, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Project, in the case Borrower, and the Guarantors, in the case of Guarantors.  The annual financial statements of Borrower required to be delivered pursuant to this Section 8.1(3) may be consolidated with those of other entities owned by Morgans LLC or Sanctuary Management, provided that such financial statements contain notes clearly identifying each item on such financial statements which is attributable to the Borrower and the Project.

(4)                                  Certification; Supporting Documentation.  Each such financial statement shall be in scope and detail satisfactory to the Administrative Agent and certified by an Authorized Officer of Borrower.

(5)                                  Building Conversion Reporting Requirements.  Commencing upon the Building Conversion Date, Borrower shall also furnish to the Administrative Agent:

(a)                                  by the twentieth (20th) day of each month, monthly reports certifying the Units sold to date, the number of Qualified Purchase Contracts outstanding as of the last day of the preceding month, the names and addresses of the purchasers thereunder, the Contract Prices for each Unit, the Units under contract, the aggregate amount deposited into the Condominium Escrow pursuant to each such Qualifying Purchase Contract, whether there are any defaults by either Borrower or any purchaser under any such Qualifying Purchase Contract and whether any event has occurred or is likely to occur which would cause a default to occur or give the purchaser a right to terminate or rescind its obligations thereunder; the number of sales closed in the number and designation of the Units conveyed; the price paid for each such Unit; and the reports and matters set forth at (c) below;

(b)                                 within twenty (20) days of the last day of each calendar quarter (and at such other times as the Administrative Agent may reasonably request), report of the escrow agent setting forth all deposits in, withdrawals from, and the current balance of, the Condominium Escrow; and

(c)                                  a copy of each material report, statement, certification, claim, data, notice or other communication received, made or delivered by Borrower or a purchaser under a Qualifying Purchase Contract which relates to events that may materially negatively affect Borrower’s or such purchaser’s obligations and/or performance under the terms of a Qualifying Purchase Contract, or Borrower’s or any Borrower Party’s obligations and/or performance under the Loan Documents, including, without limitation, the imposition of any penalties or damages, the exercise of any termination or cancellation rights, the filing of any dispute or litigation or the failure of Borrower or such purchaser to comply with any of the requirements of a Qualifying Purchase Contract.  Any of the foregoing which affects the Qualified Purchase Contracts or a material portion thereof shall be supplied by Borrower to the Administrative Agent within five (5) days of occurrence or receipt.

(d)                                 a copy of all budgets and accounting reports recorded and to be filed with the Division of Florida Land Sales, Condominiums and Mobile Homes.

Section 8.2                                   Accounting Principles.  All financial statements shall be prepared substantially in the form of the financial statements provided to the Administrative Agent and shall otherwise be reasonably acceptable to the Administrative Agent.

Section 8.3                                   Other Information.  Borrower shall deliver to the Administrative Agent such additional information as Administrative Agent may reasonably request regarding Borrower, its subsidiaries, its business, any Borrower Party, the Sole Member, and the Project within thirty (30) days after the Administrative Agent’s request therefor.

Section 8.4                                   Annual Operating Budget.  At least thirty (30) days prior to the commencement of each calendar year, Borrower will provide to the Administrative Agent their proposed annual operating and capital improvements budget for such fiscal year for review and approval by the Administrative Agent, which approval shall not be unreasonably withheld (as so approved for any fiscal year, the “Annual Operating Budget”).

Section 8.5                                   Audits.  The Administrative Agent shall have the right to choose and appoint a certified public accountant to perform financial audits as it deems necessary.  The costs of such audits shall be paid by Borrower; provided, however, that so long no Event of Default exists, Borrower shall not be required to pay the cost of more than one such audit in any Loan Year.  Borrower shall permit the Administrative Agent to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expense relative to the Project.

Section 8.6                                   Access.  The Administrative Agent, the Lenders and any of their respective officers, employees and/or agents shall have the right, exercisable as frequently as the Administrative Agent reasonably determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by the Administrative Agent), to inspect the Project and (on twenty-four (24) hours prior notice, which may be oral) to inspect, audit and make extracts from all of Borrower’s records, files and books of account.  Borrower shall deliver any document or instrument reasonably necessary for the Administrative Agent, as the Administrative Agent may request, to obtain records from any service bureau maintaining records for Borrower, and shall maintain duplicate records or support documentation on media, including, without limitation, computer tapes and discs owned by Borrower relating to the use or operation of the Project.  At the Administrative Agent’s request, Borrower shall instruct its banking and other financial institutions to make available to the Administrative Agent such information and records concerning the Project as the Administrative Agent may reasonably request.

ARTICLE 9

COVENANTS

Borrower covenants and agrees with the Administrative Agent and the Lenders as follows:

Section 9.1                                   Due on Sale and Encumbrance; Transfers of Interests.  Without the prior written consent of the Administrative Agent and the Lenders (to the extent required under Section 12.2):

(1)                                  Borrower nor any other Person having an ownership or beneficial interest in Borrower shall not (a) directly or indirectly sell, transfer, convey, mortgage, pledge, assign, encumber or permit any Lien on the Project, whether voluntarily, involuntarily, by operation of law or otherwise; or (b) enter into any easement or other agreement granting rights in or restricting the use or development of the Project;

(2)                                  No new member shall be admitted to or created in Borrower or Sole Member (nor shall any existing member withdraw from Borrower or Sole Member), and no change in Borrower’s or the Sole Member’s Organizational Documents shall be effected; and

(3)                                  Borrower shall not allow any Change of Control to occur, or permit any transfer to occur (whether of equity interests or through any pledge or encumbrance of equity interests, or of the economic or other benefits therefrom, whether voluntary, involuntary, by operation of law or otherwise), if any such transfer would result in a Change of Control.

As used in this Section 9.1, “transfer” shall include the sale, transfer, conveyance, mortgage, pledge, assignment of any legal or beneficial ownership.

Without limiting the foregoing provisions of this Section 9.1, any transfer of a direct or indirect ownership interest in Borrower or Sole Member shall be further subject to (w) Borrower providing not less than ten (10) Business Days’ written notice to Administrative Agent of any such transfer, (x) no Potential Default or Event of Default then existing, (y) the proposed transferee being a limited liability company, corporation, partnership, joint venture, joint-stock company, trust or individual approved in writing by each Lender subject to a Limiting Regulation in its discretion, and (z) payment to the Administrative Agent on behalf of the Lenders of all costs and expenses incurred by the Administrative Agent or any Lenders in connection with such transfer.  Each Lender at the time subject to a Limiting Regulation shall, within ten (10) Business Days after receiving such Borrower’s notice of a proposed transfer subject to this Section 9.1, furnish to Borrower a certificate (which shall be conclusive absent manifest error) stating that it is subject to a Limiting Regulation, whereupon such Lender shall have the approval right contained in clause (y) above.  Each Lender which fails to furnish such a certificate to Borrower during such ten (10) Business Day period shall be automatically and conclusively deemed not to be subject to a Limiting Regulation with respect to such transfer.  If any Lender subject to a Limiting Regulation fails to approve a proposed transferee under clause (y) above (any such Lender being herein called a “Rejecting Lender”), Borrower, upon three (3) Business Days notice (which may be delivered at any time within ninety (90) days following delivery to Borrower of a such a certificate from a Rejecting Lender), may (A) notwithstanding the terms of Section 2.4(4), prepay such Rejecting Lender’s outstanding Loans or (B) require that such Rejecting Lender transfer all of its right, title and interest under this Agreement and such Rejecting Lender’s Note to any Eligible Assignee or Proposed Lender selected by Borrower that is reasonably satisfactory to the Administrative Agent if such Eligible Lender or Proposed Lender (x) agrees to assume all of the obligations of such Rejecting Lender hereunder, and to purchase all of such Rejecting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Rejecting Lender’s Loans, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and satisfactory arrangements are made for payment to such Rejecting Lender of all other amounts accrued and payable hereunder to such Rejecting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.4(4) as if all such Rejecting Lender’s Loans were prepaid in full on such date) and (y) approves the proposed transferee.  Subject to the provisions of Section 12.24, such Eligible Assignee or Proposed Lender shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements of Borrower contained in Section 2.8(5) shall survive for the benefit of such Rejecting Lender with respect to the time period prior to such replacement.

Section 9.2                                   Taxes; Charges.  Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon the Project or become payable during the term of the Loans (collectively, the “Taxes”), and will promptly furnish the Administrative Agent with evidence of such payment; however, such Borrower’s compliance with Section 4.1 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 9.2.  Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property.  Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on the Project; however, Borrower may contest the validity of such claims and demands so long as (1) Borrower notifies the Administrative Agent that it intends to contest such claim or demand, (2) Borrower provides the Administrative Agent with an indemnity, bond or other security satisfactory to the Administrative Agent (including an endorsement to the Administrative Agent’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s obligations for such claims and demands, including interest and penalties, and (3) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non payment.

Section 9.3                                   Control; Management.  Except as provided in Section 9.14 and without limiting the provisions of Section 9.1, there shall be no change in the day-to-day management and control of Borrower or any Borrower Party without the prior written consent of the Administrative Agent.  Borrower shall manage the Project and shall not enter into any Management Agreement or otherwise engage any Manager without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld.  If at any time the Administrative Agent consents to the appointment of a Manager, Borrower shall not terminate or replace such Manager, or terminate or amend the related Management Agreement, without the Administrative Agent’s prior written consent, which shall not be unreasonably withheld.  Any change in ownership or control of any Manager shall be cause for the Administrative Agent to re-approve such Manager and the related Management Agreement.  If at any time the Administrative Agent consents to the appointment or replacement of a Manager, such Manager and Borrower shall, as a condition of the Administrative Agent’s consent, execute a Manager’s Consent and Subordination of Management Agreement in the form then used by the Administrative Agent.  Each Manager shall hold and maintain all necessary licenses, certifications and permits required by law.  Borrower shall fully perform all of its covenants, agreements and obligations under any Management Agreement.

Section 9.4                                   Operation; Maintenance; Inspection.  Borrower shall observe and comply with all legal requirements applicable to the ownership, use and operation of the Project.  Borrower shall maintain the Project in good condition and promptly repair any damage or casualty.  Borrower shall permit the Administrative Agent and the Lenders and their respective agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies as the Administrative Agent may reasonably require, provided such inspections and studies do not materially interfere with the use and operation of the Project.

Section 9.5                                   Taxes on Security.  Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on the Administrative Agent or any Lender.  If there shall be enacted any law (1) deducting the Loans from the value of the Project for the purpose of taxation, (2) affecting any Lien on the Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to the Administrative Agent, on demand, all taxes, costs and charges for which the Administrative Agent or any Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loans usurious, then instead of collecting such payment, the Administrative Agent may (and on the request of the Majority Lenders shall) declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 9.6                                   Legal Existence; Name, Etc.  Borrower shall preserve and keep in full force and effect its existence as a Single Purpose Entity, and each of Borrower and Sole Member shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project.  In the event there is a conflict between the Single Purpose Entity requirements contained in this Agreement and the terms of the Organizational Documents of Borrower and the Sole Member, the Single Purpose Entity requirements contained in this Agreement shall control.  Neither Borrower nor Sole Member shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary of Borrower to do so.  Each of Borrower and Sole Member shall conduct business only in its own name and shall not change its name, identity, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (a) shall have obtained the prior written consent of the Administrative Agent to such change, and (b) shall have taken all actions necessary or requested by the Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

Section 9.7                                   Affiliate Transactions.

(1)                                  In General.  Except as provided in this Section 9.7, Borrowers shall not engage in any other transaction affecting the Project with an Affiliate of Borrower without the Administrative Agent’s prior written consent except on arm’s length, market terms.  Without limiting the foregoing, all transactions with Affiliates shall be at arms length and shall be for a price and terms that are no greater than market terms for similar services.

(2)                                  Sales Commission and Franchise Fee.  With respect to the sale of a Unit, Borrower may pay up to a seven percent (7%) sale commission to Borrower or an Affiliate of

Borrower upon the sale of such Unit.  Borrower may pay the Franchise Fee to Morgans Hotel Group Management LLC.

(3)                                  Other Arrangements.  The Administrative Agent acknowledges that Borrower has entered into the following arrangements with Affiliates of Borrower and that are hereby approved by the Administrative Agent under the following conditions:

(a)                                  Borrower may use a title insurance agency that is an Affiliate of Sanctuary and an agent for a national title insurance company; and

(b)                                 An Affiliate of Borrower or Sanctuary Management may serve as a mortgage broker or mortgage originator for the placement of loans to purchasers of Units, provided that all fees and other amounts payable in connection with such services shall be paid by the purchasers of such Units or credited by Borrower to the purchasers of such Units as Special Credits and paid by Borrower.

Section 9.8                                   Limitation on Other Debt.  Neither Borrower nor Sole Member shall, without the prior written consent of the Administrative Agent and the Majority Lenders, incur any Debt other than the Loans and trade and operational debt described in subsection (o) of the definition of Single Purpose Entity (in the case of Borrower).

Section 9.9                                   Further Assurances.  Borrower shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, and (2) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as the Administrative Agent may reasonably request to further evidence and more fully describe the collateral for the Loans, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.

Section 9.10                            Estoppel Certificates.  Borrower, within ten (10) Business Days after request, shall furnish to the Administrative Agent a written statement, duly acknowledged, setting forth or confirming, as applicable, the amount due on the Loans, the terms of payment of the Loans, the date to which interest has been paid, whether any offsets or defenses exist against the Loans and, if any are alleged to exist, the nature thereof in detail, and such other matters as the Administrative Agent reasonably may request.

Section 9.11                            Notice of Certain Events.  Borrower shall promptly notify the Administrative Agent of (1) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) any notice of default received by Borrower or any Borrower Party under other obligations relating to the Project or otherwise material to Borrower’s business; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or the Project.

Section 9.12                            Indemnification.  Borrower hereby agrees to indemnify, defend, protect and hold harmless the Administrative Agent, each Lender and their respective shareholders, officers, employees, attorneys, agents, representatives and affiliates (each, an “Indemnified Party”) from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of each Indemnified Party’s counsel, which may be imposed upon, asserted against or incurred by any of them relating to or arising out of third-party claims relating to (1) the Project or (2) any of the Loan Documents or the transactions contemplated thereby, including, without limitation, (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any of the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (b) any inspection, review or testing of or with respect to the Project, (c) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not the Administrative Agent or any Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loans) in any way related to the execution, delivery or performance of any Loan Document or to the Project, (d) any proceeding instituted by any Person claiming a Lien, and (e) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loans, the Project, or any of the transactions contemplated in the Loan Documents, including those arising from the joint, concurrent, or comparative negligence of the Administrative Agent or any Lender, except to the extent any of the foregoing is caused by the Administrative Agent’s or any Lender’s gross negligence or willful misconduct, in which case the party to whom the gross negligence or willful misconduct is attributable (but not any other party) shall not be entitled to the indemnification provided for hereunder to the extent of such gross negligence or willful misconduct.

Section 9.13                            Size of Units.  Borrower agrees that the net sellable area as set forth in the Unit Release Schedule shall constitute and be deemed to be the square footage for each Unit and shall be used for all purposes under this Agreement.

Section 9.14                            Reserved.

Section 9.15                            Unit Release Schedule and Minimum Sales Prices.  Borrower and the Administrative Agent acknowledge and agree that the Unit Release Schedule and the Minimum Sales Price Schedule have not been determined as of the date of closing.  Without limiting the provisions of Section 14.2, Borrower shall submit to the Administrative Agent for its approval within ninety (90) days of the date hereof, and the Administrative Agent shall have approved, the Unit Release Schedule and the Minimum Sales Price Schedule prior to and as a condition to the occurrence of the Building Conversion Date and as a condition to Borrower entering into any agreement for the sale of any Units.  Once the Unit Release Schedule and the Minimum Sales Price Schedule have been approved by the Administrative Agent, each shall be attached to this Agreement by the Administrative Agent and be deemed to be a part hereof.  The Administrative Agent may approve the Unit Release Schedule and the Minimum Sales Price Schedule and any changes thereto in its sole and absolute discretion.  The Minimum Sales Price Schedule submitted by Borrower shall provide for an average Minimum Sales Price for all Units of not less than $800.00 per square foot and shall otherwise be consistent with the provisions of this Agreement.  Borrower shall not permit the sale of any Unit at a Purchase Price less than the applicable Minimum Sales Price for such Unit.

Section 9.16                            No Distributions.  Borrower shall not make any Distributions to any members of Borrower without the Administrative Agent’s prior consent.

Section 9.17                            Condominium Covenants.  In addition to the covenants and agreements made in this Agreement, Borrower and the Administrative Agent further covenant and agree as follows:

(1)                                  Condominium Obligations.  Following the Building Conversion Date, Borrower shall perform or cause to be performed all of Borrower’s obligations and the obligations of the Association under the Declaration all with respect to any of the applicable Project’s Constituent Documents and under the Condominium Act.  The “Constituent Documents” are the:  (a) the Declaration; (b) the articles of incorporation and by-laws of the Association; and (c) all documents related to the creation, management and operation of the Project following Conversion.  Borrower shall promptly pay when due, all dues and assessments imposed pursuant to the Constituent Documents.

(2)                                  Hazard Insurance.  Following the Building Conversion Date, so long as the Association maintains casualty insurance through a “master” or “blanket” policy on the Project which satisfies the requirements of Section 3.1 of this Agreement and is otherwise satisfactory to the Administrative Agent, Borrower’s obligation under Article 3 to maintain such casualty insurance coverage on the Project shall be satisfied to the extent that the required coverage is provided by the Association.  In the event of an insured casualty to all or a portion of the Project, insurance proceeds shall be distributed and utilized in the manner required by the Constituent Documents.  In the event of a distribution of hazard insurance proceeds in lieu of restoration or repair following a loss to the Project, whether to the unit(s) or to common elements, any proceeds payable to Borrower is hereby assigned and shall be paid to the Administrative Agent for application to the Loans in accordance with Article 3 hereof.

(3)                                  Public Liability Insurance.  Borrower shall take such actions as may be reasonable to insure that the Association maintains a public liability insurance policy acceptable in form, amount and extent of coverage to the Administrative Agent.

(4)                                  Condemnation.  The proceeds of any award or claim for damages, direct or consequential, payable to Borrower in connection with any condemnation or other taking of all or any part of the Project, whether of the unit(s) or of common elements, or for any conveyance in lieu of condemnation, are hereby assigned and shall be paid to the Administrative Agent.  Such proceeds shall be applied by the Administrative Agent in accordance with Article 3 of this Agreement.

(5)                                  Declaration.  Borrower hereby represents, warrants, and covenants as follows as to the Declaration:

(a)                                  As of the date of filing of the Declaration and prior to the sale and release of any Units, Borrower shall be the owner of all the interests created under the Declaration;

(b)                                 As of the date of the filing of the Declaration, Borrower is the Declarant under the Declaration and the owner without encumbrance (other than under the Loan Documents) of all voting rights under the Declaration;

(c)                                  Borrower shall be the owner of all of the interests in and to the Association from and after the filing of the Declaration and prior to the sale and release of any Units;

(d)                                 The interest of the Association is not encumbered by any other pledge, hypothecation, mortgage, deed to secure debt or other security interest, lien or judgment whatsoever;

(e)                                  Borrower shall at all times collaterally assign its rights as “Declarant” under the Declaration to the Administrative Agent and upon an Event of Default shall provide proxy rights to the Administrative Agent; and

(f)                                    None of the Units will be omitted from coverage by the Declaration without the prior written consent of the Administrative Agent.

Section 9.18                            Patriot Act Compliance; Foreign Assets Control Regulations.

(1)                                  Borrower shall comply with the Patriot Act and all applicable legal requirements of governmental authorities having jurisdiction of Borrower, including those relating to money laundering and terrorism.  The Administrative Agent shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable legal requirements of governmental authorities having jurisdiction of Borrower, including those relating to money laundering and terrorism.  In the event that Borrower fails to comply with the Patriot Act or any such legal requirements of governmental authorities, then the Administrative Agent may, at its option, declare an Event of Default.

(2)                                  Without limiting the provisions of Section 9.18(1), neither Borrower nor any Borrower Party shall use the proceeds of the Loans in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same.  Without limiting the foregoing, neither Borrower nor any Borrower Party will permit itself nor any of its subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by Borrower or such Borrower Party or who (after such inquiry as may be required by Applicable Law) should be known by Borrower or such Borrower Party to be a blocked person.

(3)                                  Borrower shall execute and deliver to the Administrative Agent from time to time upon request a certificate stating that neither Borrower, any Borrower Party, any direct or indirect owner of any interest in Borrower nor any Core Member (a) is listed on any Government Lists, (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Anti-Terrorism Order or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offenses, (d) is currently under investigation by any governmental authority for alleged criminal activity, or (e) has a reputation in the community for criminal or unethical behavior.

Section 9.19                            Payment for Labor and Materials.  Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Project and never permit to exist beyond the due date thereof in respect of the Project or any part thereof any Lien, even though inferior to the Liens of the Loan Documents, and in any event never permit to be created or exist in respect of the Project or any part thereof any other or additional Lien other than the Liens or security of the Loan Documents, except for the Permitted Encumbrances.  Notwithstanding the foregoing provisions of this Section 9.19, Borrower may contest in the validity of any bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Project.  Any such contest shall be in good faith, be at Borrower’s own expense and be made by appropriate legal proceedings which shall operate to prevent the collection thereof or other realization thereon and the sale or forfeiture of the Project or any part thereof to satisfy the same.  As a condition to pursuing any such contest, Borrower shall, at the Administrative Agent’s option, provide security reasonably satisfactory to the Administrative Agent, assuring the discharge of Borrower’s obligations thereunder and of any additional charge, penalty or expense arising from or incurred as a result of such contest.

Section 9.20                            Hotel Management Agreement.

(1)                                  Borrower shall (i) perform and observe in all material respects all of its covenants and agreements contained in the Hotel Management Agreement to which it is a party; (ii) take all reasonable and necessary action to prevent the termination of the Hotel Management Agreement in accordance with the terms thereof or otherwise; (iii) enforce each material covenant or obligation of the Hotel Management Agreement in accordance with its terms; (iv) promptly give the Administrative Agent copies of any default or other material notices given by or on behalf of Borrower or received by or on behalf of Borrower from the Hotel Manager; and (v) take all such action to achieve the purposes described in clauses (i), (ii) and (iii) of this Section 9.20 as may from time to time be reasonably requested by the Administrative Agent; provided, however, that Borrower shall be permitted, upon the Administrative Agent’s reasonable approval, to contest the validity or applicability of any requirement under the Hotel Management Agreement.

(2)                                  Borrower shall not, without the Administrative Agent’s prior consent (i) take any action to (A) cancel or terminate the Hotel Management Agreement, (B) replace the Hotel Manager or (C) appoint a new hotel manager; (ii) sell, assign, pledge, transfer, mortgage, hypothecate or otherwise dispose of (by operation of law or otherwise) or encumber any part of its interest in the Hotel Management Agreement; (iii) waive any material default under or breach of any material provisions of the Hotel Management Agreement or waive, fail to enforce, forgive or release any material right, interest or entitlement, howsoever arising, under or in respect of any material provisions of the Hotel Management Agreement or vary or agree to the variation in any material way of any material provisions of the Hotel Management Agreement or of the performance of the Hotel Manager under the Hotel Management Agreement; (iv) petition, request or take any other legal or administrative action that seeks, or may reasonably be expected, to rescind, terminate or suspend the Hotel Management Agreement.

(3)                                  Any change in day-to-day management and control of the Hotel Manager shall be cause for Administrative Agent to re-approve such Hotel Manager and Hotel Management Agreement.  If at any time the Administrative Agent consents to the appointment of a new hotel manager, such new manager and Borrower shall, as a condition of Administrative Agent’s consent, execute a Hotel Manager’s Consent and Subordination of Management Agreement in the form then used by Administrative Agent.  Each Hotel Manager shall hold and maintain all necessary licenses, certifications and permits required by law to carry on its duties under the Hotel Management Agreement.  Borrower shall fully perform all of its covenants, agreements and obligations under the Management Agreement.

Section 9.21                            Americans with Disabilities.

(1)                                  Borrower (a) agrees that it shall use commercially reasonable efforts to ensure that the Project shall at all times comply with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”) and (b) has no actual knowledge as to the Project’s non-compliance with any Access Laws where, in the case of (a) or (b) above, the failure to so comply could have a material adverse effect on the Project or on Borrower’s ability to repay the Loans in accordance with the terms hereof.

(2)                                  Notwithstanding any provisions set forth herein or in any other document regarding the Administrative Agent’s approval of alterations of the Project, Borrower shall not alter the Project in any manner which would materially increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of the Administrative Agent.  The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants.  The Administrative Agent may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person reasonably acceptable to the Administrative Agent.

(3)                                  Borrower agrees to give prompt notice to the Administrative Agent of the receipt by Borrower of any written complaints related to violation of any Access Laws with respect to the Project and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

Section 9.22                            Zoning.  Borrower shall not, without the Administrative Agent’s prior consent, seek, make, suffer or acquiesce in any change or variance in any zoning or land use laws or other conditions of use of the Project or any portion thereof.  Borrower shall not use or permit the use of any portion of the Project in any manner that could result in such use becoming an illegal non-conforming use under any zoning or land use law or any other Applicable Law or modify any agreements relating to zoning or land use matters or with the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of the Administrative Agent.  Without limiting the foregoing, in no event shall Borrower take any action that would reduce or impair below applicable requirements (a) the number of parking spaces at the Improvements or (b) access to the Project from adjacent public roads.

Section 9.23                            ERISA.  Borrower shall not take any action, or omit to take any action, which would (a) cause Borrower’s assets to constitute “plan assets” for purposes of ERISA or the Code or (b) cause the Transactions to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 9.24                            Property Specific Covenants.

(1)                                  Borrower shall pay to the title company any fees or charges imposed by the title company in connection with amending the mortgagee title policy issued in favor of Administrative Agent as a result of the Building Conversion, including, but not limited to the costs of obtaining updated title searches, date-down endorsement, a “condominium” endorsement and an endorsement modifying the insured legal description.

(2)                                  Within one year of the date hereof, Borrower shall repair or shall cause to be repaired to the satisfaction of Administrative Agent the repairs described on Schedule 9.24(a) hereof.

(3)                                  Without the prior written consent of Administrative Agent, Borrower shall not amend, modify or terminate its Organizational Documents, the Project Management Agreement or the Technical Services Agreement, replace the Project Manager or Hotel Manager or appoint a new project manager or technical services advisor.

(4)                                  Borrower shall use commercially reasonable efforts to enter into a lease or leases with the State of Florida (the “Submerged Property Lease”) pursuant to which Borrower shall be granted a leasehold interest in certain submerged property described therein (the “Submerged Property”) which Property is identified as parcels 2 and 3 on Exhibit A attached hereto.  Borrower shall make all necessary applications and filings with the appropriate governmental and quasi-governmental entities for any and all permits and approvals which are necessary to use the Submerged Property for a dock with 29 or more boat slips.  Borrower shall promptly provide copies of all filings and applications made and notices received from governmental authorities with respect to Submerged Property and the Upland Property and dock and the boat slips located thereat.

(5)                                  The renovations at the Project shall not constitute a “Level 3” alteration as defined in the Florida Building Code nor violate what is commonly known as the “50% Rule.”

ARTICLE 10

EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default” under the Loans:

Section 10.1                            Payments.  Borrower’s failure to (1) pay any regularly scheduled installment of principal or interest or other amount within five (5) days of (and including) the date when due as required under the Loan Documents or (2) make a deposit of cash or pay any other amount due hereunder within five (5) days of (and including) the date when due as required under the Loan Documents, or (iii) pay the Loans at the Maturity Date, whether by acceleration or otherwise.

Section 10.2                            Insurance.  Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 10.3                            Single Purpose Entity.  If Borrower (i) violates any of the provisions set forth in clauses (a), (b), (c), (d), (e), (g), (j), (o), (p), (q), (t), (w), (z) or (bb) of the definition of “Single Purpose Entity”, or (ii) violates any of the provisions clauses (f), (h), (i), (k), (l), (m), (n), (r), (s), (u), (v), (x), (y) or (aa) of the definition of “Single Purpose Entity” and, in the case of this clause (ii) such violation is not cured with thirty (30) days of the date that any officer of Borrower or any Borrower Party obtains knowledge of such violation.

Section 10.4                            Taxes.  If any of the Taxes are not paid when the same are due and payable.

Section 10.5                            Sale, Encumbrance, Etc.; Change of Control.  The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of the Project, or any interest therein, or of any interest in Borrower, in violation of Section 9.1 of this Agreement, or the occurrence of any Change of Control in violation of Section 9.1.

Section 10.6                            Representations and Warranties.  Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 10.7                            Other Encumbrances.  Any default (beyond applicable cure periods) under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the Project or any part thereof.

Section 10.8                            Various Covenants.  Any default under any of its obligations under Sections 6.2 (pertaining to lease approvals), 9.3 (management of the Project), 9.8 (limitations on debt), 9.18 (Patriot Act compliance), 9.22 (zoning and use changes) or 9.23 (ERISA) of this Agreement.

Section 10.9                            Involuntary Bankruptcy or Other Proceeding.  Commencement of an involuntary case or other proceeding against Borrower or any other Borrower Party or any other Person having an ownership or security interest in the Project (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to such Person or its Debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or an order for relief against a Bankruptcy Party shall be entered in any such case under the Bankruptcy Code (an “Involuntary Proceeding”).

Section 10.10                     Voluntary Petitions, Etc.  Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its Debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing (a “Voluntary Proceeding”).

Section 10.11                     Indebtedness.  Any of Borrower or Sole Member, or any combination thereof, shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $500,000.00 or more and such default shall not be cured within any applicable notice or cure period provided with respect thereto; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt to cause, such Debt to become due or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise) prior to its stated maturity.

Section 10.12                     Dissolution.  Any of the Borrower Parties shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including any Borrower Party) seeking the termination, dissolution or liquidation of any Borrower Party, which, in the case of actions by Persons other than a Borrower Party or any of their Affiliates, shall continue unstayed and in effect for a period of sixty (60) or more days.

Section 10.13                     Judgments.  One or more (a) final, non-appealable judgments for the payment of money (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered against Borrower or Sole Member in an amount aggregating in excess of $1,000,000.00, or (b) non-monetary judgments, orders or decrees shall be entered against Borrower or Sole Member which have or would reasonably be expected to have a Material Adverse Effect, and, in either case, the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower or Sole Member, as the case may be, to enforce any such judgment.

Section 10.14                     Security.  The Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien (subject to the Permitted Encumbrances) on the collateral intended to be covered thereby in favor of the Administrative Agent, free and clear of all other Liens (other than the Permitted Encumbrances and Liens being contested in accordance with the terms of Section 9.19), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Borrower or any Borrower Party or any of their Affiliates;

Section 10.15                     Guarantees.  Any Joinder Party shall (1) default under the Joinder beyond any applicable notice and grace period provided for therein, or (2) revoke or attempt to revoke, contest or commence any action against its obligations under the Joinder.

Section 10.16                     Security Accounts.  Borrower uses, or permits the use of, funds from the Security Accounts for any purpose other than the purpose for which such funds were disbursed from the Security Accounts.

Section 10.17                     Reserved.

Section 10.18                     Covenants.  Borrower’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents and not specified above, and the continuance of such failure for ten (10) days after notice by the Administrative Agent to Borrower; provided, however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional thirty (30) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within ten (10) days; (3) Borrower is diligently undertaking to cure such default, and (4) Borrower has provided the Administrative Agent with security reasonably satisfactory to the Administrative Agent against any interruption of payment or impairment of collateral as a result of such continuing failure.

ARTICLE 11

REMEDIES

Section 11.1                            Remedies – Insolvency Events.  Upon the occurrence of any Event of Default described in Section 10.9 or 10.10, the obligations of the Lenders to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower and each Borrower Party; provided, however, if the Bankruptcy Party under Section 10.9 or 10.10 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at the Administrative Agent’s election, in the Administrative Agent’s sole discretion.

Section 11.2                            Remedies – Other Events.  Except as set forth in Section 11.1 above, while any Event of Default exists, the Administrative Agent may (1) by written notice to Borrower, declare the entire amount of the Loans to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower and each Borrower Party, (2) terminate the obligation, if any, of the Lenders to advance amounts hereunder, and (3) exercise all rights and remedies therefore under the Loan Documents and at law or in equity.

Section 11.3                            Administrative Agent’s Right to Perform the Obligations.  If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse the Administrative Agent or any Lender may have because of such Event of Default, the

Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate.  If the Administrative Agent shall elect to pay any sum due with reference to the Project, the Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof.  Similarly, in making any payments to protect the security intended to be created by the Loan Documents, the Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same.  Additionally, if any Hazardous Materials affect or threaten to affect the Project, the Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials.  Borrower shall indemnify, defend and hold the Administrative Agent and the Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and disbursements, incurred or accruing by reason of any acts performed by the Administrative Agent or any Lender pursuant to the provisions of this Section 11.3, including those arising from the joint, concurrent, or comparative negligence of the Administrative Agent and any Lender, except as a result of the Administrative Agent’s or any Lender’s gross negligence or willful misconduct.  All sums paid by the Administrative Agent pursuant to this Section 11.3, and all other sums expended by the Administrative Agent or any Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loans, shall be secured by the Loan Documents and shall be paid by Borrower to the Administrative Agent upon demand.

ARTICLE 12

MISCELLANEOUS

Section 12.1                            Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and either shall be (1) mailed by certified mail, postage prepaid, return receipt requested, (2) sent by overnight air courier service, (3) personally delivered to a representative of the receiving party, or (4) sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1) to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof.  Any communication so addressed and mailed shall be deemed to be given on the earliest of (a) when actually delivered, (b) on the first Business Day after deposit with an overnight air courier service, or (c) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by the Administrative Agent, a Lender or Borrower, as the case may be.  If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above, and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1.  Any party may designate a change of address by written notice to each other party by giving at least ten (10) days’ prior written notice of such change of address.

Section 12.2                            Amendments, Waivers, Etc.

(1)                                  Subject to any consents required pursuant to this Section 12.2 and any other provisions of this Agreement and any other Loan Document which expressly require the consent, approval or authorization of the Majority Lenders, this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by Borrower and the Administrative Agent; provided that, the Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which the Administrative Agent may have under the Loan Documents or otherwise provided that such actions do not, in the Administrative Agent’s judgment reasonably exercised, materially adversely affect the value of any collateral, taken as a whole, or represent a departure from Administrative Agent’s standard of care described in Section 16.5 (and the assignment or granting of a participation by Eurohypo shall not limit or otherwise affect its discretion in respect of any of the foregoing), except that the Administrative Agent will not, without the consent of each Lender, agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise required or contemplated under the Loan Documents): (a) reduce the principal amount of the Loans or reduce the interest rate thereon; (b) extend any stated payment date for principal of or interest on the Loans payable to such Lender; (c) release Borrower, any Joinder Party, any Guarantor or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 12.24 and any resigning Administrative Agent pursuant to Section 16.8); (d) release or subordinate in whole or in part any material portion of the collateral given as security for the Loans; (e) modify any of the provisions of this Section 12.2, the definition of “Majority Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (f) modify the terms of any Event of Default; or (g) consent to (i) the sale, transfer or encumbrance of any portion of the Project (or any interest therein) or any direct or indirect ownership interest therein and (ii) the incurrence by Borrower of any additional indebtedness secured by the Project, in each case to the extent (and subject to any standard of reasonability) such consent is required under the Loan Documents.  Notwithstanding the foregoing provisions of this Section 12.2, as between Borrower and Lenders, notification by Administrative Agent to Borrower of Administrative Agent’s consent to any of the matters set forth in clauses (a) through and including (g) of the preceding sentence shall be deemed to be the consent of each Lender to such matter.

(2)                                  Notwithstanding anything to contrary contained in this Agreement, any modification or supplement of Article 16, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent.

Section 12.3                            Limitation on Interest.  It is the intention of the parties hereto to conform strictly to applicable usury laws.  Accordingly, all agreements between Borrower, the Administrative Agent and the Lenders with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to the Administrative Agent or any Lender or charged by any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law.  If the Loans would be usurious under Applicable Law (including the laws of the State, the laws of the State of New York and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under Applicable Law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by Applicable Law, and any excess shall be credited on the Notes by the holders thereof (or, if the Notes have been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by the Administrative Agent in accordance with the terms hereof, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by Applicable Law.  In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by Applicable Law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof.  If such amortization, proration, allocation and spreading is not permitted under Applicable Law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes (or, if the Notes have been paid in full, refunded to Borrower).  The terms and provisions of this Section 12.3 shall control and supersede every other provision of the Loan Documents.  The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of New York, except that if at any time the laws of the United States of America permit the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of New York (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.

Section 12.4                            Invalid Provisions.  If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 12.5                            Reimbursement of Expenses.  Borrower shall pay or reimburse the Administrative Agent and/or the Lenders on demand of the applicable party for: (1) all expenses incurred by the Administrative Agent in connection with the Loans, including fees and expenses of the Administrative Agent’s attorneys, environmental, engineering and other consultants, and fees, charges or taxes for the negotiation, recording or filing of Loan Documents, (2) all expenses of the Administrative Agent in connection with the administration of the Loans, including audit costs, inspection fees, attorneys’ fees and disbursement, settlement of condemnation and casualty awards, and premiums for title insurance and endorsements thereto, (3) all of the Administrative Agent’s reasonable costs and expenses (including reasonable fees and disbursements of the

Administrative Agent’s external counsel) incurred in connection with the syndication of the Loans to the Lenders and the actions taken pursuant to Section 12.10 (provided, however, that Borrower’s obligation to reimburse the Administrative Agent’s costs and expenses incurred in the Syndication of the Loans or the splitting, modification, componentization or other severance of the Loans pursuant to Section 12.27(2) shall not exceed $15,000), and (4) the Administrative Agent and the Lenders for all amounts expended, advanced or incurred by the Administrative Agent and the Lenders to collect the Notes, or to enforce the rights of the Administrative Agent and the Lenders under this Agreement or any other Loan Document, or to defend or assert the rights and claims of the Administrative Agent and the Lenders under the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include all court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by the Administrative Agent and the Lenders in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to the Administrative Agent and the Lenders, all of which shall constitute part of the Loans and shall be secured by the Loan Documents.

Section 12.6                            Approvals; Third Parties; Conditions.  All approval rights retained or exercised by the Administrative Agent and the Lenders with respect to leases, contracts, plans, studies and other matters are solely to facilitate the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person.  This Agreement is for the sole and exclusive use of the Administrative Agent, the Lenders and Borrower and may not be enforced, nor relied upon, by any Person other than the Administrative Agent, the Lenders and Borrower.  All conditions of the obligations of the Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of the Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Administrative Agent and the Lenders at any time in their sole discretion.

Section 12.7                            Lenders and Administrative Agent Not in Control; No Partnership.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give the Administrative Agent or any Lender the right or power to exercise control over the affairs or management of Borrower, the power of the Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Loan Documents.  The relationship between Borrower and the Lenders is, and at all times shall remain, solely that of debtor and creditor.  No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between the Administrative Agent, the Lenders and Borrower or to create an equity in the Project in the Administrative Agent or any Lender.  The Administrative Agent and the Lenders neither undertake nor assume any responsibility or duty to Borrower or to any other person with respect to the Project or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (1) neither the Administrative Agent nor any Lender is, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and neither the Administrative Agent nor any Lender intends to ever assume such status; (2) no Lender or the Administrative Agent shall in any event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (3) no Lender or the Administrative Agent shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners.  The Administrative Agent, the Lenders and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between the Administrative Agent, the Lenders and Borrower, or to create an equity in the Project in the Administrative Agent or any Lender, or any sharing of liabilities, losses, costs or expenses.

Section 12.8                            Time of the Essence.  Time is of the essence with respect to this Agreement.

Section 12.9                            Successors and Assigns.  Subject to the provisions of Section 12.24, this Agreement shall be binding upon and inure to the benefit of the Administrative Agent, the Lenders and Borrower and the respective successors and permitted assigns.

Section 12.10                     Renewal, Extension or Rearrangement.  All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loans.  For portfolio management purposes, the Lenders may elect to divide the Loans into two or more separate loans evidenced by separate promissory notes with the same or different interest rates, so long as the aggregate payment and other obligations of Borrower are not effectively increased or otherwise modified.  Borrower agrees to cooperate with the Administrative Agent and the Lenders and to execute such documents as the Administrative Agent reasonably may request to effect such division of the Loans.

Section 12.11                     Waivers.  No course of dealing on the part of the Administrative Agent or any Lender, their respective officers, employees, consultants or agents, nor any failure or delay by the Administrative Agent or any Lender with respect to exercising any right, power or privilege of the Administrative Agent or any Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 12.12                     Cumulative Rights.  Rights and remedies of the Administrative Agent and the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 12.13                     Singular and Plural.  Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.14                     Phrases.  When used in this Agreement and the other Loan Documents, the phrase “including” means “including, but not limited to,” the phrases “satisfactory to any Lender” or “satisfactory to the Administrative Agent” means in form and substance satisfactory to such Lender or the Administrative Agent, as the case may be, in all respects, the phrases “with Lender’s consent”, “with Lender’s approval”, “with the Administrative Agent’s consent” or “with the Administrative Agent’s approval” means such consent or approval at Lender’s or the Administrative Agent’s, as the case may be, discretion, and the phrases “acceptable to Lender” or “acceptable to the Administrative Agent” means acceptable to Lender or the Administrative Agent, as the case may be, at such party’s reasonable discretion acting in good faith.

Section 12.15                     Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.16                     Titles of Articles, Sections and Subsections.  All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.17                     Promotional Material.  Borrower authorizes the Administrative Agent and each of the Lenders to issue press releases, advertisements and other promotional materials in connection with the Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the Loans and the Project in general terms and the Administrative Agent’s or such Lender’s participation in the Loans subject, in each case, to Borrower’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  All references to the Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrower or Borrower shall be approved in writing by the Administrative Agent and such Lender in advance of issuance.

Section 12.18                     Survival.  In the event that any Lender that may assign any interest in its Commitment or Loans hereunder in accordance with the terms of this Agreement, all of the representations, warranties, covenants, and indemnities of Borrower hereunder and under the other Loan Documents shall survive for the benefit of such assigning Lender the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.  Without limiting the foregoing, all indemnities of Borrower hereunder and under the other Loan Documents shall survive indefinitely, notwithstanding (a) the repayment in full of the Loans and the release of the Liens evidencing or securing the Loans or (b) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party.  The representations, warranties and covenants of Borrower, other than those imposing indemnification obligations on Borrower (which shall survive indefinitely), shall survive for a period of two (2) years following the repayment in full of the Loans and the release of the Liens evidencing or securing the Loans (notwithstanding that prior to the end of such two-year period, Borrower may have transferred (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) any or all its right, title and interest in and to the Project to any other party).

Section 12.19                     WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, THE ADMINISTRATIVE

AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOANS OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER THIS AGREEMENT.

Section 12.20                     Remedies of Borrower.  In the event that a claim or adjudication is made that the Administrative Agent, any of the Lenders, or their agents, acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement or the other Loan Documents, the Administrative Agent, any Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, or otherwise violated this Agreement or the Loan Documents, Borrower agrees that none of the Administrative Agent, the Lenders or their agents shall be liable for any incidental, indirect, special, punitive, consequential or speculative damages or losses resulting from such failure to act reasonably or promptly in accordance with this Agreement or the other Loan Documents.

Section 12.21                     GOVERNING LAW.

(1)                                  THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND MADE BY THE ADMINISTRATIVE AGENT AND LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE OTHER LOAN DOCUMENTS, THE PARTIES HEREBY AGREE THAT IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS ON REAL PROPERTY CREATED PURSUANT HERETO AND PURSUANT TO THE MORTGAGE AND ASSIGNMENT OF RENTS AND LEASES SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROJECT IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE,

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(2)                                  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS MAY AT THE ADMINISTRATIVE AGENT’S OPTION (WHICH DECISION SHALL BE MADE BY THE MAJORITY LENDERS) BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT MORGANS GROUP LLC, 475 TENTH AVENUE, NEW YORK, NEW YORK 10018 AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (A) SHALL GIVE PROMPT NOTICE TO THE ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (B) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (C) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 12.22                     Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between the Administrative Agent, the Lenders and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 12.23                     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.24                     Assignments and Participations.

(1)                                  Assignments by Borrower.  Borrower may not assign any of its rights or obligations hereunder, or under the Notes or under the other Loan Documents without the prior consent of all of the Lenders and the Administrative Agent.

(2)                                  Assignments by the Lenders.  Each Lender may assign any of its Loans, its Note and its Commitment (but only with the consent of the Administrative Agent and, in the event of a proposed assignment to a Person which is not an Eligible Assignee, the consent of Borrower, which consent shall not be unreasonably withheld and shall be deemed granted if not received within five (5) Business Days following written request therefore); provided that:

(a)                                  no such consent by the Administrative Agent or Borrower shall be required in the case of any assignment by any Lender to another Lender or an Affiliate of such Lender or such other Lender (provided that in the case of an assignment to any such Affiliate, the assigning Lender will not be released from its obligations under the Loan Documents and the Administrative Agent may continue to deal only with such assigning Lender, unless such Affiliate is also an Eligible Assignee);

(b)                                 except to the extent the Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender or an affiliate of a Lender) shall be in an amount at least equal to $10,000,000;

(c)                                  each such assignment (including an assignment to another Lender or an affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;

(d)                                 subject to the applicable Lender’s compliance with the provisions of clauses (b) and (c) above, the Administrative Agent’s consent to an assignment shall not be unreasonably withheld, delayed or conditioned if (i) such assignment is made to an Eligible Assignee, and (ii) the provisions of clause (e) have been satisfied; and

(e)                                  upon execution and delivery by the assignee (even if already a Lender) to Borrower and the Administrative Agent of an Assignment and Acceptance pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by the Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by the Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and, except as provided in Section 12.24(2)(a), the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned.  Upon each such assignment the assigning Lender shall pay the Administrative Agent a processing and recording fee of $3,500 and the reasonable fees and disbursements of the Administrative Agent’s counsel incurred in connection therewith.

(3)                                  Participations.

(a)                                  A Lender may sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) consent to any modification, supplement or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 12.2, requires the consent of each Lender.  Subject to subsection (3)(b) of this Section 12.24, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8(1), 2.8(5), and 2.8(6) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (2) of this Section 12.24.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.24 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.24 as though it were a Lender.

(b)                                 A Participant shall not be entitled to receive any greater payment under Section 2.8(1) or 2.8(6) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that is a non-U.S. Person that would become a Lender shall not be entitled to the benefits of Section 2.8(6) unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.8(6) as though it were a Lender.

(4)                                  Certain Pledges.  In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.24 (but without being subject thereto), any Lender may (without notice to Borrower, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein.  No such assignment shall release the assigning Lender from its obligations hereunder.

(5)                                  Provision of Information to Assignees and Participants.  A Lender may furnish any information concerning Borrower, any Borrower Party or any of their respective Affiliates or the Project in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

(6)                                  No Assignments to Borrower or Affiliates.  Anything in this Section 12.24 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates without the prior consent of each Lender.

Section 12.25                     Brokers.  Borrower hereby represents to the Administrative Agent and each Lender Borrower has not dealt with any broker, underwriters, placement agent, or finder in connection with the transactions contemplated by this Agreement and the other Loan Documents, other than Ditmas Capital (the “Broker”).  Borrower hereby agrees to pay all fees and commissions due and payable to Broker and to indemnify and hold the Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of such Borrower in connection with the transactions contemplated herein.

Section 12.26                     Right of Setoff.

(1)                                  Upon the occurrence and during the continuance of any Event of Default, each of the Lenders is, subject (as between the Lenders) to the provisions of subsection (3) of this Section 12.26, hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by such Lender in any of its offices, in Dollars or in any other currency, to or for the credit or the account of Borrower against any and all of the respective obligations of Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender or any other Lender shall have made any demand hereunder and although such obligations may be contingent or unmatured and such deposits or indebtedness may be unmatured.  Each Lender hereby acknowledges that the exercise by any Lender of offset, setoff, banker’s lien, or similar rights against any deposit or other indebtedness of Borrower whether or not located in California or any other state with certain laws restricting lenders from pursuing multiple collection methods, could result under such laws in significant impairment of the ability of all the Lenders to recover any further amounts in respect of the Loan.  Therefore, each Lender agrees that no Lender shall exercise any such right of setoff, banker’s lien, or otherwise, against any assets of Borrower (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Lender to or for the credit or the account of Borrower) without the prior written consent of the Administrative Agent and the Majority Lenders.

(2)                                  Each Lender shall promptly notify Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Lenders under this Section 12.26 are in addition to other rights and remedies (including other rights of setoff) which the Lenders may have.

(3)                                  If an Event of Default has resulted in the Loans becoming due and payable prior to the stated maturity thereof, each Lender agrees that it shall turn over to the Administrative Agent any payment (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans held by it in excess of its ratable portion of payments on account of the Loans obtained by all the Lenders.

Section 12.27                     Cooperation with Syndication; Componentization.

(1)                                  Without limiting the provisions of Section 12.24, Borrower acknowledges that Arranger intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, Borrower will take all actions as Arranger may reasonably request to assist Arranger in its Syndication effort.  Without limiting the generality of the foregoing, Borrower shall, at the request of Arranger (i) facilitate the review of the Loan and the Project by any prospective Lender; (ii) assist Arranger and otherwise cooperate with Arranger in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on Borrower and the Project; (iv) make representatives of Borrower available to meet with prospective Lenders at tours of the Project and bank meetings; (v) facilitate direct contact between the senior management and advisors of Borrower and any prospective Lender; and (vi) provide Arranger with all information reasonably deemed necessary by it to complete the Syndication successfully.  Borrower agrees to take such further action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication.  Borrower shall not be responsible for any costs or expenses incurred by the Administrative Agent, the Arranger, any Lender or any other Person in connection with such Syndication, other than to the extent provided in Section 12.5(3).

(2)                                  Without limiting the provisions of Sections 12.24 or 12.27(a), Arranger shall have the right, at any time, to direct the Administrative Agent, with respect to all or any portion of the Loan, to (i) cause the Notes, the Mortgage and the other Security Documents to be severed and/or split into two or more separate notes, mortgages and other security agreements, so as to evidence and secure one or more senior and subordinate mortgage loans; (ii) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure) secured by the Mortgage and the other Security Documents; (iii) create multiple components of the Notes (and allocate or reallocate the outstanding principal amount of the Loan among such components); or (iv) otherwise sever the Loan into two or more loans secured by the Mortgage and the other Security Documents; in each such case, in such proportions and priorities as Arranger may so direct to the Administrative Agent; provided, however, that in each such instance the outstanding principal amount of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such splitting, modification, componentization or other severance, equals the outstanding principal amount of the Loans immediately prior to such splitting, modification, componentization or other severance and the weighted average of the interest rates for all such

Notes (or components of such Notes) immediately after the effective date of such splitting, modification, componentization or other severance equals the interest rate of the original Note immediately prior to such splitting, modification, componentization or other severance.  If requested by the Administrative Agent, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such splitting, modification, componentization or other severance, including entering into a severance agreement.  Borrower shall not be responsible for any costs or expenses incurred by the Administrative Agent, the Arranger, any Lender or any other Person in connection with such splitting, modification, componentization or other severance, other than to the extent provided in Section 12.5(3).

ARTICLE 13

LIMITATIONS ON LIABILITY

Section 13.1                            Limitation on Liability.  Except as provided below, Borrower shall not be personally liable for amounts due under the Loan Documents.  Borrower shall be personally liable to the Administrative Agent and the Lenders for any deficiency, loss or damage suffered by the Administrative Agent or any Lender because of:  (1) Borrower’s commission of a criminal act, (2) the willful misapplication by Borrower or any Borrower Party of any funds derived from the Project, including security deposits, Net Sales Proceeds, escrow account funds, insurance proceeds and condemnation awards; (3) the fraud or material misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan; (4) Borrower’s collection of rents more than one month in advance or entering into or modifying leases, or receipt of monies by Borrower or any Borrower Party in connection with the modification of any leases, in violation of this Agreement or any of the other Loan Documents; (5) Borrower’s failure to apply proceeds of rents or any other payments in respect of the Leases and other income of the Project or any other collateral to the costs of maintenance and operation of the Project and to the payment of taxes, lien claims, insurance premiums, Debt Service and other amounts due under the Loan Documents; (6) Borrower’s interference with the Administrative Agent’s exercise of rights under the Assignment of Rents and Leases; (7) [intentionally omitted]; (8) to the extent of sufficient Operating Revenues, Borrower’s failure to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting the Project or any mortgage recording or similar taxes required to be paid by any Person in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents; (9) intentional or grossly negligent damage or destruction to the Project caused by the acts or omissions of Borrower, its agents, employees, or contractors; (10) a breach of Borrower’s obligations with respect to environmental matters under Article 5; (11) Borrower’s failure to pay for any loss, liability or expense (including attorneys’ fees) incurred by the Administrative Agent or any Lender arising out of any claim or allegation made by Borrower, its successors or assigns, or any creditor of Borrower, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Borrower, the Administrative Agent and any Lender; or (12) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents.  None of the foregoing limitations on the personal liability of Borrower shall modify, diminish or discharge the personal liability of any Joinder Party.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents: (a) neither the Administrative Agent nor the Lenders shall be deemed to have waived any right which the Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, as such sections may be amended, to file a claim for the full amount due to the Administrative Agent or such Lender under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents; and (b) the Secured Indebtedness shall be fully recourse to Borrower and Joinder Parties in the event that: (i) there is a default under Section 10.9 and the involuntary case or other proceeding against a Bankruptcy Party referred to therein has been commenced by or with the collusion of another Bankruptcy Party; (ii) there is a default under Section 10.10; (iii) Borrower fails to obtain the Administrative Agent’s prior written consent to any subordinate financing or other voluntary Lien encumbering the Project; or (iv) Borrower fails to obtain the Administrative Agent’s prior written consent to any assignment, transfer, or conveyance of the Project or any interest therein as required by the Loan Document.

Section 13.2                            Limitation on Liability of the Administrative Agent’s and the Lenders’ Officers, Employees, etc.  Any obligation or liability whatsoever of the Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Administrative Agent’s or such Lender’s respective assets only.  No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of the Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

ARTICLE 14

USE OF LOANS; BUILDING CONVERSION

Section 14.1                            Use of Loans.  Borrower shall use the proceeds of the Loans in accordance with the Sources and Uses Budget for the purposes of (1) acquiring the Project and (2) completing the conversion of the Project from a rental building to a residential hotel condominium building.

Section 14.2                            Building Conversion.  Building Conversion shall be subject to all of the following terms and conditions (collectively, the “Building Conversion Conditions,” or individually, a “Building Conversion Condition”):

(1)                                  No Event of Default shall exist;

(2)                                  Within one hundred eighty (180) days of the date hereof, the Administrative Agent shall have received and approved (a) the Building Conversion plan, which plan shall describe the Building Conversion and shall include a sales, marketing and advertising program for the sale of Units, (b) the Unit Release Schedule, and (c) the Minimum Sales Price Schedule;

(3)                                  Within one hundred eighty (180) days of the date hereof, the Administrative Agent shall have received and approved the scope of any proposed work in connection with the Building Conversion, including any construction plans and specifications for the Building Conversion, as applicable, together with a construction budget (including a draw schedule) for the Building Conversion (as so approved, the “Construction Budget”).  Once so approved, Borrower shall not modify such construction plans and specifications in any material respect, nor shall Borrower modify the Construction Budget without the Administrative Agent’s prior written consent; provided, however, with respect to reallocations for line items taken from cost savings or contingencies to another line item, Administrative Agent’s consent shall not be required so long as (i) such reallocation represents no more than ten (10%) percent of such line item and (ii) the line item from which funds are being reallocated has fully been completed or contracted for so long as such reallocation does not exceed the percentage of work actually completed.  Administrative Agent shall provide its approval (or disapproval with specific reasons therefore) within ten (10) Business Days of its receipt of Borrower’s submissions hereunder and such consent shall not be unreasonably withheld;

(4)                                  Prior to the closing of the sale of any Unit, the Administrative Agent shall have received satisfactory evidence that the Presales Requirement has been satisfied.  The Presales Requirement shall be satisfied not later than one (1) year from the date hereof;

(5)                                  Within one hundred eighty (180) days of the date hereof, Borrower shall submit to the applicable governmental agency of the State of Florida the condominium public prospectus (the “Public Offering Statement”) and any other condominium-related documents and materials necessary for the Building Conversion and the creation of the Association, and within two hundred and seventy (270) days of the date hereof, the Administrative Agent and any governmental agency having approval rights under the Condominium Act or any other Applicable Law, shall have received and finally approved the Public Offering Statement and any other condominium-related documents and materials required to be so approved, and the Administrative Agent shall have received satisfactory evidence that the Association will be created upon the recordation of the Declaration and all exhibits thereto, which Declaration shall be recorded within two hundred seventy (270) days of the date hereof.  Administrative Agent shall provide its approval (or disapproval with specific reasons therefore) within fifteen (15) Business Days of its receipt of Borrower’s submissions hereunder and such consent shall not be unreasonably withheld;

(6)                                  All deposits under Purchase Contracts shall be held in escrow in the Condominium Escrow in accordance with Applicable Law until the closing of the sale of the respective Unit;

(7)                                  The Administrative Agent and the Lenders shall not incur any liability of any kind in connection with the Building Conversion and all expenses of the Administrative Agent and the Lenders (including, without limitation, all attorneys’ fees and other costs incurred by the Administrative Agent and the Lenders in connection with the Building Conversion) shall be paid by Borrower;

(8)                                  The Liens of the Security Documents shall be superior in lien, right and dignity to all assessments and all lien rights in favor of the Association contemplated by the Declaration;

(9)                                  Prior to the Building Conversion Date, the Administrative Agent shall have received satisfactory evidence of Borrower’s compliance with the Condominium Act and all other governmental regulations of any authority having jurisdiction over Borrower and the Project, which evidence shall include an opinion of Borrower’s counsel substantially in the form attached hereto as Schedule 14.2(9) and otherwise in form and content reasonably satisfactory to the Administrative Agent;

(10)                            Prior to the Building Conversion Date, Borrower and each Borrower Party shall have executed and delivered to the Administrative Agent such modifications to the Loan Documents and other documents as the Administrative Agent may request, and in form and content satisfactory to the Administrative Agent, incorporating and implementing the Building Conversion Conditions, including without limitation, those documents described in Schedule 14.2 attached hereto and made a part hereof (the “Building Conversion Documents”);

(11)                            No “time share estate” or other form of ownership other than fee simple ownership of Units shall be permitted;

(12)                            [Intentionally omitted];

(13)                            On or before the Building Conversion Date, Borrower shall provide to the Administrative Agent a rent roll of all leases of the Project certified to be true and correct and comprehensive as of the Building Conversion Date; and

(14)                            The Project shall at all times comply with all Applicable Laws, rules, regulations, orders, decisions, permits and licenses of any governmental or quasi-governmental authorities, including, without limitation, those related to building safety and zoning, the Condominium Act and all applicable requirements for conversion of rental housing to the condominium form of ownership.

Section 14.3                            Commencement of Marketing and Sales Program.  Within one hundred eighty (180) days following the date hereof, Borrower shall commence or cause to commence the sales program approved by the Administrative Agent and shall commence taking sales reservations in connection with the sale of the Units in accordance with the provisions of this Agreement and in compliance with the Condominium Act.  Borrower shall obtain the Administrative Agent’s approval for any material deviation from the sales program approved by the Administrative Agent.  Until such time as (a) the Building Conversion Condition described in Section 14.2(2), has been satisfied and (b) Borrower has submitted for approval the Public Offering Statement and any other condominium-related documents and materials necessary for the Building Conversion and the creation of the Association to the appropriate Governmental Authorities in accordance with Section 14.2(5), Borrower shall not enter into contracts to sell any Units in the Project or provide any notices to the public or any tenants concerning the Building Conversion, other than notices to tenants required by Applicable Law and introductory notices to the public or any tenants in the Project regarding the Building Conversion (provided that no such notices shall constitute an offer to sell any Unit or state any sales price for any Unit).  All reservations, marketing, and sales shall be in compliance with all Applicable Laws, including the Condominium Act.

Section 14.4                            Implementation of Building Conversion Conditions.  Borrower shall commence the Building Conversion immediately upon acquisition of the Project and thereafter diligently pursue the Building Conversion to completion.  Without limiting the generality of the foregoing, Borrower shall satisfy the Presales Requirement with respect to the Building Conversion not later than one (1) year from the date hereof.  Borrower shall execute such documents in form and content satisfactory to the Administrative Agent evidencing and implementing the Building Conversion as the Administrative Agent may request, including without limitation, all of the documents described in Schedule 14.2.  Borrower shall pay all the expenses and costs of the Administrative Agent in connection with the Building Conversion, including without limitation, the Administrative Agent’s reasonable attorneys’ fees, intangible taxes, additional title insurance premiums, recording fees and all other costs connected with the funding of advances.

Section 14.5                            Partial Release of Units.  The Administrative Agent shall in connection with the bona fide arms-length sales to third parties of the Units, the Parking Spaces and Boat Slips execute and deliver from time to time partial releases of the Mortgage and other Loan Documents as it applies to individual Units, Parking Spaces and Boat Slips upon the submission to the Administrative Agent of the release documents and upon fifteen (15) Business Days notice, subject, however, to the satisfaction of all of the following terms and conditions (sometimes collectively referred to as the “Partial Release Conditions”):

(1)                                  No Event of Default or Potential Default shall exist;

(2)                                  All of the Building Conversion Conditions shall have been and continue to remain satisfied;

(3)                                  A partial release shall only be delivered at or in connection with the consummation of the sale of the Unit and Parking Space as to which a release of the lien of the Mortgage has been requested;

(4)                                  Borrower shall pay to the Administrative Agent the Release Price, which payment shall be applied in accordance with the provisions of this Agreement;

(5)                                  The Administrative Agent shall be given not less than fifteen (15) Business Day’s prior written notice of Borrower’s request for each partial release, which notice shall describe the Unit and the name of the purchaser and which notice shall be accompanied by a copy of the fully executed Purchase Contract and a copy of the certificate of occupancy or its equivalent for any Unit that has been the subject of construction work for which a building permit was required or issued;

(6)                                  Each partial release shall, if required by the Administrative Agent, be delivered through an escrow agreement, the terms of which shall be satisfactory to the Administrative Agent;

(7)                                  If requested by the Administrative Agent from time to time, the Administrative Agent shall receive title insurance endorsements satisfactory to the Administrative Agent confirming the continued validity of and priority of the Mortgage on the Unsold Units;

(8)                                  Borrower shall pay all costs and expenses incurred by the Administrative Agent in connection with any partial release, including without limitation, the Administrative Agent’s attorneys’ fees and costs, recording fees and escrow fees; and

(9)                                  The Administrative Agent shall receive evidence satisfactory to the Administrative Agent that the remaining collateral subject to the Security Documents, after giving effect to the proposed partial release, shall consist of one (1) or more separate legal lots and otherwise remain in compliance with all applicable legal requirements.

Section 14.6                            Sale of Parking Spaces.  During the term of this Agreement, Borrower shall not sell or convey any Parking Space to any Person who is not also a purchaser or owner of a Unit.  The foregoing prohibition shall not prohibit Borrower from entering into parking agreements with tenants of the Project, provided that the term of any such agreement shall extend no longer than the term of the respective lease.  The Release Price from any sale or conveyance of a Parking Space other than pursuant to a Purchase Contract shall be paid to the Administrative Agent and applied to the outstanding principal under the Loan, as more fully set forth in Section 2.4(5).

ARTICLE 15

PROJECT ESCROW FUND

Section 15.1                            Project Escrow Fund.

(1)                                  Borrower shall deposit the first $6,911,000 of Net Sales Cash Flow (the “Project Escrow Fund”) with the Administrative Agent, which amount shall be deposited by the Administrative Agent in the Project Escrow Account.  So long as no Event of Default exists, the Administrative Agent shall direct the Depository Bank to disburse the Project Escrow Fund to Borrower upon the satisfaction of the applicable Advance Conditions set forth in Schedule 2.1 for exterior and common area improvements, marketing, administrative and other Project costs (other than corporate overhead costs) pursuant to the Construction Budget.  The proceeds of the Project Escrow Fund shall not be disbursed to pay any Franchise Fee.

(2)                                  The proceeds of the Project Escrow Fund shall not reduce the outstanding principal balance of the Loans until such proceeds are credited by the Administrative Agent to the Loans.  The Administrative Agent shall have the right, at its election and sole discretion, during the existence of an Event of Default to apply the proceeds of the Project Escrow Fund to the amounts secured or evidenced by the Loan Documents, including in the manner provided in Section 2.4(7).  Prior to repayment in full of the Loans and all other obligations of Borrower under this Agreement and the other Loan Documents, Borrower shall have no rights to the Project Escrow Fund other than to request advances thereof.  All disbursements otherwise made shall be subject to the Advance Conditions and shall be in the amounts and for purposes established in the Construction Budget, as the Construction Budget may be revised from time to time with the Administrative Agent’s prior written approval.

Section 15.2                            Net Sales Cash Flow.  Net Sales Cash Flow shall be deposited into the Project Escrow Account until there has been a total aggregate deposit of at least $6,911,000 or such greater amount that the Administrative Agent determines in its judgment is sufficient when taken together with funds to be disbursed under the Loans to complete the improvements contemplated by and to pay all other amounts required to be paid or disbursed under the Construction Budget.  After such time that Borrower has deposited said amount into the Project Escrow Account, all Net Sales Cash Flow shall be applied to the amounts secured or evidenced by the Loan Documents in accordance with Section 2.4(7); provided, however, that at any time after the initial $6,911,000 threshold amount is reached (or such greater amount that the Administrative Agent determines in its judgment is sufficient pursuant to foregoing sentence), if the total aggregate deposit in the Project Escrow Account is less than $3,500,000, Borrower shall resume depositing Net Sales Cash Flow into the Project Escrow Account until there has been a total aggregate deposit of at least $8,000,000 deposited into the Project Escrow Fund.

Section 15.3                            Security Interest in Project Escrow Fund.  Without limiting the provisions of Section 4.5, to further secure the Loan, Borrower hereby pledges and assigns to the Administrative Agent, and grants to the Administrative Agent a first in priority security interest in, Project Escrow Account and the Project Escrow Fund and all funds at any time on deposit therein, together with all shares, deposits, investments, proceeds and interest of every kind evidenced by the Project Escrow Account and the Project Escrow Fund, and all monies and claims of money at any time due or payable on or with respect thereto.  The grant of the foregoing security interest shall be in addition to the ownership of the proceeds of the Project Escrow Account and the Project Escrow Fund by the Administrative Agent.

ARTICLE 16

THE ADMINISTRATIVE AGENT

Section 16.1                            Appointment, Powers and Immunities.  Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent (which term as used in this sentence and in Section 16.5 and the first sentence of Section 16.6 shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(1)                                  shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that the Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall the Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender;

(2)                                  shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan

Document or any other document referred to or provided for herein or therein or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder; and

(3)                                  as among Lenders (and not as it relates to Borrower) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except to the extent any such action taken or omitted violates the Administrative Agent’s standard of care set forth in the first sentence of Section 16.5.

(4)                                  shall not, except to the extent expressly instructed by the Majority Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

(5)                                  shall not be required to take any action which is contrary to this Agreement or any other Loan Document or Applicable Law.

The relationship between the Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on the Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents.  The Administrative Agent may employ agents and attorneys in fact, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith.  The Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 12.24.  Except to the extent expressly provided in Sections 16.8, the provisions of this Article 16 are solely for the benefit of the Administrative Agent and the Lenders, and Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof and the Lenders may Modify or waive such provisions of this Article 16 in their sole and absolute discretion..

Section 16.2                            Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 16.3                            Defaults.

(1)                                  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Default or Event of Default unless the Administrative Agent has received notice from a Lender or Borrower specifying such Potential Default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Potential Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  Within ten (10) days of delivery of such notice of Potential Default or Event of Default from the Administrative Agent to the Lenders (or such shorter period of time as the Administrative Agent determines is necessary), the Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action.  The Administrative Agent shall (subject to Section 16.7) take such action with respect to such Potential Default or Event of Default as shall be directed by the Majority Lenders, provided that, (A) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make protective advances that the Administrative Agent determines are necessary to protect or maintain the Project and (2) to foreclose on any of the Project or exercise any other remedy, with respect to such Potential Default or Event of Default as it shall deem advisable in the interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders and (B) no actions approved by the Majority Lenders shall violate the Loan Documents or Applicable Law.  Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through the Administrative Agent.  The Administrative Agent shall advise the Lenders of all material actions which the Administrative Agent takes in accordance with the provisions of this Section 16.3(1) and shall continue to consult with the Lenders with respect to all of such actions.  Notwithstanding the foregoing, if the Majority Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by the Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by the Administrative Agent; provided that all actions already taken by the Administrative Agent pursuant to this Section 16.3(1) shall be valid and binding on each Lender.  All money (other than money subject to the provisions of Section 16.7) received from any enforcement actions, including the proceeds of a foreclosure sale of the Project, shall be applied, first, to the payment or reimbursement of the Administrative Agent for expenses incurred in accordance with the provisions of Sections 16.3(2), (3) and (4) and 16.5, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Sections 16.3(2), (3) and (4) and 16.5; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 16.3(2); and fourth, pari passu to the Lenders in accordance with their respective Proportionate Shares, unless an Unpaid Amount is owed pursuant to Section 16.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.

(2)                                  All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes or incurred in connection with the Loans shall be borne by the Lenders in accordance with their respective proportionate shares of the Loans.  All losses incurred in connection with the Loans, the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective proportionate shares of the Loan, and the Lenders shall promptly, upon request, remit to the Administrative Agent their respective proportionate shares of (i) any expenses incurred by the Administrative Agent in connection with any Default to the extent any expenses have not been paid by Borrower, (ii) any advances made to pay taxes or insurance or otherwise to preserve the Lien of the Security Documents or to preserve and protect the Project, whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Mortgage, (iii) any other expenses incurred in connection with the enforcement of the Mortgage or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower.  To the extent any such advances are recovered in connection with the enforcement of the Mortgage or the other Loan Documents, each Lender shall be paid its proportionate share of such recovery after deduction of the expenses of the Administrative Agent and the Lenders.

(3)                                  If, at the direction of the Majority Lenders or otherwise as provided in Section 16.3(1), any action(s) is brought to collect on the Notes or enforce the Security Documents or any other Loan Document, such action shall (to the extent permitted under Applicable Law and the decisions of the court in which such action is brought) be an action brought by the Administrative Agent and the Lenders, collectively, to collect on all or a portion of the Notes or enforce the Security Documents or any other Loan Document and counsel selected by the Administrative Agent shall prosecute any such action on behalf of the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof.  All decisions concerning the appointment of a receiver while such action is pending, the conduct of such receivership, the conduct of such action, the collection of any judgment entered in such action and the settlement of such action shall be made by the Administrative Agent.  The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective proportionate shares.

(4)                                  If, at the direction of the Majority Lenders or otherwise as provided in Section 16.3(1), any action(s) is brought to foreclose the Mortgage, such action shall (to the extent permitted under Applicable Law and the decisions of the court in which such action is brought) be an action brought by the Administrative Agent and the Lenders, collectively, to foreclose all or a portion of the Mortgage and collect on the Notes.  Counsel selected by the Administrative Agent shall prosecute any such foreclosure on behalf of the Administrative Agent and the Lenders and the Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof.  All decisions concerning the appointment of a receiver, the conduct of such foreclosure, the acceptance of a deed in lieu of foreclosure, the bid on behalf of the Administrative Agent and the Lenders at the foreclosure sale of the Project, the manner of taking and holding title to the Project (other than as set forth in subsection (5) below), the sale of the Project after foreclosure, and the commencement and conduct of any deficiency judgment proceeding shall be made by the Administrative Agent.  The costs and expenses of foreclosure will be borne by the Lenders in accordance with their respective proportionate shares.

(5)                                  If title is acquired to the Project after a foreclosure sale or by a deed in lieu of foreclosure, title shall be held by the Administrative Agent in its own name in trust for the Lenders or, at the Administrative Agent’s election, in the name of a wholly owned subsidiary of the Administrative Agent on behalf of the Lenders.

(6)                                  If the Administrative Agent (or its subsidiary) acquires title to the Project or is entitled to possession of the Project during or after the foreclosure, all material decisions with respect to the possession, ownership, development, construction, control, operation, leasing, management and sale of the Project shall be made by the Administrative Agent.  All income or other money received after so acquiring title to or taking possession of the Project with respect to the Project, including income from the operation and management of the Project and the proceeds of a sale of the Project, shall be applied, first, to the payment or reimbursement of the Administrative Agent and the expenses incurred in accordance with the provisions of this Article 16, second, to the payment of operating expenses with respect to the Project; third, to the establishment of reasonable reserves for the operation of the Project; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 16.3(2); fifth to fund any capital improvement, leasing and other reserves; and sixth, to the Lenders in accordance with their respective Proportionate Shares, unless an Unpaid Amount is owed pursuant to Section 16.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.

Section 16.4                            Rights as a Lender.  With respect to its Commitment and the Loans made by it Eurohypo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  Eurohypo (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent, and Eurohypo and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 16.5                            Standard of Care; Indemnification.  In performing its duties under the Loan Documents, the Administrative Agent will exercise the same degree of care as it normally exercises in connection with real estate loans in which no syndication or participations are involved, but the Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, the Administrative Agent shall have no responsibility to any Lender for the failure by the Administrative Agent to comply with any of the Administrative Agent’s obligations to Borrower under the Loan Documents or otherwise.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.5, but without limiting the obligations of Borrower under Section 12.5) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective

Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 12.5, but excluding, unless a Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.

Section 16.6                            Non Reliance on Administrative Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.  Subject to the provisions of the first sentence of Section 16.5, the Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Project or the books of Borrower or any of its Affiliates.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or as otherwise agreed by the Administrative Agent and the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or any of its affiliates.

Section 16.7                            Failure to Act.  Except for action expressly required of the Administrative Agent hereunder, and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 16.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 16.8                            Resignation of Administrative Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that meets the qualifications of an Eligible Assignee.  Such successor Administrative Agent shall be approved by Borrower, which approval shall not be unreasonably withheld, delayed or conditioned.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be an institutional lender that meets the requirements of the immediately preceding sentence.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 16.8).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provision of this Article 16 and Section 12.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 16.9                            Consents under Loan Documents.  The Administrative Agent may as expressly provided in the Loan Documents and, if not expressly provided, with the consent of the Majority Lenders (a) grant any consent or approval required of it or (b) consent to any modification, supplement or waiver under any of the Loan Documents.  If the Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give the Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized the Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of the Administrative Agent’s solicitation as the Administrative Agent elects.  Any such solicitation by the Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  After Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 16 and Section 12.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 16.10                     Authorization.  The Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which the Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of the Administrative Agent contained in such Loan Documents.  Borrower shall be entitled to rely on all written agreements, approvals and consents received from the Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.

Section 16.11                     Reserved.

Section 16.12                     Defaulting Lenders.

(1)                                  If any Lender (a “Defaulting Lender”) shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its proportionate share of an advance or disbursement to protect the Project or the Lien of the

Security Documents, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or proportionate share of such advance, provided that such Lender gives the Defaulting Lender and the Administrative Agent prior notice of its intention to do so.  The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest proportionate share and thereafter to each of the Lenders in descending order of their respective proportionate shares of the Loans or in such other manner as the Majority Lenders (excluding the Defaulting Lender) may agree on.  Any Lender making all or any portion of the Defaulting Lender’s proportionate share of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”.

(2)                                  In any case where a Lender becomes a Special Advance Lender (i) the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loan to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable) and (ii) the Defaulting Lender shall have no voting rights under this Agreement or any other Loan Documents so long as it is a Defaulting Lender.  It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, including costs and expenses of enforcement, advancing to preserve the Lien of the Mortgage or to preserve and protect the Project, shall be without regard to any adjustment in the proportionate shares occasioned by the acts of a Defaulting Lender.  The Special Advance Lender shall be entitled to recover from the Defaulting Lender an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand.  The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender at any time by the payment of the Unpaid Amount.

(3)                                  A Special Advance Lender shall (i) give notice to the Defaulting Lender, the Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advance Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and the Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation.  Provided that the Administrative Agent has received notice of such participation, the Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by the Administrative Agent with respect to a Special Advance Lender’s senior participation as the Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.

(4)                                  A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security herefore until the Unpaid Amount is fully repaid.  Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

(5)                                  Each Defaulting Lender shall indemnify, defend and hold the Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents, except to the extent a Defaulting Lender became a Defaulting Lender due to the gross negligence or willful misconduct of the Administrative Agent and/or any Lender.  The Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of subsection (3) above, setoff against any payments due to such Defaulting Lender for the claims of the Administrative Agent and the other Lenders pursuant to this indemnity.

Section 16.13                     Liability of the Administrative Agent.  The Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than the Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

Section 16.14                     Transfer of Agency Function.  Without the consent of Borrower or any Lender, the Administrative Agent may at any time or from time to time transfer its functions as the Administrative Agent hereunder to any of its offices wherever located in the United States; provided that the Administrative Agent shall promptly notify Borrower and the Lenders thereof.

[Signature Pages Follow]

EXECUTED as of the date first written above.

LENDER:

EUROHYPO AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

Address for Notices to Eurohypo AG,
New York Branch:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Legal Director
Telecopier No.: (866) 267-7680

With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Telecopier No.: (866) 267-7680

- and –

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013
Attention: Marc D. Young, Esq.
Telecopier No.: (213) 892-5454

BORROWER:	1100 WEST PROPERTIES, LLC,
a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

c/o Sanctuary Holdings
4770 Biscayne Boulevard
Miami, Florida 33137
Attention: Abraham Galbut
Telecopier: (786) 427-6203

With copies to:

Mondrian Miami Investment LLC
c/o Morgans Hotel Group
475 10th Avenue
New York, New York 10018
Attention: Marc Gordon
Telecopier: (212) 277-4270

- and –

Greenburg Traurig
1221 Brickell Avenue
Miami, Florida 33131
Attention: Steven Goldman, Esq.
Telecopier: (305) 961-5561

- and –

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10017
Attention: Keith M. Pattiz, Esq.
Telecopier: (212) 547-5444

SOLE MEMBER FOR PURPOSES
OF SECTIONS 9.6 and 9.8

1100 WEST HOLDINGS, LLC,
a Delaware limited liability company

By:	MONDRIAN MIAMI INVESTMENT LLC,
a Delaware limited liability company

	By:	MORGANS GROUP LLC,
a Delaware limited liability company

By:
Name:
Title:

By:	SANCTUARY WEST AVENUE LLC,
a Delaware limited liability company

By:
Name:
Title:

ADMINISTRATIVE AGENT:
EUROHYPO AG, NEW YORK BRANCH, as
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Address for Notices to Eurohypo AG,
New York Branch:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Legal Director
Telecopier No.: (866) 267-7680

With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Telecopier No.: (866) 267-7680

- and –

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013
Attention: Marc D. Young, Esq.
Telecopier No.: (213) 892-5454

JOINDER

By executing this Joinder (the “Joinder”), each of the undersigned (collectively referred to herein as the “Joinder Parties”; individually referred to herein as “Joinder Party”) hereby (i) unconditionally, irrevocably and jointly and severally guaranty the performance by Borrower of Borrower’s obligations with respect to Borrower’s indemnification obligations under Sections 9.12(2)(a) through and including 9.12(2)(e) and Section 12.5 of this Agreement and all obligations and liabilities for which Borrower is personally liable under Section 13.1 of this Agreement and (ii) agrees to cause Borrower and Sole Member to at all times be Single Purpose Entities and to otherwise comply with each of the covenants contained in Section 9.6 of this Agreement.  This Joinder is a guaranty of full and complete payment and performance and not of collectability.  The Joinder Parties are (a) Abraham Galbut, an individual and (b) Morgans Group LLC, a Delaware limited liability company.

(2)                                  Waivers.  To the fullest extent permitted by Applicable Law, Joinder Parties waive all rights and defenses of sureties, guarantors, accommodation parties and/or co-makers and agree that their obligations under this Joinder shall be primary, absolute and unconditional, and that their obligations under this Joinder shall be unaffected by any of such rights or defenses, including:

(a)                                  the unenforceability of any Loan Document against Borrower and/or any guarantor or other Joinder Party;

(b)                                 any release or other action or inaction taken by the Administrative Agent or any Lender with respect to the collateral under any Loan Document, the Loan, Borrower, any guarantor and/or other Joinder Party, whether or not the same may impair or destroy any subrogation rights of any Joinder Party, or constitute a legal or equitable discharge of any surety or indemnitor;

(c)                                  the existence of any collateral or other security for the Loan, and any requirement that the Administrative Agent or any Lender pursue any of such collateral or other security, or pursue any remedies it may have against Borrower, any guarantor and/or any other Joinder Party;

(d)                                 any requirement that the Administrative Agent or any Lender provide notice to or obtain a Joinder Party’s consent to any modification, increase, extension or other amendment of the Loan, including the guaranteed obligations;

(e)                                  any right of subrogation (until payment in full of the Loan, including the guaranteed obligations, and the expiration of any applicable preference period and statute of limitations for fraudulent conveyance claims);

(f)                                    any defense based on any statute of limitations;

(g)                                 any payment by Borrower to the Administrative Agent or any Lender if such payment is held to be a preference or fraudulent conveyance under bankruptcy laws or the Administrative Agent or such Lender is otherwise required to refund such payment to Borrower or any other party; and

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(h)                                 any voluntary or involuntary bankruptcy, receivership, insolvency, reorganization or similar proceeding affecting Borrower or any of its assets.

(3)                                  Agreements.  Joinder Parties further represent, warrant and agree that:

(a)                                  Neither the exercise of any remedies by the Administrative Agent or any Lender nor any other action taken by the Administrative Agent or any Lender shall affect or in any manner alleviate the obligations of the Joinder Parties hereunder.

(b)                                 The obligations under this Joinder are enforceable against each such party and are not subject to any defenses, offsets or counterclaims.

(c)                                  The provisions of this Joinder are for the benefit of the Administrative Agent, Lenders and their respective successors and assigns.

(d)                                 The Administrative Agent and Lenders shall have the right to (i) renew, modify, extend or accelerate the Loan, (ii) pursue some or all of its remedies against Borrower, any guarantor or any Joinder Party, (iii) add, release or substitute any collateral for the Loan or party obligated thereunder, and (iv) release Borrower, any guarantor or any Joinder Party from liability, all without notice to or consent of any Joinder Party (or other Joinder Party) and without affecting the obligations of any Joinder Party (or other Joinder Party) hereunder.

(e)                                  Each Joinder Party shall deliver to the Administrative Agent (for delivery to the Lenders) not later than one hundred and twenty (120) days after the close of each fiscal year of such Joinder Party, annual financial statements of such Joinder Party for each such fiscal year, such financial statements to be substantially in the form of the financial statements delivered by such Joinder Party to the Administrative Agent in connection with the closing of the Loans or such other form reasonably acceptable to the Administrative Agent, including (other than with respect to an individual) a balance sheet and statement of profit and loss certified by such Joinder Party in accordance with Section 8.1 of this Agreement.

(f)                                    To the maximum extent permitted by law, each Joinder Party hereby knowingly, voluntarily and intentionally waives the right to a trial by jury in respect of any litigation based hereon.  This waiver is a material inducement to the Administrative Agent and the Lenders to enter into this Agreement.

(g)                                 The obligations of the Joinder Parties are joint and several, and the Administrative Agent and the Lenders shall not be required to pursue or exhaust any remedies against any Joinder Party or Borrower as a condition to the pursuit and realization of remedies against either Joinder Party.

(h)                                 In the event Borrower files or has filed against it any case in bankruptcy or similar proceedings, the Administrative Agent and the Lenders shall not be required to enforce this Joinder in connection with such proceedings and shall not be required to appear in such proceedings prior to enforcing the provisions of this Joinder.

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(4)                                  Counterparts.  This Joinder may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

This Joinder shall be governed by the laws of the State of New York.

[Signature Pages Follow]

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Executed and sealed as of August 8, 2006.

JOINDER PARTIES:

ABRAHAM GALBUT

S-1

JOINDER PARTIES:

MORGANS GROUP LLC,
a Delaware limited liability company

By:	Morgans Hotel Group Co.,
a Delaware corporation,
its managing member

By:
Name:
Title:

S-2

EXHIBIT A

LEGAL DESCRIPTION OF PROJECT

Parcel 1:

Lots 7 and 8 and the North 50 feet of Lot 9, Block 80, SUBDIVISION OF BLOCK EIGHTY OF THE ALTON BEACH REALTY COMPANY, A PART OF ALTON BEACH BAY FRONT SUBDIVISION, according to the Plat thereof, as recorded in Plat Book 6, at Page 12, of the Public Records of Miami-Dade County, Florida; also described as:

Commence at the Northwest corner of West Avenue and 10th Street in Miami Beach, Florida, said corner also being the intersection of Tangents at the Southeast corner of Block 80, and run Northerly along the Easterly line of said Block 80, along the Westerly line of West Avenue, a distance of 350.00 feet to the Southerly line of the North 50.00 feet of said Lot 9 and the Point of Beginning (P.O.B.) of the tract of land hereinafter described:   Thence continue along the Easterly line of said Block 80, along the Westerly line of West Avenue, a distance of 299.85 feet to the Northeast corner of the above referenced Lot 7; thence deflecting 90°00’00” to the left, run Westerly along the Northerly line of said Lot 7, a distance of 337.96 feet to the face of a concrete bulkhead cap and the face of deck; thence run Southerly along the face of deck and cap, a distance of 301.70 feet to the Southerly line of the North 50.00 feet of Lot 9; thence run Easterly along the Southerly line of the North 50.00 feet of said Lot 9, a distance of 304.67 feet to the Point of Beginning.

Together with the easement rights as contained in Master Declaration of Covenants, Conditions and Restrictions for Mirador South Beach, filed December 30, 2004, in Official Records Book 22959, at Page 886, of the Public Records of Miami-Dade County, Florida.

Parcel 2:

Condominium Unit CU12, MIRADOR 1000, A CONDOMINIUM, together with an undivided interest in the common elements, according to the Declaration of Condominium thereof, as recorded in Official Records Book 22959, at Page 1727, as amended from time to time, of the Public Records of Miami-Dade County, Florida.

Together with the Leasehold Estate, as created by Sovereignty Submerged Lands Lease Renewal and Modification to Reflect Change in Ownership between the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, as Lessor, and Mirador 1000, LLC, a Delaware limited liability company, as Lessee, filed December 16, 2004, in Official Records Book 22913, at Page 825, of the Public Records of Miami-Dade County, Florida.

A-1

Parcel 3:

Condominium Unit CU10, MIRADOR 1200, A CONDOMINIUM, together with an undivided interest in the common elements, according to the Declaration of Condominium thereof, as recorded in Official Record Book 23543, at Page 3930, as amended from time to time, of the Public Records of Miami-Dade County, Florida.

Together with the Leasehold Estate, as created by Sovereignty Submerged Lands Lease Renewal between the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, as Lessor, and 1200 West Realty, LLC, a Delaware limited liability company, as Lessee, filed January 12, 2006, in Official Records Book 24141, at Page 1866, of the Public Records of Miami-Dade County, Florida.

A-2

EXHIBIT B

SOURCES AND USES BUDGET

B-1

EXHIBIT C

FORM OF PROMISSORY NOTE

$	, 2006
New York, New York

FOR VALUE RECEIVED, 1100 WEST PROPERTIES, LLC, a Delaware limited liability company, (“Borrower”), hereby promises to pay to                                      (the “Lender”), for account of its respective Applicable Lending Offices provided for by the Agreement referred to below, at the principal office of EUROHYPO AG, NEW YORK BRANCH, at 1114 Avenue of the Americas, 29th Floor, New York, New York 10036, the principal sum of                                Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to Borrower under the Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Agreement or hereunder in respect of the Loans made by the Lender.

This Note evidences a revolving line of credit and therefore the principal balance hereof may fluctuate from time to time as repaying and reborrowings of principal are made.  Any reborrowings are subject to Lender’s approval in Lender’s sole and absolute discretion and Lender has no obligation whatsoever, expressed or implied, to extend further credit to Borrower as a reborrowing under this Note.

FLORIDA DOCUMENTARY STAMP TAXES IN THE AMOUNT OF $                     AND NON-RECURRING INTANGIBLE PERSONAL PROPERTY TAXES IN THE AMOUNT OF $                     REQUIRED TO BE PAID ON ACCOUNT OF THE INDEBTEDNESS EVIDENCED BY THIS PROMISSORY NOTE SHALL BE PAID UPON RECORDATION IN THE PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA OF THAT CERTAIN MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING, ASSIGNMENT OF LEASES AND RENTS, EXECUTED BY BORROWER ON OR ABOUT THE DATE HEREOF.

This Note is one of the Notes referred to in the Loan Agreement dated as of August 8, 2006 (as modified, supplemented, extended and in effect from time to time, the “Agreement”) between Borrower, the lenders party thereto (including the Lender) and Eurohypo AG, New York branch, as Administrative Agent, and evidences Loans made by the Lender thereunder.  Terms used but not defined in this Note have the respective meanings assigned to them in the Agreement; provided, however, “Applicable Margin” with respect to the Loans evidenced by this Note shall mean (a) for Base Rate Loans, one percent (1.0%) per annum; and (b) for Eurodollar Loans, three percent (3.0%) per annum.

The Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Sections 12.9 and 12.24 of the Agreement, this Note may not be assigned by the Lender to any other Person.

[Signature page follows.]

This Note shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of laws principles other than Section 5-1401 of the General Obligations Law of the State of New York.

1100 WEST PROPERTIES, LLC,
a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE OF LOANS

This Note evidences Loans made, Continued or Converted under the within described Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

Note

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan Agreement dated as of August 8, 2006 (as amended and in effect on the date hereof, the “Agreement”), between 1100 WEST PROPERTIES, LLC, a Delaware limited liability company, the Lenders named therein, and EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent for the Lenders.  Terms defined in the Agreement are used herein with the same meanings.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with (a) interest on the assigned Loans from and after the Assignment Date and (b) the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor.  The Assignee hereby acknowledges receipt of a copy of the Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement and the Agency Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with, if the Assignee is not already a Lender under the Agreement, an administrative questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The [Assignor][Assignee] shall pay the fee payable to the Administrative Agent pursuant to Section 12.24(2)(e) of the Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

The Assignor represents and warrants to the Assignee that the Assignor is the legal and beneficial owner of the Assigned Interest and has not created any adverse interest therein.  The Assignor and the Assignee represent and warrant to each other that they are, respectively, authorized to execute and deliver this Assignment and Acceptance.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”)(1):

Percentage Assigned of Facility/Commitment (set forth, to at least 4 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)

Principal Amount Assigned

Current Outstanding
Loans Assigned:	$	% (2)
Future Funding
Commitment: $		%
[Fees Assigned (if any):]

The terms set forth above and below are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment: (3)

(1) Must be at least five Business Days after execution hereof by all required parties.

(2) Delete if no future advances are involved.

EUROHYPO AG, NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

(3) Consent to be included to the extent required by Section 11.24(2) of the Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.                                       Representations and Warranties.

1.1                                 Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the Transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document (as defined in the Agreement), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the Transactions contemplated hereby and to become a Lender under the Agreement, (ii) it satisfies the requirements, if any, specified in the Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Assignment Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it satisfies the requirements of an Eligible Assignee as defined in the Agreement, and (vi) if it is a Non-U.S. Person, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payments.  From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal,

1

interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date.

3.                                       General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

                                    , 200

Eurohypo AG, New York Branch,
as Administrative Agent

1114 Avenue of the Americas, 29th Floor

New York, New York 10036

Attn:

Re:                               Loan Agreement dated as of August 8, 2006 (as the same may be amended, modified or supplemented from time to time, the “Agreement”) by and among 1100 WEST PROPERTIES, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party to the Agreement (the “Lenders”), and EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent on behalf of the Lenders (the “Administrative Agent”)

Ladies and Gentlemen:

Reference is made to the Agreement.  Capitalized terms used in this Notice of Conversion/Continuation without definition have the meanings specified in the Agreement.

Pursuant to Section 2.7(5) of the Agreement, the Borrower hereby elects to convert or continue the loans described in attached Schedule 1 (the “Loans”).  In connection therewith, the Borrower and the undersigned authorized officer of the Borrower hereby certify that:

(1)                                  Representations and Warranties.  All representations and warranties of the Borrower contained in the Loan Documents, including those contained in Article 7 of the Agreement, are true and correct as of the date hereof and shall be true and correct on the date of the continuation/conversion of the Loans, both before and after giving effect to such continuation/conversion;

(2)                                  No Potential Default/Event of Default.  No Potential Default or Event of Default exists as of the date hereof or will result from the continuation/conversion of the Loans; and

E-1

(3)                                  No Material Adverse Effect.  No act, omission, change or event which has a Material Adverse Effect has occurred since the date of the Agreement.

1100 WEST PROPERTIES, LLC,
a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

E-2

Schedule 1

to Notice of Conversion/Continuation

LOAN TO BE CONVERTED OR CONTINUED

A.                                   All conversions and continuations must be of a Loan, or portion thereof, in a principal amount of $1,000,000 or a multiple of $100,000 in excess thereof.

B.                                     Conversions/continuations to a Eurodollar Loan under paragraphs (2) and (3) below are not permitted if, after giving effect to thereto, (a) there would be more than five (5) different Eurodollar Loans in effect, or (b) the aggregate outstanding principal amount of all Eurodollar Loans would be reduced to be less than $1,000,000.

(1) Conversion of a Eurodollar Loan into a Base Rate Loan.

The following Eurodollar Loan to a Base Rate Loan:

Amount:	$
Requested Conversion Date:
(must be a Business Day at least three (3) Business Days after date of notice)
Last day of current Interest Period:

(2) Conversion of a Base Rate Loan into a Eurodollar Loan.

The following Base Rate Loan to a Eurodollar Loan:

Amount:	$
Requested Conversion Date:
(must be a Business Day at least three (3) Business Days after date of notice)
Requested Interest Period:
(14 days or 1, 2, 3, or 6 months)

(3) Continuation of a Eurodollar Loan into a Subsequent Interest Period.

The following Eurodollar Loan into a subsequent Interest Period:

Amount:	$
Last day of current Interest Period:
(must be a Business Day at least three (3) Business Days after date of notice)
Requested Interest Period:
(14 days or 1, 2, 3, or 6 months)

1

SCHEDULE 1(a)

COMMITMENTS

LENDER	COMMITMENT

Eurohypo AG, New York Branch	$124,000,000

1

Schedule 1(b)

MINIMUM SALES PRICE SCHEDULE

1

Schedule 1(C)

UNIT RELEASE SCHEDULE

POST CLOSING

1

SCHEDULE 2.1

ADVANCE CONDITIONS

Part A - Initial Advance

Part B - General Conditions

Part C - Improvements Advances

Part D - Leasing Commission Advances

PART A.  CONDITIONS TO INITIAL ADVANCE.

The initial advance of the Loans shall be subject to Administrative Agent’s and each Lender’s receipt, review, approval and/or confirmation of the following, at Borrower’s cost and expense, each in form and content satisfactory to the Administrative Agent and each Lender in their sole discretion:

1.                                       The Loan Documents, executed by Borrower and, as applicable, each Borrower Party.

2.                                       Approval by the Administrative Agent of the Minimum Sales Price.

3.                                       An ALTA (or equivalent) mortgagee policy of title insurance in the maximum amount of the Loans, with reinsurance and endorsements as the Administrative Agent may require, containing no exceptions to title (printed or otherwise) which are unacceptable to the Administrative Agent, and insuring that the Mortgage is a first-priority Lien on the Project and related collateral.  Without limitation, such policy shall (a) be in the 1970 ALTA (revised 10-17-84) form or, if not available, ALTA 1992 form (deleting arbitration and creditors’ rights, if permissible) or, if not available, the form commonly used in the state where the property is located, insuring the Administrative Agent (on behalf of the Lenders) or any and its successors and assigns; and (b) include the following endorsements and/or affirmative coverages, if available: (1) Comprehensive endorsement, (2) Survey, (3) Zoning (with additional coverage for number and type of parking spaces), (4) Usury, (5) Doing Business, (6) Access, (7) Separate Tax Lot, (8) Environmental Protection Lien, (9) Subdivision, (10) Contiguity, (11) Tax Deed (as applicable), and (12) Mortgage Recording Tax (as applicable), and such endorsements and/or affirmative coverages as the Administrative Agent may require in its sole and absolute discretion.

4.                                       The Organizational Documents and all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Borrower and each Borrower Party for the execution, delivery, and performance of the Loan Documents by Borrower and each Borrower Party.

5.                                       Legal opinions issued by counsel for Borrower and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrower and each Borrower Party, and the due authorization, execution, delivery, enforceability and validity of the Loan

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Documents with respect to, Borrower and each Borrower Party; that the Loans, as reflected in the Loan Documents, are not usurious; that the Project complies with all zoning requirements; to the extent that the Administrative Agent is not otherwise satisfied, that the Project and its use is in full compliance with all legal requirements; and as to such other matters as the Administrative Agent and the Administrative Agent’s counsel reasonably may specify.

6.                                       Current Uniform Commercial Code searches, and litigation, bankruptcy and judgment reports as requested by the Administrative Agent, with respect to Borrower, Borrower’s partners and members, and principals, and the immediately preceding owner of the Project.

7.                                       Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of the Administrative Agent.

8.                                       A current “as built” survey of the Project, dated or updated to a date not earlier than thirty (30) days prior to the date hereof, certified to the Administrative Agent (on behalf of the Lenders) and the issuer of the title insurance, prepared by a licensed surveyor acceptable to the Administrative Agent and the issuer of the title insurance, and conforming to the Administrative Agent’s current standard survey requirements, which may include certification to additional participants, co-lenders and/or investors.  Without limitation, the minimum requirements for the survey shall be as set forth in the 1997 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, “Urban Survey” classification, with the following additional items from Table A, “Optional Survey Responsibilities and Specifications”: “2” (vicinity map showing nearby highway or major intersection), “3” (flood zone designation), “4” (land area), “6” (setbacks, height and bulk restrictions), “8” (other visible improvements), “9” (parking areas), “10” (access to public way, driveway and curb cuts), “11” (utilities), and “13” (other significant observations).

9.                                       A current engineering report or architect’s certificate with respect to the Project satisfactory to the Administrative Agent in its discretion.

10.                                 A current Site Assessment.

11.                                 All appraisals, environmental reports, building condition reports and Site Assessments delivered to the Administrative Agent prior to the execution of this Agreement shall be certified to the Administrative Agent (on behalf of the Lenders and their successors and assigns) without modification or change thereto in the form reasonably requested by the Administrative Agent which may include certification to additional participants, co-lenders and/or investors.

12.                                 A current rent roll of the Project, certified by Borrower or the current owner of the Project.  Such rent roll shall include the following information: (a) tenant names; (b) unit/suite numbers; (c) area of each demised Project subject to each commercial lease and total area of the Project (stated in net rentable square feet); (d) with respect to each commercial lease, rental rate (including escalations) (stated in gross amount and in amount per net rentable square foot per year); (e) lease term (commencement, expiration and with respect to each commercial lease, renewal options); (f) with respect to each commercial lease, expense pass-throughs, if any;

2

(g) with respect to each commercial lease, cancellation/termination provisions; (h) security deposit; and (i) with respect to each commercial lease, material operating covenants and co tenancy clauses.  In addition, Borrower shall provide the Administrative Agent with a copy of the standard lease form to be used by Borrower in leasing space in the Project, and, at the Administrative Agent’s request, true and correct copies of all leases of the Project.

13.                                 A copy of the Hotel Management Agreement, the Project Management Agreement and the Technical Services Agreement, certified by Borrower as being true, correct and complete.

14.                                 Borrower’s deposit into the applicable Reserve Account of the amount required by the Administrative Agent to impound for taxes, assessments and insurance under Article 4 and to fund any other required escrows or reserves.

15.                                 Evidence that (a) the Project and the operation thereof comply with all legal requirements, including zoning land use and parking requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required by any governmental authority have been issued without variance or condition or if the Project does not so comply, such other evidence which may be satisfactory to Administrative Agent including zoning opinion of Borrower’s counsel, (b) following any casualty, the improvements which form a part of the Project may be reconstructed and the current use thereof restored or if the Project cannot be so reconstructed, such other evidence which may be satisfactory to Administrative Agent including zoning opinion of Borrower’s counsel, and (c) that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters.  At the Administrative Agent’s request and to the extent reasonably available, Borrower shall furnish the Administrative Agent with a zoning endorsement to the Administrative Agent’s title insurance policy, zoning letters from applicable municipal agencies, and utility letters from applicable service providers.

16.                                 No change shall have occurred in the financial markets or the financial condition of Borrower or any Borrower Party, which would have, in the Administrative Agent’s or any Lender’s judgment, a Material Adverse Effect on the Project or on Borrower’s or any Borrower Party’s ability to repay the Loans or otherwise perform its obligations under the Loan Documents.

17.                                 No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against the Project; the Project shall not have suffered any significant damage by fire or other casualty which has not been repaired; no structural change to the Project shall have occurred or to any of the Improvements thereon; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any third party or governmental authority, which would have, in the Administrative Agent’s or any Lender’s judgment, a Material Adverse Effect on Borrower, any Borrower Party or the Project.

18.                                 The acquisition cost of the Project is at least $110,000,000, including all closing costs and related fees.

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20.                                 Borrower’s cash equity investment for the acquisition of the Project is at least $30,000,000.00.

21.                                 All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loans or the acquisition of the Project have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by the Administrative Agent.

22.                                 The Sources and Uses Budget showing total costs relating to closing of the proposed transaction, all uses of the initial advance, and amounts allocated for future advances (if any).

23.                                 Payment of the Administrative Agent’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of the Administrative Agent’s inspecting engineers, consultants, and outside counsel.

24.                                 Estoppel certificates and subordination, non disturbance and attornment agreements from tenants, as reasonably requested by the Administrative Agent.

25.                                 Service contracts, warranties, licenses and permits, applicable to the operation or use of the Project.

26.                                 An Appraisal of the Project acceptable to Administrative Agent.

27.                                 Such other documents or items as the Administrative Agent or its counsel reasonably may require.

28.                                 The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct.

29.                                 The title policy, survey, insurance policies, appraisal, environmental report, engineering report and other third party reports shall run in favor of “Eurohypo AG, New York Branch or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon”.

31.                                 Evidence that any due and payable real estate taxes and assessments as of the Closing Date have been paid.

32.                                 A consent and subordination from the Hotel Manager in form and substance acceptable to Administrative Agent.

33.                                 No Potential Default or Event of Default shall have occurred or exist.

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PART B.  GENERAL CONDITIONS

Each advance of the Loans following the initial advance shall be subject to the Administrative Agent’s receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to the Administrative Agent in its sole discretion:

1.                                       There shall exist no Potential Default or Event of Default (currently and after giving effect to the requested advance).

2.                                       The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct.

3.                                       Such advance shall be secured by the Loan Documents, subject only to those exceptions to title approved by the Administrative Agent at the time of Loan closing, as evidenced by title insurance endorsements satisfactory to the Administrative Agent.

4.                                       Borrower shall have paid the Administrative Agent’s costs and expenses in connection with such advance (including title charges, and costs and expenses of the Administrative Agent’s inspecting engineer and attorneys).

5.                                       No change shall have occurred in the financial condition of Borrower or any Borrower Party, which would have, in the Administrative Agent’s judgment, have a material adverse effect on the Loans, the Project, or Borrower’s or any Borrower Party’s ability to perform its obligations under the Loan Documents.

6.                                       No condemnation or adverse possession, as determined by the Administrative Agent, zoning or usage change proceeding shall have occurred or shall have been threatened against the Project; the Project shall not have suffered any damage by fire or other casualty which has not been repaired or is not being restored in accordance with this Agreement; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in the Administrative Agent’s judgment, a material adverse effect on the Project or Borrower’s or any Borrower Party’s ability to perform its obligations under the Loan Documents.

7.                                       Borrower shall immediately deposit all proceeds of the Loans advanced by the Administrative Agent in a separate and exclusive account to be used solely for the purposes specified in this Agreement and in Borrower’s advance request and, upon the Administrative Agent’s request, shall promptly furnish the Administrative Agent with evidence thereof.

8.                                       Any future advance of a Loan shall only be made on a Payment Date.

9.                                       Notwithstanding any other provision of this Agreement to the contrary, Lenders shall not under any circumstances be obligated to make any advance after August 31, 2007, unless Building Conversion has occurred.

10.                                 Approval by the Administrative Agent of the Unit Release Schedule and the Minimum Sales Price Schedule.

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PART C.  IMPROVEMENTS ADVANCES

Additional advances from the Loan and disbursements from the Project Escrow Fund shall be made to finance capital improvements and other Project costs on the following terms and conditions:

1.                                       Each request for such an advance shall specify the amount requested, shall be on forms satisfactory to the Administrative Agent, and shall be accompanied by appropriate invoices, bills paid affidavits, lien waivers, title updates, endorsements to the title insurance, and other documents as may be required by the Administrative Agent.  Such advances may be made, at the Administrative Agent’s election, either: (a) in reimbursement for expenses paid by Borrower or (b) for payment of expenses incurred and invoiced but not yet paid by Borrower.  The Administrative Agent, at its option and without further direction from Borrower, may disburse any advance to the Person to whom payment is due or through an escrow satisfactory to the Administrative Agent.  Borrower hereby irrevocably directs and authorizes the Administrative Agent to so advance the proceeds of the Loans.  All sums so advanced shall constitute advances of the Loans and shall be secured by the Loan Documents.  Any improvements advance for such purpose shall be part of the Loans and shall be secured by the Loan Documents.  The Administrative Agent may, at Borrower’s expense, conduct an audit, inspection, or review of the Project to confirm the amount of the requested improvements advance.

2.                                       Borrower shall have submitted and the Administrative Agent shall have approved (a) the improvements to be constructed, (b) the plans and specifications for such improvements, which plans and specifications shall include, without limitation, the renovation of the lobby area, pool area, replacement/upgrade of unit balconies/windows/railings, new restaurant and spa (it being understood that there may be separate plans and specifications for each of the improvements described above), and which plans and specifications may not be changed without the Administrative Agent’s prior written consent, and (c) copies of all construction, architectural and engineering contracts certified by Borrower as being true, correct and complete, together with undertakings of such contractors, architects and engineers to continue performance on behalf of the Administrative Agent (on behalf of the Lenders), together with bonds with respect to any subcontracts, if bonds are required pursuant to such subcontracts.

3.                                       Borrower shall have submitted and the Administrative Agent shall have approved a final actual Budget and a time schedule for completing the capital improvements. After the Administrative Agent’s approval of a detailed budget, such budget may not be changed in any material way without the Administrative Agent’s prior written consent, not to be unreasonably withheld.  If the estimated cost of such improvements exceeds the unadvanced portion of the amount allocated for such improvements in the approved budget, then Borrower shall provide such security as the Administrative Agent may require to assure the lien-free completion of improvements before the scheduled completion date.

4.                                       All improvements constructed by Borrower prior to the date an improvements advance is requested shall be completed to the satisfaction of the Administrative Agent and the Administrative Agent’s engineer and in accordance with the plans and budget for such improvements, as approved by the Administrative Agent, and all legal requirements.

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5.                                       Borrower shall not use any portion of any improvements advance for payment of any other cost except as specifically set forth in a request for advance approved by the Administrative Agent in writing.

6.                                       Each improvements advance, except for a final improvements advance, shall be in the amount of actual costs incurred for each line item as shown on the Construction Budget less ten percent (10%) of such costs as retainage (other than for materials for which no retainage shall be required) to be advanced upon completion of such line item to the satisfaction of Administrative Agent.  Advances may include deposits for materials so long as (a) such deposits do not exceed one hundred percent (100%) of the cost for materials which have been delivered to the Property, (b) fifty percent (50%) of the cost of materials which have not been delivered to the Property having a total cost of not more than $4,000,000; and (c) ten percent (10%) of the total cost of all other materials.

7.                                       No funds will be advanced for materials stored at the Project unless Borrower furnishes the Administrative Agent satisfactory evidence that such materials are properly stored and secured at the Project.

8.                                       Upon submission to the Administrative Agent of satisfactory evidence that Borrower paid marketing and administrative costs associated with Building Conversion, such amounts may be advanced for reimbursement to Borrower.

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SCHEDULE 2.4(1)

WIRE INSTRUCTIONS

1

SCHEDULE 7.22(b)

RENT ROLL

1

SCHEDULE 7.27

ORGANIZATIONAL CHART

1

SCHEDULE 9.24(a)

REQUIRED REPAIRS

Concrete Repairs:  Repair and waterproof areas of damaged concrete within the subsurface parking.

SCHEDULE 14.2

SCHEDULE OF BUILDING CONVERSION DOCUMENTS

1.             Receipt of Modification of Mortgage and other documents, including collateral assignment of Declarant’s rights and proxy for voting rights in the Association;

2.             Declaration;

3.             Certified Copies of By-Laws of Association;

4.             Rules and Regulations of Association;

5.             Marketing Plan;

6.             Sales Representative Agreement, if any;

7.             Management Agreement, if any;

8.             Purchase Contracts Reports;

9.             Form of Purchase Contract;

10.           Condominium Escrow Agreement;

11.           Assignment of Purchase Contracts;

12.           Disclosures required by the Condominium Act, including: the Condominium Public Offering Plan;

13.           Evidence of Compliance with the Condominium Act.

SCHEDULE 14.2(9)

FORM OF OPINION

Current date

Re:

Ladies & Gentlemen:

We are Florida condominium counsel for the Borrower in connection with the development of the Project.  In that regard, we have examined the following proposed documents relating to the Project (collectively, the “Project Documents”):

(a)                                  The proposed Declaration of the Condominium (the “Condominium Declaration”), as filed with the Division of Florida Land Sales, Condominiums and Mobile Homes (the “Division”), together with all exhibits thereto, including, without limitation, the survey/plot plan required by the Florida Condominium Act (Chapter 718, Florida Statutes), all to be recorded in the Public Records of Broward County, Florida;

(b)                                 The proposed Articles of Incorporation for                                       , Inc., a Florida corporation not for profit (the “Association”), to be filed with the Florida Secretary of State and to be recorded in the Public Records of Broward County, Florida as an exhibit to the Condominium Declaration;

(c)                                  The proposed Bylaws of the Association that will ultimately be adopted by the Board of Directors of the Association and be recorded in the Public Records of Broward County, Florida;

(d)                                 The Prospectus (Public Offering Statement) for the Condominium;

(e)                                  The proposed form of Purchase Agreement (the “Purchase Agreement”) for the sale of units in the Condominium, as filed with the Division;

(f)                                    The proposed Articles of Incorporation for                                         , Inc. to be filed with the Florida Secretary of State and to be recorded in the Public Records of Broward County, Florida as an exhibit to the Master Covenants; and

(g)                                 The proposed By-Laws of                                     , Inc. that will ultimately be adopted by the Board of Directors of the Master Association and be recorded in the Public Records of Broward County, Florida as an exhibit to the Master Covenants.

Unless otherwise provided, all of the initial capitalized terms used in this letter shall have the respective meanings given to them in the Master Covenants.

Based upon our examination of the Project Documents and such statutes and case law as we have deemed pertinent, but subject to the qualifications hereinafter set forth, it is our opinion that:

1.                                       As evidenced by that certain letter dated September 28, 2004 and that letter dated December 8, 2004 (referring to Amendment 00001, as filed with the Division October 4, 2004), copies of which are attached hereto as Exhibit “A”, the Condominium’s Florida Prospectus has been properly filed with, and was accepted by, the Division.

2.                                       Upon the due execution and proper recordation of the Condominium Declaration in the Public Records of Broward County, Florida in accordance with Section 718.104, Florida Statutes (including, without limitation, the requirement of the consent of any mortgagee(s) of the subject land and the certification of substantial completion required by Section 718.104(4)(e), F.S.), the Project Documents will be in compliance with all requirements of the Florida Condominium Act (Chapter 718, Florida Statutes) regarding the establishment of a condominium and the condominium to be created pursuant to the Project Documents will be legally established and a valid condominium pursuant to Chapter 718, Florida Statutes.

3.                                       When fully and properly completed, executed by all parties and supported by adequate consideration, the un-modified form Purchase Agreement included with the Florida Prospectus for the Condominium, as filed with the Division, will be enforceable in accordance with its terms, subject only to (a) the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally; (b) general principles of equity, whether applied by a court of law or equity, including the exercise of discretionary powers by any court before which specific performance, injunctive relief, the appointment of a receiver or other equitable remedies may be sought; and (c) other applicable laws and judicial decisions limiting such enforceability.

4.                                       The foregoing opinions are subject to the following additional qualifications:

(a)                                  We express no opinion herein as to the ownership of or title to the Project and any other collateral in which a security interest has been granted to the Lender pursuant to the Loan.

(b)                                 This opinion letter is rendered as of the date hereof and we assume no obligation to advise you of changes which may be brought to our attention after the date hereof.

(c)                                  This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

(d)                                 We have rendered our opinions hereby solely with respect to the effect of federal laws, the laws of the State of Florida, and case law as of this date, and we render no opinion with respect to the effect of the laws of any state or jurisdiction other than as aforesaid.

This opinion is given solely for your benefit, and that of your counsel and no other parties are entitled to rely hereon, except your successors and assigns and any participants in the Loan and their respective successors and assigns.

Sincerely,

GREENBERG, TRAURIG, P.A.

By: